__________________________________________________________________________
As filed with the Securities and Exchange Commission on October 16, 2000
                                           Commission File No. 333-44072


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                         ____________________



                                FORM SB-2/A
                              AMENDMENT #1 TO
                          REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                              e-automate Corporation
                  (Name of small business issuer in its charter)

       Delaware                    7373                   33-0601502
 (State of jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
    of organization)         Classification Code        or Identification
                                                             Number)

                          831 East 340 South
                      American Fork, Utah 84003
                           (801) 492-1705

       (Address and telephone number of registrant's principal executive offices and principal place of business

                      Lon D. Price, President
                         831 East 340 South
                     American Fork, Utah 84003
                           (801) 492-1705

     (Name, address and telephone number of agent for service)
                       ______________________

                             Copies to:


                      Randall A. Mackey, Esq.
                      Dwight B. Williams, Esq.
                      Mackey Price & Williams
                  170 South Main Street, Suite 900
                  Salt Lake City, Utah 84101-1655
                     Telephone:  (801) 575-5000


          Approximate date of proposed sale to the public:
       As soon as practicable after the Registration Statement
                         becomes effective.
                     _______________________

            If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the
       "Securities Act"), check the following box. [ ]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                            Proposed
                                            maximum       Proposed
Title of each class           Amount        offering      maximum           Amount of
of securities to               to be        price per     aggregate        registration
be registered                registered     Share(1)    offering price(1)   fee(3)(4)
------------------------   --------------  -----------  -----------------  -----------
 Resale of Common Stock           615,385    $5.75 (2)    $ 3,538,464      $    934.16
  issuable upon conversion
  of Series 2000-A Convertible
  Preferred Stock
 Resale of Common Stock           125,800    $5.00 (2)    $   624,000      $    166.06
  issuable upon conversion
  of Series B Convertible
  Preferred Stock
 Resale of Series 2000-B          325,000    $5.00 (2)    $         -      $         -
  Warrants
 Resale of Common Stock issued  1,000,000    $5.00 (2)    $ 5,000,000      $  1,320.00
 on or before July 2, 1999                                                  ----------
    Total Registration Fee                                                 $  2,420.22


       (1) Estimated solely for the purpose of determining the registration fee.
       (2) The registrant will receive no proceeds from the sale of these shares and warrants.
       (3) No fees were calculated under Rule 457(c) under the Securities Act and warrants of 1933.
       (4)  Fee previously remitted.

            The Registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

          The date of this Prospectus is October 16, 2000.

                             e-automate Corporation
                              CROSS REFERENCE SHEET


                 Form SB-2 Item No. and Caption         Prospectus Caption
          -------------------------------------------   -------------------


 Item 1.  Front of Registration Statement and Outside   Outside Front Cover
          Front Cover Page of Prospectus

 Item 2.  Inside Front and Outside Back Cover Pages     Inside Front and Outside
          of Prospectus                                 Back Cover Pages

 Item 3.  Summary Information and Risk Factors          Prospectus Summary; Risk Factors

 Item 4.  Use of Proceeds                               Use of Proceeds

 Item 5.  Determination of Offering Price               Risk Factors

 Item 6.  Dilution                                      Not Applicable

 Item 7.  Selling Security Holders                      Not Applicable

 Item 8.  Plan of Distribution                          Outside Front Cover Page;
                                                        Plan of Distribution

 Item 9.  Legal Proceedings                             Business - Legal Proceedings

 Item 10. Directors, Executive Officers, Promoters      Management
          and Control Persons

 Item 11. Security Ownership of Certain Beneficial      Principal Shareholders
           Owners and Management

 Item 12. Description of Securities                     Outside Front Cover Page; Description
                                                        of Securities

 Item 13. Interest of Named Experts and Counsel         Legal Matters; Experts

 Item 14. Disclosure of Commission Position on          Description of Securities; Plan of
          Indemnification for Securities Act            Distribution
          Liabilities

 Item 15. Organization Within the Last Five Years       Certain Transactions

 Item 16. Description of Business                       Business

 Item 17. Management's Discussion and Analysis or       Management's Discussion and Analysis
          Plan of Operation                             or Plan of Operation

 Item 18. Description of Property                       Business - Properties

 Item 19. Certain Relationships and                     Certain Transactions
          Related Transactions

 Item 20. Market for Common Equity and Related          Price Range of Common Stock and Class
          Stockholder Matters                           A Warrants and Dividend Policy,
                                                        Description of Securities

 Item 21. Executive Compensation                        Management - Executive Compensation

 Item 22. Financial Statements                          Financial Statements

 Item 23. Changes in and Disagreements with             Not Applicable
          Accountants on Accounting and
          Financial Disclosure


PROSPECTUS

                        1,741,185 Shares
                        325,000 Warrants

                     e-automate Corporation
                           Common Stock
                           _____________

e-automate Corporation is a development stage company engaged in the development and marketing of electronic automation information systems and on-line consulting services to the small business market. Our products and services include an on-line analysis and evaluation of the needs of a small business and the design and development of automated software solutions to address those needs. Our mission is focused on "changing the way small businesses do business.(TM)" "The Way to e-automate Your Business(TM)"is the process which we market to facilitate profitability and improved business performance through increased revenue production, cost reduction and management of cash flow. We rely on Internet technology to reduce the investment in time and cost to small business owners to learn, evaluate, and implement our enterprise information systems. Our products and services are designed to automate essential business functions from implementation to system operations, facilitate improvement in ongoing business performance, and enhance the strategic value of financial information. We utilize a web-based system for acquisition of new, timely ideas and technology for improved operations without the costly dependence on business consultants. Our system enables small business owners to download the task-specific automation agents that will perform or automate the recommended business activities.

In order to meet the needs of the small business market we design, develop, market, sell and support client/server products that are cost-effective, scalable and easy to implement, customize and use. Our client/server products are optimized for Microsoft technologies, notably Windows NT, Windows 95, and Windows 98, which are increasingly becoming the standard in the small business market. Moreover, by utilizing emerging Internet and electronic commerce technologies, the client is better positioned to conduct business over the Internet.

We believe that responsive, effective service and technical support are essential elements of a complete financial management solution. We are committed to dedicating significant resources to delivering timely, reliable and cost-effective service to our customers.

The primary purpose of this offering is to register for resale shares of our Common Stock which are issuable upon the conversion of shares of Series
2000-A and Series B Preferred Stock, as well as to register for resale shares of our Common Stock issued prior to July 2, 1999, and to register for resale 325,000 of our Series 2000-B Warrants ("Warrants"). We will not receive funds from the sale any of these shares or Warrants. We are registering for resale a total of 1,741,185 shares of Common Stock and a total of 325,000 Series 2000-B Warrants.

This Prospectus supercedes all prior registrations. Prior to this offering, there has been no public market for our shares.

Our executive offices and telephone number are:

                           831 East 340 South
                           American Fork, Utah 84003
                           (801) 492-1705

Investing in our Common Stock and Warrants involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               This prospectus is dated October 16, 2000.

                            PROSPECTUS SUMMARY

      This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                 THE COMPANY

      We Are is a development stage company engaged in the development and marketing of electronic automation information systems and on-line consulting services to the small business market. Our products and services include an on-line analysis and evaluation of a small business's needs and the design and development of automated software solutions to address those needs. Our mission is focused on "changing the way small businesses do business.(TM)" "The Way to e-automate Your Business(TM)"is the process which we market to facilitate profitability and improved business performance through increased revenue production, cost reduction and management of cash flow. We rely on Internet technology to reduce the investment in time and cost to small business owners to learn, evaluate, and implement our enterprise information systems. Our products and services are designed to automate essential business functions from implementation to system operations facilitate improvement in ongoing business performance, and enhance the strategic value of financial information. We utilize a web-based system for acquisition of new, timely ideas and technology for improved operations without the costly dependence on business consultants. Our system enables small business owners to download the task-specific automation agents that will perform or automate the recommended business activities.

      In order to meet the needs of the small business market we design, develop, market, sell and support client/server products that are cost-effective, scalable and easy to implement, customize and use. Our client/server products are optimized for Microsoft technologies, notably Windows NT, Windows 95, Windows 98, which are increasingly becoming the standard in the small business market. Moreover, by utilizing emerging Internet and electronic commerce technologies, the client is better positioned to conduct business over the Internet.

      Our position is that responsive, effective service and technical support are essential elements of a complete automation solution for addressing the financial management and operation needs of small businesses. We are committed to dedicating significant resources to delivering timely, reliable and cost-effective service to our customers.

                                PRODUCTS AND SERVICES

      Due to the rapid pace of technological change in our industry, we believe that our future success will depend, in part, on our ability to innovate, enhance, and develop our software products to achieve satisfactorily the needs of a dynamic market.

      Our e-automate information system is Microsoft(R) Windows(R)-based and uses Microsoft's powerful SQL (structured query language) Server 7.0 as its database engine. With the Web flexibility of SQL, a robust automation plug-in system, powerful reporting via ActiveViews, and substantial new Web-based commerce tools (coming in the near future), our system offers significant performance improvement, flexibility, and future scalability to small businesses, especially when compared with competitive offerings.

      Functional areas of our core system currently include general accounting functions (general ledger, accounts payable, accounts receivable and cash), sales, purchasing, contact management, point-of-sale, inventory /warehouse management, and service dispatch management. Full-service reporting and a solid security system are wrapped around this enterprise
      -wide functionality.   Version 3.0 of our system, which is due in
      September, 2000, will provide a leading-edge user interface that will significantly enhance our marketability and competitive position.

      SERVICES. We provide associated implementation and conversion services. After implementation, we provide full support and upgrade services (as a recurring revenue source), and ongoing training and business consulting as needed by our clients. We plan to enhance our competitive advantage with industry-leading automated implementation tools.

      AUTOMATION MANAGER. Our e-automate system (version 3.0) will also support an updated Automation Manager, which allows the system to be extended with custom Automation Tasks(TM) ("Tasks") that add external functionality to the system with minimal impact from future upgrades. These Tasks can be custom-designed to automate various functions or actions within the system, such as automated inventory ordering or sales invoice creation under specified circumstances.

      We also believe that the Automation Manager technology has substantial market potential in conjunction with third-party systems.

      ACTIVEVIEWS(TM). Our e-automate system (version 3.0) will be able to interface with our newly acquired ActiveViews web-based reporting tool to provide a virtually limitless number of custom reports and data analysis scenarios based on the data collected by the e-automate information system. The reporting flexibility of ActiveViews, coupled with its ease of use and integration with Microsoft Office tools, provides a notable competitive advantage over other small-business information solutions.

      In addition, the ActiveViews reporting technology is designed for rapid integration with virtually any database system. Because of its robust engine, scalability, and security model, we plan to market the ActiveViews product to strategic partners at a number of market levels, and believe that ActiveViews as a standalone product has substantial market potential independent of its use in our e-automate information system.

                                 MARKET ACCEPTANCE

      Small business enterprises comprise the fastest growing segment in the global market. The U.S. Small Business Administration reports that there are now over 23 million small businesses in the United States, with record numbers of new businesses every year since 1991. As small businesses have grown, so has the need for management software and systems that provide efficiency and growth capability at a reasonable cost. These businesses want to take advantage of the Internet to compete more aggressively and on a broader scale.

      Small businesses often become encumbered with a diverse collection of non-integrated databases and management tools. For example, small businesses may use QuickBooks or some other accounting system, plus a sales/contact manager (such as Goldmine), and any number of inventory /shipping/customer databases. While this approach may initially be manageable, most companies soon realize that duplicated efforts and non-integrated databases cost them productivity and efficiency and usurp valuable economic resources. The e-automate system solves many of these problems for small businesses.

      Our ActiveViews product considerably enhances our market. While businesses of all sizes have spent billions on information systems that collect and aggregate data, the dispersal and flexible use of that data has remained an elusive proposition and has typically required database specialists and expensive tools. The ActiveViews technology provides user-friendly access and reporting to any kind of database, helping organizations extend the use and reach of the data they spend so much time and money to collect.

                            COMPETITIVE ADVANTAGE

      Comprehensiveness. Our e-automate system encompasses the whole range of business activities and is not limited to specific functions, as compared to most small business specialty competitors. This provides a significant advantage to our clients over a multiple-system environment.

      Flexibility. Our e-automate system's Microsoft SQL database, scalable architecture, and add-ins such as our Automation Manager and ActiveViews make it technically superior to other enterprise software applications in the small-business market. Our system can be custom-adapted to a business's specific needs, including management of future growth and transition into e-business activities.

      Ease-of-use. Because all of our products have been designed with an emphasis on ease of use, they are more appealing than many competitive products even those that offer more features.

      Time to Market. Many of the software applications in our market segment are built on outdated technology. In order for these competitors to modernize these legacy systems, they would need to expend significant resources in designing a new architecture and at least 18 to 24 months in development time. The legacy systems of these companies cannot simply be upgraded to support new technology such modernization would require them to develop a completely new system using current technology. This gives our company a significant market advantage.

                               THE OFFERING

      Securities          We are registering the resale 1,741,185 shares of Common Stock,
      Offered             consisting of the resale of 615,385 shares of Common Stock issuable upon the exercise of the Series 2000-A Convertible Preferred Stock
                          (the "Series 2000-A Preferred Stock"); the resale of 125,800 shares of Common Stock issuable upon the conversion of the Series B Preferred
                          Stock; and the resale of 1,000,000 shares of Common Stock issued before July 2, 1999. In addition to the resale of the shares of common stock, we are registering the resale of 325,000 Series 2000-B
                          Warrants.

      Common Stock        5,842,462 shares.
      outstanding
      prior to the
      offering


      Common Stock        6,583,647 shares.
      outstanding
      after the
      offering
      (1)

      Preferred           2,629 shares.
      shares
      outstanding
      prior to the
      offering
      (1)

      Use of Proceeds     We will not receive any proceeds from the conversion of the Series
                          2000-A or Series 2000-B Preferred Stock or from sale of the shares of Common Stock issued before July 2, 1999, or from the resale of
                          Series 2000-B Warrants.

      Risk
      Factors/Dilution    The offering involves a high degree of risk.


      ________________________
      (1) Assumes the conversion of all the shares of Series 2000-A Preferred Stock issued and outstanding into 615,385 shares of Common Stock, and the conversion of all the shares of Series 2000-B Preferred Stock issued and outstanding into 125,800 shares of Common Stock.

                           SUMMARY FINANCIAL INFORMATION
                           -----------------------------
                                                       For the     For the       For the         For the
                                                       Quarter     Quarter     Fiscal Year     Fiscal Year
                                                        Ended        Ended        Ended           Ended
                                                       June 30,     June 30,     March 31,      March 31,
                                                         2000         1999         2000           1999
                                                      -----------  -----------  ------------  ------------
    Statement of Operations Data:
        Sales                                         $   163,816  $    51,995  $    259,472  $    244,801
        Costs of sales                                    180,927       83,149       436,700        90,975
        Operating expenses                                951,689      654,123     3,035,144       672,261
        Operating loss                                   (968,800)    (685,277)   (3,212,372)     (518,435)
        Other income (expense)                            (31,509)     (31,283)      (84,219)      (99,842)
        Net loss                                       (1,000,309)    (716,560)   (3,296,591)     (618,277)
        Net loss attributable to common shareholders
           After non-cash preferred dividend           (1,003,069)    (716,560)   (3,296,591)     (618,277)
        Net loss per common share                     $     (0.20) $     (0.23) $      (0.73) $      (0.24)
        Shares used in computing net loss per
      share                                             5,136,451    3,069,926     4,491,393     2,570,511
        Cash dividends per share                           None         None          None          None

                                                        As of       As of         As of
                                                       June 30,    March 31,    March 31,
                                                         2000         2000         1999
                                                      -----------  -----------  -----------
      Balance Sheet Data:
        Current assets                                $   964,162  $    28,788   $    5,086
        Current liabilities                               793,692    1,151,735      632,817
        Working capital                                   170,470   (1,122,947)    (627,731)
        Total assets                                    2,097,316      254,497       29,697
        Long-term debt, less current portion               40,239       46,045      183,000
       Accumulated deficit                             (5,556,155)  (4,553,086)  (1,256,495)
       Stockholders' equity                             1,013,273     (943,283)    (786,120)


                                 RISK FACTORS

      Before you invest in our Common Stock or Wattants, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this Prospectus before you decide to purchase shares of our Common Stock. No investment should be made by any person who is not in a position to lose the entire amount of his investment.

      Some of the information in this Prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements can be identified by the use of forward-looking terminology such as "believes," "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, the investor should keep in mind the risk factors and other cautionary statements in this Memorandum. The risk factors and other factors noted throughout this Memorandum, including certain risks and uncertainties, could cause the Company's actual results to differ materially from those contained in any forward-looking statement.

LIMITED OPERATING HISTORY.

      We commenced operations in 1996 and were reorganized in 1999. Due to our limited operating history, it is difficult to predict future results of our operations with any degree of accuracy. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by businesses in their early stage of development, particularly firms in new and rapidly evolving markets. Our ability to become profitable largely depends on our successfully marketing our products and our development of new products that are responsive to customer requirements on a timely basis. The problems and expenses frequently encountered in developing new products and the competitive industry in which we operate will impact whether we are successful. We may never achieve profitability. Furthermore, we may encounter substantial delays and unexpected expenses related to research, development, production, marketing, regulatory matters or other unforeseen difficulties. To address these risks inherent in development stage companies, we must respond to market opportunities, competitive developments, and attract, retain and motivate qualified persons, design and incorporate progressive technologies, and commercialize products, among other things. There can be no assurance that we will be successful in addressing these risks or that we will achieve or sustain profitability.

LIMITED WORKING CAPITAL; ACCUMULATED DEFICIT; ANTICIPATED LOSSES.

      Our growth has been limited by lack of working capital. There can be no assurance that we will ever be able to achieve a significant level of sales or profitability. Proceeds of this Offering will be used for working capital; engineering expenses and development; administrative expenses and marketing; and promotion. We intend to expand our operations substantially in 2000. Because of the increase in operating expenses caused by this expansion, operating results may be adversely affected should significant sales not materialize, whether due to competition or otherwise. As a result, we believe that prior results of operation are not necessarily definitive and should not be relied upon as an indication of our future performance.

      Future revenues will depend upon our ability to market our proprietary technology and develop new applications. Our ability to generate future revenues will depend on a number of factors, some of which are beyond our control, including, among others, competition. Because of the foregoing factors, among others, we are unable to forecast our revenues or the rate at which we can generate revenues on current products with any degree of accuracy. There can be no assurance that we will be able to increase our sales in accordance with internal forecasts or to a level that meets the expectations of investors. Our ability to become profitable depends largely on marketing our products successfully and developing new software that is responsive to customer requirements on a timely basis. The problems and expenses frequently encountered in developing new products and the competitive industry in which we operate will impact whether we are successful. We may never achieve profitability. Furthermore, we may encounter substantial delays and unexpected expenses related to research, development, production, marketing, regulatory matters or other unforeseen difficulties.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING.

      Our business is capital intensive. We may require substantial funds in addition to the net proceeds of this Offering for various reasons, including continuing research and development and sales and marketing. In the short term, based on past financial needs and on currently planned programs, we anticipate that the net proceeds of this Offering and the interest earned from it, together with funds generated from future product sales, should be adequate, even if at the minimum level, to satisfy our capital requirements for approximately eight months. This estimate is based on certain assumptions and there can be no assurance that the net proceeds of this Offering will be sufficient to satisfy our capital requirements for that period. Even if this Offering is successful, we will still need to seek additional capital, possibly through public or private sales of our securities, in order to fund our activities on a long-term basis. Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate certain or all of our research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourself, which may materially and adversely affect our continued operations.

SALES OF SUBSTANTIAL NUMBER OF SHARES CURRENTLY AVAILABLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICES.

      As of September 30, 2000, we had 5,796,462 shares of Common Stock outstanding, but we also had up to approximately 5,295,974 shares of Common Stock reserved in the events of conversion of convertible preferred stock issued or subject to issuance and the exercise of warrants issued or subject to issuance without any allowance for additional shares which may be issued in the event of default of the Series 2000-A Preferred Stock.
Assuming the conversion of all of these securities into Common Stock, and without any default, we would have approximately 11,092,436 shares of Common Stock outstanding. Of said shares after conversion, approximately 5,955,759 are subject to resale restrictions and approximately 5,136,677 could be immediately resold pursuant to this prospectus or pursuant to Rule 144. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

REDEEMABLE PREFERRED STOCK ISSUED AS SERIES 2000-A CONVERTIBLE PREFERRED STOCK

        On June 19, 2000, we entered into a Securities Purchase Agreement whereby the purchaser, Aspen Capital Resources, L.L.C. ("Aspen"), purchased 500 shares of Series 2000-A Convertible Preferred Stock ("Series 2000-A Preferred Stock") for $500,000, less a ten percent (10%) placement fee payable to Aspen, and Warrants exercisable for the purchase of additional shares of our Common Stock. The Purchase Agreement also grants to Aspen the right, but not the obligation, to make subsequent purchases of an additional 4,500 shares of Series 2000-A Preferred Stock with accompanying warrants for an aggregate amount of $4,500,000. The anticipated monthly closings are to be for $500,000 each, less a similar 10% placement fee to Aspen. As of September 15, 2000, we have sold Aspen a total of 2,000 shares of Series 2000-A Preferred Stock and 400,000 Series 2000 A Warrants in exchange for net proceeds of $1,800,000.

FAILURE TO MEET PUBLIC TRADING DEADLINE FOR SERIES 2000-A PREFERRED STOCK ENTITLES HOLDERS TO ADDITIONAL SHARES OF COMMON STOCK.

        The Securities Purchase Agreement requires that the shares of our Common Stock into which the Series 2000-A Preferred Stock is convertible be registered, and that our Common Stock be traded publicly not later than October 17, 2000. Aspen has not waived this deadline. In the event we fail to meet these requirements, the holder(s) of the Series 2000-A Preferred Stock will be entitled to receive an additional number of shares of our Common Stock equal to 7.0% of the total number of such shares into which the Series 2000-A Preferred Stock is converted beyond the deadline for each month or portion thereof that said requirements are not met. Therefore, in the event we fail to meet these deadlines, substantial dilution of our shareholders' equity will result.

        The Securities Purchase Agreement with Aspen provides that we may be required to redeem all of the outstanding shares of Series 2000-A Preferred Stock by paying a sum equal to 125% of the stated value of $1,000 per share, plus accrued and unpaid dividends and penalties, if any, through the date of redemption if: (i) we are in default or in breach of any obligation under the Securities Purchase Agreement; (ii) an event of noncompliance occurs, or
(iii) after the first date upon which our Common Stock is quoted in the Nasdaq Stock Market System or reported on the NASD's OTC Bulletin Board, the average of the closing prices for our Common Stock for twenty-two (22) consecutive trading days, as quoted in the Nasdaq stock market system or reported on the NASD's OTC Bulletin Board, is less than or equal to $3.25 per share. If we do not make the redemption payment when due, dividends will accrue on all outstanding Series 2000-A Preferred Stock from and after the redemption date at twenty-one percent (21%) per annum until paid in full and the conversion price will be reduced by $1.00 per share.

        The Purchase Agreement defines events of noncompliance as: (i) our failure to pay on any dividend payment date the full amount of dividends then accrued on our preferred stock; (ii) our failure to make any required redemption payment; (iii) our failure to perform or observe any material provision of the Purchase Agreement, where we do not cure it within 15 days after the occurrence; (iv) any representation or warranty in the Purchase Agreement or required to be furnished to any holder which we make is false or misleading in any material respect; (v) we are required to make an assignment for the benefit of creditors or admit in writing our inability to pay our debts generally as they become due, or an order, judgment or decree is entered adjudicating e-automate as bankrupt or insolvent; (vi) if any material provision of the Purchase Agreement is at any time for any reason declared to be null and void; (vii)(A) if any registration statement required to be filed by us and declared effective by the Securities and Exchange Commission (the "SEC") pursuant to the Purchase Agreement does not become effective as provided in the Purchase Agreement or shall cease to be effective, (B) if the SEC issues any stop order suspending the effectiveness under the Securities Act of any registration statement we are required to file and declared effective by the SEC pursuant to the Purchase Agreement or any state securities commission suspends the qualification of the securities covered thereby for offering for sale in any jurisdiction, (C) if any proceeding for purposes of either (A) or (B) above is initiated, or (D) after October 17, 2000, our Common Stock is not quoted or reported on the Nasdaq Stock Market System or the NASD's OTC Bulletin Board or after quotation; (viii) if at any time we do not have the required number of reserved and available authorized but unissued shares of Common Stock required under the Purchase Agreement; or (ix) the occurrence of any material adverse change in our business, condition (financial or otherwise), prospects, or results of operations taken as a whole.


RIGHT OF CONVERSION BY HOLDERS OF SERIES 2000-A PREFERRED STOCK AND ADJUSTMENT OF CONVERSION PRICE.

        The holder(s) of our Series 2000-A Preferred Stock have the right, but not the obligation, to convert the stated value of the shares and any accrued and unpaid dividends thereon into fully paid and nonassessable shares of our Common Stock. The number of resulting common shares is computed by dividing the stated value of such shares to be converted, together with any accrued and unpaid dividends thereon, by the conversion price which is 80% of the average of the three lowest closing bid prices for the Common Stock quoted on the Nasdaq Stock Market System or reported on the NASD's OTC Bulletin Board during the 15 trading days preceding the conversion date. Notwithstanding the formula, a maximum conversion price of $5.75 per share and a minimum conversion price of $3.25 per share, subject to adjustment, applies. All remaining shares of Series 2000-A Preferred
Stock to be issued under the Purchase Agreement are convertible upon issuance. Upon the occurrence of an event of noncompliance (as described above), the minimum conversion price will not be subject to any limitations. Notwithstanding the formula, as of September 30, 2000, 2,000 shares of Series 2000-A Preferred Stock were convertible into our Common Stock.

        If after June 19, 2000, our Company issues or sells any shares of Common Stock or grants any rights or options to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock or issues or sells any convertible securities, and the price per share for such Common Stock issuable is less than the fair market value, the conversion price of the Series 2000-A Preferred Stock must be reduced according to a formula provided in the Purchase Agreement.

        On or after December 19, 2001, we may require the holders of Series 2000-A Preferred Stock to convert all of the shares of Series 2000-A Preferred Stock then outstanding, if any, into shares of Common Stock.

        To the extent that the outstanding shares of Series 2000-A Preferred Stock are converted into Common Stock, the ownership percentages of other shareholders may be diluted. If the market value of our Common Stock decreases significantly, the offering price per share in our private placements or public offerings as well as the conversion price of some of our other convertible securities then outstanding, if any, may decrease, causing dilution of ownership to other stockholders. This occurrence could also make it significantly more difficult for us to raise additional funding on favorable terms.

DIVIDENDS TO HOLDERS OF SERIES 2000-A PREFERRED STOCK.

        The holder(s) of our Series 2000-A Preferred Stock are entitled to receive cumulative dividends equal to eight percent (8%) per year and payable quarterly within five (5) days after the last business day of each calendar quarter, unless there is an event of noncompliance (as described above). In the event of noncompliance, the holder(s) of the Series 2000-A Preferred Stock will be entitled to receive cumulative dividends equal to 21% per annum. The holders of the Series 2000-A Preferred Stock, at their option, may elect to receive payment of dividends in cash or in shares of our Common Stock at the Conversion Price. Unless all accrued dividends and interest on the Series 2000-A Preferred Stock, if any, have been paid in full, no dividend may be declared or paid on any other shares of our stock including our common stock.

WARRANT TO HOLDERS OF SERIES 2000-A PREFERRED STOCK.

        In connection with each projected monthly closing of the purchase by Aspen of Series 2000 A Preferred Stock, the Securities Purchase Agreement, provides for the issuance of Series 2000-A Warrants (the "Warrant"). Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00 per share. If the fair market value of the shares is less than $5.00 per share at any time during the six months for which our common shares are quoted, the exercise price must be reduced to $4.00 per share. The Warrants will become exercisable from May 31, 2001, or earlier upon the occurrence of an event of default, as defined in the Warrants, or a change in control of the Company, and may be exercised through May 31, 2004, provided that at the time of exercise a registration statement relating to the Common Stock is then in effect and the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws.
The Warrants are not subject to early redemption by the Company.

        In order to prevent dilution of the rights granted under our Warrant certificates, the initial exercise price for the Warrants and the number of shares issuable upon exercise of Warrants are subject to adjustment from time to time.

        The exercise of our options, warrants and other convertible securities outstanding at a given time may have an adverse effect on the trading price of and market for our Common Stock. We may sell or issue Common Stock or convertible securities in the future at market prices or at prices below the then current market price, which issuance may cause dilution to any other stockholders.

CONVERSION OF OUR CONVERTIBLE SECURITIES MAY DILUTE STOCKHOLDERS.

      As of September 30, 2000, we had issued or authorized the issuance of securities that are convertible or exercisable into approximately 3,012,646 shares of Common Stock. To the extent these convertible securities are all issued and converted into Common Stock, stockholder interests in us may be diluted. If the market value of the Common Stock decreases significantly, the offering price per share in our private placements or public offerings as well as the conversion price of some of the outstanding convertible securities, may decrease causing dilution of ownership to other stockholders and make it significantly more difficult to raise additional funding.

DILUTION OF STOCKHOLDERS DUE TO SALES OF COMMON STOCK AND CONVERSION OF CONVERTIBLE SECURITIES MAY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

      Sales of Common Stock and convertible debentures, and the exercise of options, warrants and other convertible securities may have an adverse effect on the trading price of and market for our Common Stock. We may sell or issue Common Stock or convertible securities in the future at market prices or at prices below the current market price, which issuance would cause dilution to stockholders.

UPON COMMENCEMENT OF TRADING, COMMON STOCK PRICE MAY BE VOLATILE.

      Our shares are not traded. However, we intend to apply for trading privileges on the over-the-counter bulletin board or the Nasdaq Small Cap Market. When traded, the trading price of our Common Stock could be subject to wide fluctuations in response to variations in operating results, announcement of technological innovations or new products. In addition, in recent years the stock market has experienced extreme price and volume fluctuations that have had a substantial effect on the market prices for many emerging growth companies, which may be unrelated to the operating performance of the specific companies.

NO ASSURANCE OF A LIQUID PUBLIC MARKET FOR SECURITIES.

      There can be no assurance as to the depth or liquidity of any eventual market for our Common Stock or the prices at which holders may be able to sell their shares. As a result, an investment in our Common Stock may not be liquid, and investors may not be able to liquidate their investment readily, or at all, when they need or desire to sell.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS.

      Our future operating results over both the short term and long term will be subject to annual and quarterly fluctuations. Our quarterly revenue and operating results have varied in the past, and may fluctuate in the future as a result of a variety of factors, many of which are outside of our control. We established our expenditure levels based on our expectations as to future revenue, and so, if the revenue level is below expectations in any given quarter, the adverse impact of the shortfall on our operating results may be magnified by our inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in actual as compared to estimated revenue would have an immediate adverse effect on our business, financial condition and operating results that could be material. In the future, our operating results may fluctuate for this reason or as a result of a number of other factors including the rate at which customers purchase our products and the prices paid for such products. Additional factors that may affect our quarterly operating results generally include the amount and timing of capital expenditures and other costs relating to the expansion of our business, our introduction of new products or introduction of new products by our competitors, price competition or changes in the computer hardware, technical difficulties or general economic conditions and economic conditions specific to the software industry. A significant portion of our expenses could be fixed in advance based in large part on future revenue forecasts.

      Other factors affecting our operating results include: level of competition; size, timing, cancellation or rescheduling of orders; market acceptance of new products and product enhancements; new product announcements or introductions by our competitors; adoption of new technologies and standards; changes in our pricing structure or in the pricing structure of our competitors; our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all; hardware component costs and availability, particularly with respect to hardware components obtained from sole or limited source suppliers; our success in expanding our sales and marketing organization and programs; technological changes in the market for information systems products; levels of expenditures on research and development; foreign currency exchange rates; capital spending patterns of our customers and general economic trends. In addition, because a high percentage of our operating expenses are fixed, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. We also plan to increase operating expenses to fund additional sales and marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, our business, operating results and financial condition could be materially
adversely affected.   To the extent that we are successful in marketing
products to any single industry, we would be subject to the fluctuations in the economic conditions of that industry as well. As a result of the factors discussed above, there can be no assurance that we will be able to maintain profitability on an annual or quarterly basis.

PRODUCT AND MARKET COMPETITION.

      The market for our products is highly competitive and rapidly changing. Our primary market consists of small businesses. Our current and prospective competitors offer a variety of solutions for this market. We experience significant competition and expect substantial additional competition from established and emerging software companies that offer products similar to our products and target the same customers as we do. We believe that we compete on the basis of (i) product features, functionality, performance and price, (ii) the capacity and capabilities of strategic partners, (iii) the quality of customer and strategic partner service and technical support, (iv) direct sales capability via our website; (v) sales and marketing efforts, (vi) new product and technology introductions, and
(vii) company image and stability. We may be unable to penetrate the existing market and acquire a sufficient market share to be profitable. Significant competitive factors which will affect future sales include performance, pricing, timely product shipment, safety, customer support, convenience of use and general market acceptance.

      Certain of our competitors have substantially greater financial, marketing or technical resources than we do. There can be no assurance that other software development companies have not developed or in the future will not develop any market products that may be superior to our products, that may be offered at substantially lower prices than ours, or that have or will achieve greater market acceptance than our products. In addition, there can be no assurance that alternative methods of delivering automation systems will not provide increased competition.

SALES CYCLE.

      Initial sales of our products to a new customer typically involve a sales cycle, during which we may expend substantial financial resources and management time and effort with no assurance that a sale will ultimately result. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including product and technical requirements, and the level of competition which we may encounter in our selling activities. Any delays in the sales cycle for new customers could have a material adverse effect on our business and operating results.

RISKS OF TECHNOLOGICAL CHANGE; PRODUCT DEVELOPMENT RISK.

      The market for our products is characterized by rapid technological advances, evolving industry standards and can be significantly affected by new product introductions, changing customer requirements and market activities of industry participants. The life cycles of our products are difficult to estimate, and our position in the current market could be undermined by rapid product advances. Our future success will depend, to a substantial degree, upon our ability to continue to improve the performance, features and reliability of existing products and successfully develop and introduce new products with enhanced capabilities that address the increasingly sophisticated needs of our customers and keep pace with technological developments and emerging industry standards.

      Even though we have adopted the Internet for marketing and implementation of our software and consulting services, the emergence of the Internet as an alternative computing platform and distribution medium may adversely affect the demand for client/business owner's products and alter current software utilization, distribution and pricing patterns. There can be no assurance that we will be able to develop and market new or enhanced products successfully or to respond effectively to technological changes or new product announcements by others. Furthermore, we may face challenges with customers who are slower to adopt new technologies or otherwise commit resources to convert to a client solution. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness and revenue.

      In October 2000, we intend to release a new version of our software which incorporates new and complex technologies and is expected to be critical to our business and operating results in future periods. The timing and success of product development is unpredictable due to the inherent uncertainty in anticipating technological developments, the need for coordinated efforts of numerous technical personnel and the difficulties in identifying and eliminating design flaws prior to product release. Any significant delay in releasing new products could have a material adverse effect on the ultimate success of a product and other related products and could impede continued sales of predecessor products, any of which could have a material adverse effect on our business and operating results. There can be no assurance that we will be able to introduce new products on a timely basis, that our new products will achieve any significant degree of market acceptance or that any such acceptance will be sustained for any significant period. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on our business and operating results.

      The widespread adoption of new technologies or standards would require substantial expenditures to modify or adapt our products and services and which could have a material adverse effect on our business, operating results and financial condition. In addition, our newly introduced products may contain design flaws or other defects that could have a material adverse effect on our business, operating results and financial condition.

POTENTIAL OBSOLESCENCE FROM RAPID TECHNOLOGICAL CHANGE.

      Our market is subject to rapid technological change. There can be no assurance that our technology or systems will not become obsolete upon the introduction of alternative technologies. Development by others of new or improved products, formulation, processes or technologies may make our products obsolete or less competitive. Accordingly, we must continue investing in research and development on our existing products and to develop new products. Despite such investment, our current or proposed products may be unsuccessful. If we fail to develop and introduce new products and services and achieve market acceptance in a timely manner, our business, financial condition and operating results could be materially and adversely affected.

DEPENDENCE ON INTRODUCTION OF NEW PRODUCTS.

      Delays in the release of new and upgraded versions of our software products could have a significantly negative impact on our sales and results of operations. Because of the complexities inherent in developing software products as sophisticated as those sold by the Company and the lengthy testing periods associated with such products, no assurance can be given that our future product introductions will not be delayed. In addition, complex software programs may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in our existing or future products, with the possible result of delays in or loss of market acceptance of these products, diversion of our resources, injury to our reputation and increased service and warranty expenses.

RELIANCE ON MICROSOFT TECHNOLOGY.

      Our software products currently are designed to run on Microsoft operating system technologies, including Windows NT, Windows 95/98 and SQL Server which are becoming the standard in the business market. In addition, our products utilize other Microsoft technologies, including Internet Information Server, FrontPage, Visual Basic, Visual Basic for Applications and Site Server. Although we believe that Microsoft technologies are and will continue to be widely utilized by small businesses, no assurance can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that the Company does not support. Moreover, our strategy will require that our products and technology adapt and be compatible with new developments in Microsoft's technology.

BUSINESS DEVELOPMENT RISKS.

      New ventures, particularly those involved in a highly technical industry such as the software technology industry, have substantial inherent risks. These risks are in the general, technical and human areas. Notwithstanding any pre-production planning, new products can incur unexpected problems, which cannot always be foreseen or accurately predicted. Quality control and component sourcing failures can also be expected from time to time. Any business, including ours, is substantially dependent upon the capabilities and performance of both management and sales personnel. Mistakes in judgment or performance can be costly and, in certain instances, disabling. Therefore, management skill, experience, character and reliability are of significant importance.

NO ASSURANCE OF MARKET ACCEPTANCE.

      Our products may not be accepted in the marketplace. Such acceptance will depend on a number of factors including demonstrating the efficacy and advantages of our products over those of our current and future competitors.
 The market for our products is highly competitive and rapidly changing. Our primary market consists of a broad spectrum of small businesses. We are not limited or dependent on a narrow customer base but have the technology and product flexibility to broaden our market and address the business needs of a diverse customer base. Nonetheless, we may be unable to market our products and services successfully even if they perform successfully in testing.

DEPENDENCE ON PROTECTION OF PROPRIETARY TECHNOLOGY; NO PATENTS.

      At the present time we have no patents or patents pending. However, we may file for patent protection on certain aspects of our proprietary technology in the future, including our business information system, a task automation tool and a data mining tool. It is our intention to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We rely on a combination of patent, copyright, trademark and trade secret protection and non-disclosure agreements to establish and protect our proprietary rights.

      There can be no assurance that any of our future patents or trademarks will not be challenged, invalidated, circumvented or rendered unenforceable, or that the rights granted thereunder will provide us with significant proprietary protection or commercial advantage to e-automate. We are not aware of any infringement of any of our proprietary rights by others.

      Although we intend to pursue patent protection of inventions which we consider important, we do not believe that our patent position has as much significance as other competitive factors. However, these patents may not preclude competitors from developing equivalent or superior products and technology to those of the Company. There can be no assurance that the measures adopted by the Company for the protection of its intellectual property will be adequate to protect its interests.

      We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information belonging to e-automate.

      It is our policy to require our employees, certain contractors, consultants, directors and parties to collaborative agreements to execute confidentiality agreements upon the commencement of such relationships with us. There can be no assurance that these agreements will not be breached, that they will provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, or that our trade secrets will not otherwise become known or be independently discovered by our competitors.

      Our commercial success will also depend, in part, on not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in our products. If our products were found to infringe on the patents, or otherwise impermissibly to utilize the intellectual property of others, our development, manufacture and sale of such products could be severely restricted or prohibited. In such eventuality we would be required to obtain licenses to utilize such patents or proprietary rights of others, for which acceptable terms may be unavailable.

      It is uncertain whether any third-party patents will require the Company to develop alternative technology or to alter its products or processes, obtain licenses, or cease certain activities. If any such licenses are required, there can be no assurance that we will be able to obtain such licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products and services could have a material adverse effect resulting in potential claims or litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third party proprietary rights.

      In addition, we could incur substantial costs in defending our self against challenges to our patents or infringement claims made by third parties or in enforcing any patents we may obtain. There can be no assurance that any new patents applied for would be issued, that we will develop proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or would not be challenged by third parties, or that the patents of others will not have a material adverse effect on our business.

LIMITED INTELLECTUAL PROPERTY; LICENSING; AND PROPRIETARY RIGHTS.

      Under most of our contracts, we regard our software as proprietary, in that title to and ownership of our software generally reside with the Company. Beginning with our release of our new version, we will grant nonexclusive licenses to customers for software developed by the Company. Like many software firms, we have no patents, as noted above. The Company attempts to protect its rights with a combination of copyright and trade secret laws, and employee and third party nondisclosure agreements. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our product or obtain and use information that the Company regards as proprietary, such as source codes or programming techniques that generate high quality performance on low end platforms.

RISK OF INFRINGEMENT CLAIMS.

      Although we have never been the subject of a material intellectual property dispute, there can be no assurance that a third party will not assert that our technology violates its intellectual property rights in the future. As the number of software products in our target market increases and the functionality of these products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any such claims, including litigation, whether with or without merit, could be time consuming and expensive to defend. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any such assertion will not require us to enter into royalty arrangements or litigation that could be costly. Any litigation could also divert the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In addition, we may not be able to develop, license or acquire non-infringing technology under reasonable terms. These developments could result in an inability to compete for customers or could adversely affect our ability to increase our earnings.

PRODUCT LIABILITY AND POSSIBLE INSUFFICIENCY OF INSURANCE.

      The nature of our business exposes us to risk from product liability claims and there can be no assurance that we can avoid significant product liability exposure. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. We maintain product liability insurance providing coverage up to $1,000,000 per claim with an aggregate policy limit of $2,000,000. There is substantial doubt that this amount of insurance would be adequate to cover liabilities should we face significant claims. A successful products liability claim brought against us could have a material adverse effect on our business, operating results and financial condition. Further, product liability insurance is becoming increasingly expensive, and there can be no assurance that we will successfully maintain adequate product liability insurance at acceptable rates, or at all. Should we be unable to maintain adequate product liability insurance, our ability to market our products would be significantly impaired. Any losses that we may suffer from future liability claims or a voluntary or involuntary recall of our products and the damage that any product liability litigation or voluntary or involuntary recall may do to the reputation and marketability of our products would have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL.

      Our future success depends to a significant extent on our executive officers and certain technical, managerial, sales and marketing personnel. The loss of the services of one or more of these key individuals might impede the achievement of our business objectives. In addition, such loss could have a material adverse effect on the development and sale of proprietary technology, the results of operations, and our financial condition.

      We are especially dependent upon the efforts and abilities of certain of our senior management, particularly, Russ Riggins Chairman of the Board;
Lon D. Price, President and Chief Executive Officer; and Brad Sorensen,
Vice President of Software Engineering. The loss of any of our key executives could have a material adverse effect on us and our operations and prospects, although the loss of Brad Sorensen could have a more significant adverse effect. We do not have employment contracts with any of our senior management. Instead, our employment relationships are at-will, which means we may generally terminate any employee upon reasonable notice. At the present time we have no key man insurance coverage on any of our key personnel.

      Competition for qualified personnel in the software industry is intense. Recruiting and retaining qualified technical personnel to perform research, development and technical support work is critical to our success. If our business grows, we will also need to recruit a significant number of management, technical and other personnel for such business. Although we believe that we will be successful in attracting and retaining skilled and experienced personnel, there can be no assurance that we will be able to continue to attract and retain such personnel on acceptable terms.

ADVERSE EFFECTS OF BOARD OF DIRECTOR CONTROL OF PREFERRED STOCK.

      Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which can have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. Those terms and conditions may include preferences on an equal or prior rank to existing series of Preferred Stock. Those shares may be issued on such terms and for such consideration as the Board then deems reasonable and such stock shall then rank equally in all aspects of the series and on the preferences and conditions so provided, regardless of when issued. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in our corporate control.

LIMITED LIABILITY FOR OFFICERS AND DIRECTORS AND INDEMNIFICATION MATTERS.

      Our Certificate of Incorporation and Bylaws eliminate in certain circumstances the liability of directors and officers for monetary damages for breach of their fiduciary duties. Delaware law permits a corporation to enter into indemnification agreements under which it may indemnify its officers and directors against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any civil or criminal action or administrative proceeding arising out of the person's performance of his duties as a director or officer, other than an action instituted by the director or officer. The indemnification agreements could also require that we indemnify the director or other party thereto in all case to the fullest extent permitted by applicable law. Such agreements could permit the director or officer that were party thereto to bring suit to seek recovery of amounts due under the agreement and to recover the expenses of such a suit if he or she were successful. We presently do not have indemnification agreements but may enter into such agreements in the future.

MANAGEMENT OF GROWTH.

      Our growth has resulted in an increase in responsibilities placed upon our management and has placed added pressures on our operating and other systems. In order to manage our growth effectively, we will be required to continue to implement additional systems and controls, and to expand, train and manage our employee base. There can be no assurance that the management skills and systems currently in place will be adequate if we continue to grow, or that we will be able to implement additional systems successfully and in a timely manner as required. In addition, we may, from time to time, seek acquisitions of businesses, products and technologies that are complementary to those we already have, or that will allow us to enter new markets. Any such acquisition would place additional strains upon our management resources.

RISKS ASSOCIATED WITH ENTRY INTO NEW BUSINESS AREAS.

      We will choose to expand our operations by developing new business alliances, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered, or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, or technologies.

NO INTERNATIONAL SALES AND OPERATIONS.

      We currently promote our products and services only in North America. In the future, we expect to expand into international markets. Our future international business may be affected by such factors as local economic and market conditions, political and economic instability, greater difficulty in administering operations, difficulties in enforcing intellectual property and contractual rights, difficulties in tailoring our software products to fit local accounting principles, rules, regulations, language, tax codes and customs, fluctuations in currency exchange rates and the need for compliance with a wide variety of foreign and United States export regulations. There can be no assurance that one or more of these factors will not have a material adverse effect on our future international operations and, consequently, our business, results of operations and financial condition.

INTELLECTUAL PROPERTY; LICENSING AND PROPRIETARY RIGHTS.

      We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We generally enter into confidentiality and non-disclosure agreements with our employees and with key vendors and suppliers. Currently the Company uses the following trade names: "The Way to e-automate Your Business"(TM); "automating the way businesses do business"(TM); "Automation Tasks". We are in the process of making application for registration of our trade name and marks with the United States Patent and Trademark Office ("PTO"), and intend to continually evaluate the appropriateness of seeking registration of additional product names and marks as they evolve.

      At the present time we have no patents or patents pending. However, we may file for patent protection on certain aspects of our proprietary technology in the future, including our business information system, a task automation tool and a data-mining tool. Our present or future products may be found to infringe upon the patents of others. If our products were found to infringe on the patents, or otherwise impermissibly to utilize the intellectual property of others, our development, manufacture and sale of such products could be severely restricted or prohibited. In such eventuality we would be required to obtain licenses to utilize such patents or proprietary rights of others, for which acceptable terms may be unavailable. If we were not able to obtain such licenses, the development, manufacture or sale of products requiring such licenses could be materially adversely affected. In addition, we could incur substantial costs in defending our self against challenges to our patents or infringement claims made by third parties or in enforcing any patents we may obtain.

      There can be no assurance that any new patents applied for would be issued, that we will develop proprietary products or technologies that are eligible for patents, that any issued patent will provide us with any competitive advantages or would not be challenged by third parties, or that the patents of others will not have a material adverse effect on our business.

      Under most of our contracts, we regard our software as proprietary, because we generally have title to and ownership of our software.
Beginning with our release of our new version, we will grant nonexclusive licenses to customers for software developed by us. Like many software firms, we have no patents. We attempt to protect our proprietary rights with a combination of copyright and trade secret laws, as well as employee and third party non-disclosure agreements. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our product or obtain and use information that we regard as proprietary, such as source codes or programming techniques that generate high quality performance on low end platforms.

      Version 3.0 was released during September 2000. Our future versions of e-automate software are in the technical design phase. We anticipate the release of this software within 12 to 18 months.

CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING.

      We intend to continue the development, deployment and commercialization of our products and services. The timing and amount of capital expenditures may vary significantly depending on numerous factors including market acceptance of our services, availability and financial terms of site agreements for our network infrastructure, technological feasibility, and availability of sufficient management, technical, marketing and financial resources.

      We will need to raise additional funds through the sale of equity or debt securities in private or public financing or through strategic partnerships in order to complete the deployment and commercialization of our products. There can be no assurance that such funds will be sufficient to fund such deployment as planned.

      In addition, we can provide no assurance that additional financing will be available or that, if available, such funding can be obtained on terms favorable to our Company. Should we be unable to obtain additional financing, we may be required to scale back the planned deployment of our services and reduce capital expenditures, which would have a materially adverse effect on our business, financial condition and operating results.

NO DIVIDENDS ON COMMON STOCK.

      We have not paid any cash dividends on our Common Stock and do not expect to declare or pay any cash or other dividends in the foreseeable future so that we may reinvest earnings, if any, into the development of the business. The holders of our Series 2000-A Preferred Stock, and our Series B Convertible Preferred Stock ("Series B Preferred Stock") are entitled to cumulative cash dividends paid out of surplus earnings.

DILUTIONARY POSSIBILITIES.

      The Board of Directors has the inherent right under applicable Delaware law, for whatever value the Board deems adequate, to issue additional shares of Common Stock up to the limit of shares authorized by our Certificate of Incorporation, and, upon such issuance, all holders of shares of Common Stock, regardless of when issued, thereafter generally rank equally in all aspects of that class of stock, regardless of when issued. The Board of Directors likewise has the inherent right, limited only by applicable Delaware law and provisions of the Certificate of Incorporation to increase the number of shares of Preferred Stock in a series, to create a new series of Preferred Stock and to establish preferences and all other terms and conditions in regard to such newly-created series. Any of those actions will dilute the holders of Common Stock and also affect the relative position of the holders of any series of any class. Current stockholders have no rights to prohibit such issuances nor inherent "preemptive" rights to purchase any such stock when offered. See "The Offering."

                          FORWARD LOOKING STATEMENTS

      Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. This information can be identified by the use of "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements are based on our beliefs and the assumptions we made using information currently available to us. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements.


                               USE OF PROCEEDS

     The primary objective of this offering is to register for resale shares of our Common Stock which are issuable upon the conversion of shares of Series 2000-A and Series B Preferred Stock as well as to register for resale shares of our Common Stock issued prior to July 2, 1999 and the resale of Series 2000-A Warrants.

     There has been no public market for our shares. We will not receive any proceeds from the issuance of shares of Common Stock upon conversion of the Series 2000-A or Series B Preferred Stock or from the resale by holders of shares of Common Stock issued prior to July 2, 1999. Furthermore, although we are registering the Series 2000-B Warrants we are not registering the underlying shares of Common Stock. Therefore, there is no assurance that any of these Warrants will be exercised and consequently, we do not expect to receive any proceeds from this offering.


                                CAPITALIZATION

      On September 15, 2000, we closed on the fourth tranche of a financing, whereby we received $500,000, less a $50,000 placement fee, pursuant to a Securities Purchase Agreement, dated June 19, 2000. Under the terms of the financing, Aspen Capital Resources, LLC initially provided us, on June 19, 2000, with proceeds of $500,000, less a $50,000 placement fee and other offering and registration costs which we must cover approximately $131,932, in exchange for the issuance of 500 shares of Series A preferred stock and Series 2000-A Warrants exercisable for 100,000 shares of our Common Stock for a four-year period as further described below.

     Through September 15, 2000, we have received on a total of 1,800,000 (net of placement fees) in exchange for 2000 shares of our Series 2000-A preferred stock and Series 2000-A Warrants, to purchase 400,000 shares of Common Stock.

      The following table sets forth the capitalization of the Company at June 30, 2000:

      - on an actual basis

      - on a proforma basis to reflect the issuance of 50,000 shares of Common Stock for a software license, 40,000 shares of Common Stock for acquisition of a competitor's customer base and to reflect proceeds from issuance on July 19, 2000, August 18, 2000, and September 15, 2000, an aggregate of 1,500 shares of Series 2000-A Preferred Stock and warrants to purchase 300,000 shares of Common Stock from $4.00 to $5.00 per share for net proceeds of $1,350,000.

                                                        As of March 31, 2000
                                                        --------------------

                                                        Actual      Pro Forma
                                                      -----------  -----------
 Notes payable related party, notes payable -
   current portion and obligation under capital
   leases - current portion                           $   319,615  $   319,615
                                                      ===========  ===========
 Long-term notes payable and obligations under
   capital leases                                     $    40,239  $    40,239
                                                      -----------  -----------
 Redeemable Series 2000-A Preferred Stock, $0.001
   par value; 5,500 shares authorized; 500
   shares outstanding (actual) and 1,000 (pro forma)      250,112    1,000,448
                                                      -----------  -----------
Stockholders' equity:
Series B Preferred Stock, $0.001 par value;
    1,000 shares authorized; 629 shares
    outstanding (actual and pro forma)                    628,983      628,983

Undesignated preferred stock, $0.001 par value;
  993,500 shares authorized; no shares outstanding
  (actual and pro forma)                                        -            -

Common stock, $0.001 par value; 20,000,000 shares
  authorized; 5,746,438 shares outstanding
  (actual) and 5,796,438 (pro forma)                        5,746        5,836

Additional paid-in capital                              6,076,076    6,699,851

Unearned compensation                                    (141,377)    (141,377)

Deficit accumulated during the development stage       (5,556,155)  (5,556,155)
                                                      -----------  -----------
Total stockholders' equity                              1,013,273    1,281,228
                                                      -----------  -----------
Total Capitalization                                  $ 1,303,624  $ 1,821,691
                                                      ===========  ===========

-------------
(1) Does not include any shares of Common Stock which may be issued pursuant to the exercise of stock options or warrants that are not owed by Aspen Capital Resources.

                           SELECTED FINANCIAL DATA

      The following table sets forth the Company's selected historical financial data for the three months ended June 30, 2000 and 1999 and for the years ended March 31, 2000 and 1999. The selected financial data is derived from the consolidated financial statements of the Company presented elsewhere and should be read in conjunction with those consolidated financial statements and the accompanying notes to the consolidated financial statements.

                                                   For the      For the       For the         For the
                                                   Quarter      Quarter        Year            Year
                                                    Ended         Ended        Ended           Ended
                                                   June 30,      June 30,     March 31,      March 31,
                                                     2000         1999         2000           1999
                                                  -----------  -----------  ------------  ------------
Statement of Operations Data:
  Sales                                           $   163,816  $    51,995  $    259,472  $    244,801
  Costs of sales                                      180,927       83,149       436,700        90,975
  Operating expenses                                  951,689      654,123     3,035,144       672,261
  Operating loss                                     (968,800)    (685,277)   (3,212,372)     (518,435)
  Other income (expense)                              (31,509)     (31,283)      (84,219)      (99,842)
  Net loss                                         (1,000,309)    (716,560)   (3,296,591)     (618,277)
  Net loss attributable to common shareholders
     After non-cash preferred dividend             (1,003,069)    (716,560)   (3,296,591)     (618,277)
  Net loss per common share                       $     (0.20) $     (0.23) $      (0.73) $      (0.24)
  Shares used in computing net loss per share       5,136,451    3,069,926     4,491,393     2,570,511
  Cash dividends per share                             None         None          None          None

                                               As of          As of           As of
                                              June 30,       March 31,      March 31,
                                                2000           2000            1999
                                             ------------   ------------   ------------
 Balance Sheet Data:
  Current assets                             $    964,162   $     28,788   $      5,086
  Current liabilities                             793,692      1,151,735        632,817
  Working capital                                 170,470     (1,122,947)      (627,731)
  Total assets                                  2,097,316        254,497         29,697
  Long-term debt, less current portion             40,239         46,045        183,000
 Accumulated deficit                           (5,556,155)    (4,553,086)    (1,256,495)
 Stockholders' equity                           1,013,273       (943,283)      (786,120)


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                              PLAN OF OPERATION

GENERAL

RESULTS OF OPERATIONS

        Comparison of Quarters Ended June 30, 2000, and 1999.

        GROSS REVENUE

        For the quarter ended June 30, 2000, our total gross revenue was $163,816 compared to $51,995 for the quarter ended June 30, 1999, an increase of 111,821. The major portion of the increase can be attributed to increased sales efforts in the Company's market niche. Through the first three months of this fiscal year, we hired additional sales staff.

        GROSS PROFIT (LOSS)

        Our cost of license revenues include the cost of manuals and product documentation, production media used to deliver our products, and packaging costs. Our cost of support and services revenues includes salaries and related expenses for the customer support, implementation and training services and an allocation of overhead expenses.

        We experienced a gross loss for the quarter ended June 30, 2000, of $17,111 compared to gross loss of $31,154 for the quarter ended June 30, 1999. The increase, or reduction in the gross loss, can be attributed to an increase in automation processes for the implementation of e-automate software. The automation has reduced the cost of implementation and therefore decreased the gross loss of the Company.

COSTS AND EXPENSES

        OPERATING EXPENSES

        Our operating expenses are classified as sales and marketing, research and development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category type, there are common recurring expenditures that are typically included in all operating expense categories, including salaries, employee benefits, incentive compensation, bonuses, travel costs, professional fees, telephone, communication, rent, and allocated facilities costs. The sales and marketing category of operating expenses includes additional expenditures specific to the sales group, such as commissions, and expenditures specific to the marketing group, including public relations and advertising, trade shows and marketing collateral materials. In the development of enhancements of existing products, the technological feasibility of the software is not established until substantially all product development is complete. Historically, software development costs eligible for capitalization have been insignificant, and we have expensed all costs related to internal research and development as we have incurred them.

        We anticipate that our operating expenses will increase substantially as we intend to continue to incur higher research and development costs and invest heavily in the expansion of our sales, marketing, and support organizations to build an infrastructure to support our long-term growth strategy. The number of our full-time employees increased from 20 as of June 30, 1999, to 57 full-time employees and four part-time employees as of June 30, 2000. We will seek to hire additional employees in the future. To achieve profitability, we will have to increase our total revenues significantly.

        The following paragraphs give a comparison of the period ending June 30, 2000, to the previous period ending June 30, 1999. However, in view of our limited operating history, we believe that period-to-period comparisons of our revenues and operating expenses are not necessarily meaningful and should not be relied upon as indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets.

        Total operating expenses increased, from the quarter ended June 30, 1999, to the quarter ending June 30, 2000, a total of $297,566. Operating expenses totaled $654,123 for the quarter ended June 30, 1999, compared to a total of $951,689 for the quarter ended June 30, 2000. The following paragraphs detail the specific changes that created the increase in operating expenses.

        General and administrative expenses for the quarter ending June 30, 2000, were $345,486 compared to $457,477 for the same quarter of the previous year, a decrease of $111,991. The reason for the decrease in general and administrative expenses is due to certain sales/marketing and development expenses allocated to their appropriate departments and employees.

        Research and development expenses increased a total of $230,342 from a June 30, 1999, total of $113,429 to the current quarter total of $343,771. The increase in our research and development expenditure is largely due to two specific development projects. We have developed an upgrade to its existing software package to be introduced in August of this year. In addition, we have been developing a product for Toshiba Corporation since March of this year. We have completed phase one of the development process, and have one more phase to complete. Phase two of this project will begin in the second fiscal quarter of this year.

        Selling and marketing expenses for the quarter ending June 30, 1999, were $83,217 and increased for the period ending June 30, 2000, to $262,432. The increase of $179,215 represents our increased effort in marketing our software package through attendance at various tradeshows and direct selling.

        NET LOSS

        Our net loss for the quarter ending June 30, 2000, was $1,000,309, an increase of $283,749, when compared to the loss for the quarter ended June 30, 1999, of $716,560.

LIQUIDITY AND CAPITAL RESOURCES

        We are currently unable to finance our operations from operating activities, and historically we have relied on loans, equity instruments, and private placements from both insiders and outside investors. We continue to finance our operations through the net proceeds from private placements of equity instruments.

        At June 30, 2000, we had current assets of $964,162 and current liabilities of $793,692 resulting in net working capital of $170,470 and a current ratio of 1.21. This is an increase of $1,293,417 from our working capital of ($1,122,947) as of March 31, 2000. During the three-month period, from March 31, 2000, to June 30, 2000, the Company converted approximately $628,983 of debt into Series 2000-B Preferred Stock, and used net proceeds from a private placement to fund current operations and pay down certain liabilities. Our total liabilities as of June 30, 2000, were $833,931, a decrease of $363,849 when compared to total liabilities of $1,197,780 as of March 31, 2000.

RESULTS OF OPERATIONS

Comparison of Fiscal Years Ended March 31, 2000 and 1999.

REVENUES

      Our revenues for the year ended March 31, 2000,were $259,472 representing a slight increase of 6% in revenues compared with $244,801 for the year ended March 31, 1999. Our revenues are divided into two revenue streams, "Software Licenses" and "Services".

      Total user license revenues for the year ended March 31, 2000, were $172,515, representing an increase of 6.8% over the user license revenues of $161,569 for the year ended March 31, 1999. The increase in revenues was primarily due to our new product offerings and a larger sales team.

      Service revenues for the year ended March 31, 2000, were $86,957, representing an increase of 4.5% over service revenues of $83,232 for the ended March 31, 1999. The increase in our service revenues is primarily due to the increased number of software licenses for the e-automate business improvement software.

COSTS AND EXPENSES

COST OF REVENUES

      The costs to produce and distribute our software licenses are negligible. Costs to develop the software licenses have been expensed as incurred as research and development.

      Cost of services consists primarily of telephone support, training, training media, database setup and conversion, software implementation, and business consulting services. Cost of services for the year ended March 31, 2000, increased to $436,700 from $90,975 for the year ended March 31, 1999. The increase in cost of services is the result of hiring and training additional qualified personnel and the acquisition of resources required to support new implementations. During the past year our Company focused on building an infrastructure to handle future sales growth. We expect that these costs will remain fairly level as software license revenues increase. We have developed methods to improve implementation efficiencies and shorten the implementation cycle using Internet technologies. These improvements are anticipated to increase our gross profit in the future.

      Our sales and marketing expenses consist mainly of salary, commission, travel, trade shows, market activities and other promotional expenses. Our sales and marketing expenses increased to $953,843 for the year ended March 31, 2000, compared with $216,070 for the year ended March 31, 1999. Sales and marketing expenditure increases were, in part, due to additional resources added to determine new markets, develop qualified leads, build brand awareness, and create new advertising campaigns.

      Research and development (R&D) expenses largely consisted of compensation of development engineers, quality assurance and documentation personnel, and allocated overhead costs. For the year ended March 31, 2000, our R&D expenses were $1,039,642 compared with $156,615 for the year ended March 31, 1999, representing 34.3% and 23.3% of total operating expenses, respectively. Our R&D expenses increased as a percentage of total operating expenses due to increased development resources to prepare for multiple
product releases scheduled for the year 2000.   R&D expenses are expected to
increase as a percentage of total operating expenses during the coming year.

      Our general and administrative expenses for the year ended March 31, 2000, were $1,041,659 as compared to $299,576 for the year ending March 31, 1999, representing 34.3% and 44.5% of our total operating expenses, respectively. This increase in expenses was largely attributable to our growth from a 5-person operation one year ago to a 55-person operation as of the fiscal year ended March 31, 2000. These expenses are mainly fixed and are expected to remain relatively level until we increase revenues.

LIQUIDITY AND CAPITAL RESOURCES

      As of March 31, 2000, we had $219 in cash. Our working capital deficit as of March 31, 2000, increased to $1,122,947 as compared to a working capital
deficit of $627,731 on March 31, 1999.   This decrease in working capital
was primarily due to an increase in our notes payable, accounts payable, and deferred revenue. We believe that our working capital will significantly improve during the coming year through an increase in sales and additional funding through our private placement memorandum. However, this improvement in working capital is not assured.

      On June 19, 2000, we entered into an agreement to issue up to 5,000 shares of Series A Convertible Preferred Stock ("Series 2000-A Preferred Stock") together with up to 1,000,000 warrants as a unit for up to $5,000,000. The agreement calls for the issuance over ten traunches of 500 Series 2000-A Preferred Stock shares and 100,000 warrants each for $500,000 in cash.
Receipt of the financing is solely at the discretion of the investor and there is no obligation on the investor to provide the financing.

      The warrants are exercisable from May 31, 2001, at an initial price of $5.00 per share through May 31, 2004. If the fair market value of the shares is less than $5.00 per share at anytime during the first six months for which the shares are quoted, the initial exercise price will be $4.00 per share.

      On June 19, 2000, we received cash proceeds of $450,000 net of $50,000 offering costs, in exchange for the issuance of 500,000 shares of Series 2000-A Preferred Stock and 100,000 warrants. In connection with this offering, we issued additional warrants to purchase 500,000 shares of Common Stock at $5.00 per share for cash proceeds of $5,000.

      On June 19, 2000, $628,983 of notes payable were converted into 629 shares of Series B Preferred Stock. The Series B Preferred Stock is convertible into common stock at $5.00 per share.

      From April through June 2000, we issued 143,540 units under the terms the 2000 Placement for cash proceeds of $430,620 or $3.00 per unit. Each unit under the 2000 Placement consists of one common share, and one Class C Warrant. Each Class C Warrant is convertible into one share of Common Stock at $5.50 per share through August 31, 2001.

      During May 2000 an officer and director advanced $200,000 to our Company to meet current operating expenses. The short-term bridge loan is convertible into 66,667 common shares under the terms of the 2000 Placement. This loan bears interest at 8 percent.

      During June 2000, an officer and director advanced $155,000 to our Company to meet current operating expenses. This short-term operating loan is payable upon demand and bears interest at 15 percent.

      We financed our operations principally through founder loans, borrowings under notes payable, and private placements of equity securities and product sales. We generated $2,181,707 in cash from financing activities during the year ended March 31, 2000, compared to $349,827 during the year ended March 31, 1999. Cash provided by financing activities during the year ended March 31, 2000, consisted principally of $1,756,786 from the issuance of common stock, $225,000 from the issuance of notes payable, and $359,997 from the issuance of notes payable to related parties. We used cash in operating activities of $2,460,210 and $341,021 for the years ended March 31, 2000, and 1999, respectively. As of March 31, 2000, our current liabilities totaled $1,151,735.

      We have sustained losses of $3,296,591 and $618,277 for the years ended March 31, 2000, and 1999, respectively. In addition, operating activities have used cash of $2,460,210 and $341,021 for the years ended March 31, 2000, and 1999, respectively. Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing, and ultimately to attain profitable operations. Management plans include obtaining additional equity financing and our management believes that profitability and cash flows from our operations will improve and will provide the necessary capital to fund operations due to the continued success of existing products and the introduction of new products. There is no assurance, however, that these efforts will result in profitable operations or in our Company's ability to meet obligations when due.

      Our working capital requirements and other capital requirements for the foreseeable future will be primarily funded through the issuance of equity securities until we are able to meet our working capital needs with positive cash flows provided from operations; after this point, we will likely increase expenditures so as to accelerate our revenue and profitability growth. We believe that proceeds from subsequent issuance of equity securities will enable it to establish profitable operations and positive cash flows from operations. If sales do not develop as quickly as anticipated, we will require additional equity funding. There is no assurance that profitable operations or positive cash flows from our operations will be realized, that any future funding will be available or that if available, the terms of such offering or funding will be acceptable to us.

INFLATION

        We do not expect the impact of inflation on operations to be significant.

YEAR 2000

        We had developed plans to address the possible exposures related to the impact on our computer systems for the Year 2000. Since entering the Year 2000, we have not experienced any major disruptions to our business, nor are we aware of any significant Year 2000 related disruptions impacting our customers and suppliers. Furthermore, we did not experience any material impact on business at calendar year end. We will continue to monitor our critical systems over the next several months but do not anticipate any significant impacts due to Year 2000 exposures from our internal systems as well as from the activities of our suppliers and customers.

FORWARD-LOOKING STATEMENTS.

        When used in this SB-2 and in other filings by e-automate with the Securities and Exchange Commission ("SEC"), in our press releases or in other public or stockholder communications or oral statements made with the approval of any of our authorized executive officers, the words or phrases "would be," "will allow," "intends to," "believes," "plans," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our beliefs and the assumptions we made using information currently available to us. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve risks of product demand, market acceptance, economic conditions, competitive products and pricing, difficulties in product development, commercialization, and technology, and other risks. In addition, sales and other revenues may not commence and/or continue as anticipated due to delays or otherwise. As a result, our actual results for future periods could differ materially from those anticipated or projected.

        We do not intend to update the forward looking statements contained in this report, except as may occur as part of our ongoing periodic reports filed with the Securities and Exchange Commission.


                         DESCRIPTION OF OUR BUSINESS

GENERAL

        Whenever in this discussion the term "Company," "Our," or "We" is used, it should be understood to refer to e-automate Corporation and its subsidiaries ("e-automate") except where the context clearly indicates otherwise.

        e-automate Corporation is a development stage company engaged in the development and marketing of electronic information systems and associated consulting services to various segments in the small business market. Our products and services include an analysis and evaluation of a small business's needs, and the implementation of our automated software solutions to address those needs. Our mission is to "let your system do it for you", and our products and services are designed to automate essential business functions, facilitate improvement in ongoing business performance, and enhance the strategic value of financial information. We rely on Internet technology to reduce the investment in time and cost to small business owners to learn, evaluate, implement, and use e-automate's enterprise information systems.

        To meet the needs of the small business market we design, develop, market, sell and support both client/server and web-based products that are cost-effective, scalable and easy to implement and use. Our client/server products are optimized for Microsoft technologies, notably Windows NT, Windows 98, and Windows 2000, which are the standard in the small business market. Moreover, by utilizing emerging Internet and electronic commerce technologies, the client is better positioned to conduct business over the Internet.

        We believe that responsive, effective service and technical support are essential elements of a complete financial management solution. We are committed to dedicating significant resources and technology to delivering timely, reliable and cost-effective service to our customers.

BACKGROUND

        Our business originated in 1995 as Rick Stout and Todd Hardman began development of a software product targeted at copier sales and service providers. A customer provided initial start up funds of approximately $30,000 as a prepayment for the first copy of the software product and a license limited to his use in his business. The customer also agreed to act as a beta test site for the software. On February 27, 1996, Rick Stout and Todd Hardman incorporated their software development business under the name of Aureus Corporation, a Utah corporation ("Aureus").

        On July 2, 1999, pursuant to an Agreement and Plan of Reorganization, Aureus entered into a merger intended to qualify as a tax-free reorganization with Woodlake Village Associates, Inc. ("Woodlake"), a Delaware corporation formed on June 12, 1992. Under the terms of the reorganization agreement, Woodlake issued 3,505,941 shares to acquire all of the outstanding shares of Aureus. Concurrent with the merger $333,000 of debentures were converted to 626,040 shares of Woodlake Common Stock. As part of the reorganization, Woodlake changed its name to Aureus Corporation, which subsequently changed its name to e-automate Corporation on August 20, 1999.


        Pursuant to the reorganization of Woodlake, we received pre-closing advances in the respective amounts of $100,000, on June 7, 1999, and $35,000 on June 28, 1999, in order to meet short term operating expenses. The advances were converted into Common Stock at the date of the reorganization.
 (The transaction was treated as the reorganization of Woodlake and the acquisition of Aureus in a purchase business combination. There was no market for Woodlake Common Stock, which corporation had minimal assets; therefore, the 1,000,000 shares of Common Stock outstanding at the date of the reorganization was booked at $0. The merger was accounted for as the reorganization of Aureus with a related 1.88 for 1 stock split. The financial statements were restated for the effects of the stock split for all periods presented).

        On July 14, 2000, we invested an aggregate amount of $150,000 in a software license and source code for the Active Views technology. We issued 50,000 shares of our Common Stock, valued at $150,000, or $3.00 per share, to Eric Meyers and Aaron Meyers, the developers of the data mining tool known as ActiveViews, for the software license. We started a new joint venture subsidiary called ActiveViews, Inc. (AVI) which will market the technology. Eric Meyers and Aaron Meyers contributed the source code for a 25% voting interest in AVI. The license allows us to bundle Active Views with our core software product. The ownership of the source code allows us to market ActiveViews as a standalone product.

        On September 13, 2000, we purchased certain assets from Core Software, Inc., including all of the software, documentation, source code, copyrights, patents and trademarks, and all existing contracts associated with a competitive software package called Fastrak. The current Fastrak system is deployed at more than 200 small businesses across the United States, with a few international installations. The purchase of $200,000 in cash and 40,000 shares of our Common Stock expands our total client base to more than 300 sites, with over 2,500 user licenses.

OVERVIEW

        For years business information system providers such as SAP, PeopleSoft and Oracle have successfully helped large organizations manage all aspects of their business in an integrated, efficient fashion through their sophisticated enterprise resource planning ("ERP") systems. More recently, the Internet has become a key component to these business systems, which help companies maximize business-to-business and business-to-consumer relationships.

        Our mission is to assist small businesses to accomplish more, and to operate more effectively, by optimizing the way they use their technology. We currently offer a sophisticated small-business ERP system to a number of vertical segments in the rapidly expanding small-business market. These systems are designed to automate essential business functions and provide unprecedented flexibility in information access. The results to our customers are improved business performance and profitability through increased revenue production, cost reduction, and management of cash flow. Our leading-edge products for small business, coupled with rapid implementation and low conversion costs, position us for substantial future growth. We plan to capitalize on these advantages in order to rapidly dominate a number of vertical business segments.

        In addition, our new ActiveViews technology is designed to provide improved business performance through significantly enhanced access to and analysis of the vast data resources of a given enterprise. We plan to identify and license ActiveViews to partners who are positioned to rapidly penetrate information system markets at all levels.

PRODUCTS AND SERVICES.

        Due to the rapid pace of technological change in our industry, we believe that our future success will depend, in part, on our ability to innovate, enhance, and develop our software products to achieve satisfactorily the needs of a dynamic market.

        Our e-automate information system is Microsoft(R) Windows(R)-based and uses Microsoft's powerful SQL (structured query language) Server 7.0 as its database engine. With the Web flexibility of SQL, a robust automation plug-in system, powerful reporting via ActiveViews, and substantial new Web-based commerce tools (coming in the near future), our system offers significant performance improvement, flexibility, and future scalability to small businesses, especially when compared with competitive offerings.

        Functional areas of our core system currently include general accounting functions (general ledger, accounts payable, accounts receivable and cash), sales, purchasing, contact management, point-of-sale, inventory/warehouse management, and service dispatch management. Full-service reporting and a solid security system are wrapped around this
enterprise-wide functionality.   Version 3.0 of our system, which is due in
September, 2000, will provide a leading-edge user interface that will significantly enhance our marketability and competitive position.

       SERVICES. We provide associated implementation and conversion services. After implementation, we provide full support and upgrade services (as a recurring revenue source), and ongoing training and business consulting as needed by our clients. We plan to enhance our competitive advantage with industry-leading automated implementation tools.

       AUTOMATION MANAGER. Our e-automate system (version 3.0) will also support an updated Automation Manager, which allows the system to be extended with custom Automation Tasks(TM) ("Tasks") that add external functionality to the system with minimal impact from future upgrades. These Tasks can be custom-designed to automate various functions or actions within the system, such as automated inventory ordering or sales invoice creation under specified circumstances.

       We also believe that the Automation Manager technology has substantial market potential in conjunction with third-party systems.

       ACTIVEVIEWS(TM). Our e-automate system (version 3.0) will be able to interface with our newly acquired ActiveViews web-based reporting tool to provide a virtually limitless number of custom reports and data analysis scenarios based on the data collected by the e-automate information system. The reporting flexibility of ActiveViews, coupled with its ease of use and integration with Microsoft Office tools, provides a notable competitive advantage over other small-business information solutions.

       In addition, the ActiveViews reporting technology is designed for rapid integration with virtually any database system. Because of its robust engine, scalability, and security model, we plan to market the ActiveViews product to strategic partners at a number of market levels, and believe that ActiveViews as a standalone product has substantial market potential independent of its use in our e-automate information system.

MARKETING AND SALES

       Our target market is primarily small businesses, with the exception of selected large-market partners for the ActiveViews product and specific vertical market manufacturers. Our objective is to develop and provide unique products on a "first to market" and "meet the market need" basis.

       Currently, we generate sales of the e-automate information system through various vertically specific marketing activities coupled with dedicated in-house direct sales staff. We are complementing our direct sales staff with vertical-specialist resellers in selected markets. Each sale includes software licenses and associated services. We require our new customers to participate in our ongoing support and maintenance services, which are billed monthly or annually on a recurring basis. In addition, we independently market and sell our ActiveView product on a partnership level, involving in-house business development staff. Licensing of the product to partners will likely occur on an ongoing royalty basis.

       CURRENT MARKET ACCEPTANCE AND POTENTIAL. Small business enterprises comprise the fastest growing segment in the global market. The U.S. Small Business Administration reports that there are now over 23 million small businesses in the United States, with record numbers of new businesses every year since 1991. As small businesses have grown, so has the need for management software and systems that provide efficiency and growth capability at a reasonable cost. These businesses want to take advantage of the Internet to compete more aggressively and on a broader scale.

       Small businesses often become encumbered with a diverse collection of non-integrated databases and management tools. For example, small businesses may use QuickBooks or some other accounting system, plus a sales/contact manager (such as Goldmine), and any number of inventory/shipping/customer databases. While this approach may initially be manageable, most companies soon realize that duplicated efforts and non-integrated databases cost them productivity and efficiency as well as usurp valuable economic resources. The e-automate system solves many of these problems for small businesses.

       Our ActiveViews product considerably enhances our market. While businesses of all sizes have spent billions on information systems that collect and aggregate data, the dispersal and flexible use of that data remains an elusive proposition and has typically required database specialists and expensive tools. The ActiveViews technology provides user-friendly access and reporting to any kind of database, helping organizations extend the use and reach of the data they spend so much time and money to collect.

PRODUCT SERVICE AND SUPPORT.

       All service and support for our products are overseen from our American Fork, Utah headquarters. We plan to expand service offerings to include licensed regional contract partners for greater reach and cost efficiency in delivering training and other consulting.

SOURCES AND NAMES OF SUPPLIERS.

       Our software products currently are designed to run on Microsoft(R) operating system technologies, including Windows(R) NT, Windows 95, Windows 98, Windows 2000 and SQL Server, which are increasingly becoming the standard in the business market. In addition, the Company's products utilize other Microsoft technologies, including Internet Information Server and Visual Basic Internet web browsers.

RESEARCH AND DEVELOPMENT.

       We use state-of-the-art software architecture and design approaches in our system. Our software is evolving dynamically and we intend to innovate continually by using the latest technology to respond to customer requirements. We are currently in the process of producing Version 3.0 of our software, which is an upgraded version of our system. Version 3.0 uses the most current technology and is more "user-friendly" and intuitive to operate. Version 3.0 was released during September 2000. Our future versions are in the technical design phase and we anticipate the release of this software within 12 to 18 months.

       In addition, we are actively researching and developing our Automation Manager and ActiveViews technologies, for sale and use both with our e-automate system and as complementary technologies to other third-party products.

COMPETITION

       COMPETITIVE BUSINESS CONDITIONS. The market for our products is highly competitive and rapidly changing. Our primary market is comprised of businesses, for which current and prospective competitors offer a variety of solutions. We experience significant competition and expect substantial additional competition from established and emerging software companies that offer products similar to ours and target the same customers. We believe that we compete on the basis of: (i) product features, functionality, performance and price; (ii) the capacity and capabilities of strategic partners; (iii) the quality of our value-added retailers network's customer service and technical support; (iv) direct sales capability via our website;
(v) sales and marketing efforts; (vi) new product and technology introductions; and (vii) our image and stability. Notwithstanding the foregoing, we may be unable to penetrate the existing market and acquire a sufficient market share to be profitable. Significant competitive factors which will affect future sales include regulatory approvals, performance, pricing, timely product shipment, safety, customer support, convenience of use and general market acceptance.

       Certain of our competitors have substantially greater financial, marketing or technical resources. There can be no assurance that other software development companies have not developed or in the future will not develop any market products that may be superior to ours, that may be offered at substantially lower prices, or that have or will achieve greater market acceptance. In addition, there can be no assurance that alternative methods of delivering automation systems will not provide increased competition.

INDUSTRY COMPETITION.

       Competitors in the small business information system market can be broken down into four categories, or "strata":

       Entry-level systems. This segment consists of pre-packaged, low-cost software such as QuickBooks and Peachtree. Such software is not integrated with the business's other systems, and is inadequate for a business of any substantial size. Although pre-packaged software is easy to use, basically these products handle accounting duties only and do not integrate information from other areas of the business. Buyers in this enterprise segment are typically start-ups and smaller businesses such as sole proprietorships and partnerships.

       Small vertical specialty systems. The lack of a viable general solution that is a "next step" past QuickBooks has given rise to hundreds of small, specialty systems often designed for very specific niches. Such systems have emerged from any number of small companies because of customized (although frequently not unique) needs for that niche, coupled with the expense of purchasing a higher-tier system. Because these systems are typically developed and sold by "mom-and-pop shops", these usually are built on older technologies, using proprietary databases. In almost all cases, these systems lack scalability and any real e-commerce or Web capability. These systems usually include only some aspects of a business. Buyers in this segment, typically small-but-growing businesses, generally describe their reason for a system purchase as "it's the only available product that I could afford."

       Mid-market systems. Systems, such as Great Plains, Platinum, and Solomon, tend to cost two to three times an e-automate system for a comparable installation. Recent market trends have shown these companies pushing "upward" in the market toward larger companies, rather than downward. Typically they are built on older technologies and lack the Web flexibility included in recently developed systems. These vendors, if they were to reverse course and focus on a small-business solution, would represent our most substantial threat. Buyers in the mid-market segment are mid-to-large sized businesses with more sophisticated specialization needs for their system.

       Enterprise systems. Large-scale, integrated, custom systems are typically the only choice for large enterprises. Vendors in this segment include Oracle, SAP, Peoplesoft, Baan, and others. Such systems generally cost millions of dollars and require millions more in implementation investment, making them virtually untouchable for small businesses. Buyers in this segment are typically Fortune 1000-type companies, multinational corporations, and other large organizations.

BUSINESS STRATEGY

       Each of the four market segments described above are distinguished by price and customization level of the software product. Many of the clients in this market begin at the lowest segment and, as their business grows, require more sophisticated and customized solutions.

        Our business strategy focuses on the second segment of the market, which falls between the two "generalist" segments highlighted by QuickBooks on the low end and Great Plains on the upper end. This segment contains hundreds of vertical markets, and just as many specialty small-business systems. Viewing the larger picture, e-automate has been able to find "clusters" of vertical niches that share virtually identical needs, yet have disparate (and unaware) competitors. By building around our core technologies and functionality, we can sell our standard business solutions directly to the customer in multiple segments, and sell our customized business solutions to our strategic business alliances. In addition, we will continue to seek opportunities for licensing and partnership arrangements for some of our customized solutions to the other three segments of the market described above.

        Initially, we plan to continue to contract, sell and distribute our products in the United States. However, our product has application in the world markets, and we project future expansion into foreign markets.

COMPETITIVE ADVANTAGE

        Based on current market conditions, our key competitive advantages can be summarized as follows:

       Comprehensiveness. Our system encompasses a wide range of business activities and is not limited to specific functions, as compared to most small business specialty competitors. This provides a significant advantage to our clients over a multiple-system environment.

       Flexibility. Our e-automate system's Microsoft SQL database, scalable architecture, and add-ins such as our Automation Manager and ActiveViews make it technically superior to other enterprise software applications in the small-business market. Our system can be custom-adapted to a business's specific needs, including management of future growth and transition into e-business activities.

       Ease-of-Use. Because all of our products have been designed with an emphasis on ease of use, they are more appealing than many competitive products - even those that offer more features.

       Time- to- Market. Many of the software applications in our market segment are built on outdated technology. In order for these competitors to modernize their legacy systems, they would need to expend significant resources in a new architecture which would require a minimum of 18 to 24 months in development time. Their legacy systems cannot simply be upgraded to support new technology, it would require them to develop a completely new system using current technology. This gives our Company a significant time-to-market advantage.

INTELLECTUAL PROPERTY PROTECTION; LICENSING AND PROPRIETARY RIGHTS

       We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Generally we enter into confidentiality and non-disclosure agreements with our employees and with key vendors and suppliers. Currently we use the following trade names: "The Way to e-automate Your Business(TM)"; "automating the way businesses do business(TM)"; and "Automation Tasks(TM)". We are in the process of making application for registration of our trade name and marks with the United States Patent and Trademark Office ("PTO"), and intend to evaluate continually the appropriateness of seeking registration of additional product names and marks as they evolve.

       At the present time we have not registered for any patents nor do we have any patents pending. However, we may file for patent protection on certain aspects of our proprietary technology in the future, including our business information system, a task automation tool and a data-mining tool. Our present or future products may be found to infringe upon the patents of others. If our products were found to infringe on the patents, or otherwise impermissibly to utilize the intellectual property of others, our development, manufacture and sale of such products could be severely restricted or prohibited. In such eventuality we would be required to obtain licenses to utilize such patents or proprietary rights of others, for which acceptable terms may be unavailable. If we were not able to obtain such licenses, the development, manufacture or sale of products requiring such licenses could be materially and adversely affected. In addition, we could incur substantial costs in defending our self against challenges to our patents or infringement claims made by third parties or in enforcing any patents we may obtain.

       There can be no assurance that any new patents applied for would be issued, that we will develop proprietary products or technologies that are eligible for patents, that any future patent, even if issued, would provide us with any competitive advantages or would not be challenged by third parties, or that the patents of others will not have a material adverse effect on our business.

       Under most of our contracts, we regard our software as proprietary,
because we generally own our software.   Beginning with the release of our
new version 3.0, we will grant nonexclusive licenses to customers for our software. As noted above, like many software firms, we do not have any patents. Instead, we attempt to protect our proprietary rights with a combination of copyright and trade secret laws, as well as employee and third party non-disclosure agreements. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our product or to obtain and use information that we regard as proprietary, such as source codes or programming techniques that generate high quality performance on low-end platforms.

EMPLOYEES

       As of September 30, 2000, we had 76 full-time employees and 4 part-time employees. This number does not include independent contractors who are not our employees. We also utilize several consultants and advisors. There can be no assurance that we will be successful in recruiting or retaining key personnel. None of our employees is a member of a labor union and the Company has never experienced any business interruption as a result of any labor disputes.

FACILITIES

       We currently occupy 10,000 square feet of new leased office space at 831 East 340 South, American Fork, Utah 84003. We anticipate that this new space will be adequate for our needs for the foreseeable future.


                              LEGAL PROCEEDINGS

       We are not a party to any material legal proceedings outside the ordinary course of our business or to any other legal proceedings which, if adversely determined, would have a material adverse effect on our financial condition or results of operations.


                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The executive officers and directors of e-automate Corporation and their ages and their positions are set forth below:


    Name                 Age      Position                           Current Term
    -----                ----     ---------                          ------------
Russ Riggins 1, 4         55       Chairman of the Board              12/1999 - 12/2001
Lon D. Price 2,4          40       President Chief
                                    Executive Officer
                                    Director                           4/2000 - 4/2001
Greg L. Popp              31       Chief Financial Officer
Ken Meyers                30       Chief Operations Officer
Brad Sorensen             33       Chief Technical Officer
Ben DeHoyos               44       Vice President of Product
                                    Development
Kenneth Jennings          51       General Counsel and Corporate
                                    Secretary
Richard F. Stout4         37       Director                            3/2000 - 3/2001
Rayman D. Meservy4        50       Director                            4/2000 - 4/2001
James K. Phillips3,4      51       Director                           12/1999 - 12/2000
Scott Blackham4           33       Director                            4/2000 - 4/2001


__________________________
1 Became Chairman of the Board effective June 19, 2000.
2 Became President and Chief Executive Office on April 13, 2000. 3 Resigned as Chairman of the Board effective June 19, 2000.
4 Members of Board of Directors. Executive officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of shareholders and until their successors have been elected and qualified.


RUSS RIGGINS. Chairman of the Board of Directors. An executive with 30 years experience, he has worked with both large and small companies in a variety of industries. Since 1994, he has been a partner and owner in The ParaMarketing Group, LLC, and a marketing consulting firm specializing in go-to-market strategies. He has consulted with IBM, Hitachi, Adobe, Cisco, Adaptec, Docent and other technology companies. From 1992 to 1994 he served as Chief Operating Officer, Executive Vice President and Chief Financial Officer of Generra Sportswear, a $300 million men's sportswear company. The board of directors of Generra recruited Mr. Riggins to take their company through bankruptcy. He focused on corporate restructuring, selling off unprofitable lines of business, and renegotiating outstanding debt. Generra successfully emerged from bankruptcy in 1994. From 1970 to 1992, Mr. Riggins was with KPMG Peat Marwick ("KPMG"). From 1982-1988 he was an audit partner responsible for the high technology practice in the Seattle area. He focused on working with start-up companies, assisting them with their business strategies, raising capital and going public. From 1988-1992 he served as Partner in Charge of KPMG's consulting business in the Pacific Northwest. He successfully grew that business by focusing on information technology, business process re-engineering and business strategies. Mr. Riggins is a C.P.A. and has a Bachelor of Arts in Business Administration from the University of Washington.

LON D. PRICE, Chief Executive Officer, President and Director. Mr. Price joined us in April 2000. He has over 17 years experience in high technology software companies, including nine years of senior management before he joined us in April 2000. He began his career in 1985 in software development at WordPerfect Corporation, then moved on to high-level consulting and sales at Oracle Corporation in 1986. From 1991 to 1995 he managed consulting and sales for Viewstar. From 1995 to 1996 he managed consulting training and sales for Aris Corp. From 1996 through 2000, Mr. Price served as vice president of training and education at TenFold Corporation, where he was responsible for full business unit finance and
operations.   His expertise includes consulting, education, organizational management, strategic planning, and growth management. Mr. Price holds a Bachelor of Science in computer science from Brigham Young University.

GREG L. POPP, Chief Financial Officer. We hired Mr. Popp in July 2000. He has over nine years of experience in accounting, having served as a financial officer in both the public and private sectors. He received his Bachelor of Science degree in finance from the University of Utah, and graduated from the executive M.B.A. program at the David Eccles School of Business at the University of Utah. Mr. Popp began his career as an assistant controller for a publicly traded company and was soon promoted to the controller position for a smaller subsidiary. In the past five years, Mr. Popp has served on two boards of directors, and served as the Chief Operations Officer in charge of investor relations, market relations and SEC compliance. During this term, Mr. Popp was part of a team that negotiated the acquisition and sale of several subsidiaries and asset purchases. From 1994 to 1998, Mr. Popp was assistant controller for Automater Compliance and Training (later Chequemate International). From 1998 to June 2000, he served as the Vice President of finance for Non-Stop Music, a privately held company where he focused on preparing the company to register an initial public offering or a significant private placement.

KEN MEYERS, Chief Operations Officer. Mr. Meyers has ten years of experience in a broad range of areas, including strategy, marketing, and product and service development. Prior to joining us in 1999, he was Chief Operating Officer and Vice President of Client Services for MyComputer.com, a market leader in ASP-delivered web tools for small businesses from 1998 to 1999. From 1994 to 1997 he performed marketing and web management at Dentrix Dental Systems (a two-time Inc. 100 business software company). He then took a year off to earn an M.B.A. at Brigham Young University. Mr. Meyers worked in public communications at United Nations headquarters in New York, editorial management of two publications and marketing communications consulting work. In addition, from 1993-1995 Mr. Meyers co-founded, operated, and sold a small business. He holds a Bachelor of Science in communications from Brigham Young University, and an M.B.A. from the Marriott School of Management at Brigham Young University.

BRAD SORENSEN, Chief Technical Officer. Mr. Sorensen has 13 years experience in programming and management at various levels of the software engineering process. For the six years prior to joining us in early 1999, he served as a senior developer at Corel/WordPerfect, where he managed major web-based development projects, and at Merasoft. Mr. Sorensen oversees all software engineering activities, including architecture, project management, technology development and use, and engineering standards. He has recruited for us a strong team including alumni of Intel, Novell, Corel/WordPerfect, and TenFold. Mr. Sorensen has a Bachelor of Science in electrical engineering from Brigham Young University.

BEN DE HOYOS, Vice President of Product Development. Before joining us in 2000, Mr. de Hoyos has 18 years experience in corporate, retail, and academic environments, including 12 years combined management experience in marketing and in high-tech product development and operations. His experience includes product management and technical experience in online communities, Internet business, and networking; corporate and institutional education and training; and print/online publications. In the last five years, he has worked for Novell, TenFold Corporation, MyFamily.com, and National Evaluation Systems. Mr. de Hoyos holds a Bachelor of Arts and an Master of Arts degree in English Literature from Brigham Young University, and spent two years in post-graduate work in English Literature at Harvard University on a fellowship.

KENNETH W. JENNINGS, JR., General Counsel and Corporate Secretary. We hired Mr. Jennings in September 2000. He has over twenty years of corporate legal experience, including nine years as in-house counsel with major software companies. In addition to general corporate practice, his experience includes, ntellectual property, software licensing, securities, and international law. Mr. Jennings received his Bachelor of Arts degree in Asian Studies from the University of Washington and his Juris Doctor from Brigham Young University. Prior to joining us, Mr. Jennings served as General Counsel of TenFold Corporation from 1998 to 2000, Associate General-Technology of Novell, Inc. from 1996 to 1998 and Asia-Pacific Division Counsel of Oracle Corporation from 1992 to 1996.

RICHARD F. STOUT, Director. Mr. Stout has been with us since our inception in 1995. For the past 15 years he has engaged in small business consulting and management activities. As a student he distinguished himself academically by serving on the curriculum redesign committee where he helped to write a book on quantitative decision-making methods and modeling. For nearly ten years Mr. Stout has worked with small and mid-sized businesses helping them to improve their business performance. While he was engaged in theses activities, he identified common problems that information systems should have been solving for small businesses but were not. Along with Todd Hardman, Mr. Stout co-founded our predecessor in order to develop business-improvement software. He continues to serve us by providing vision and strategy consulting and representing us in business development interactions. Mr. Stout received an M.B.A. from Brigham Young University.

RAYMAN D. MESERVY, Director. Dr. Meservy received a Ph.D. in Accounting from the University of Michigan. For the past nine years he has been a university professor. Dr. Meservy has served as an Associate Professor at Carnegie Mellon University and now teaches accounting and information systems studies at Brigham Young University.

JAMES K. PHILLIPS, Director. Mr. Phillips is a founder of several companies, and one of our major investors. He is experienced in assisting businesses in their transition to successful public companies. For the last six years, he has personally coached hundreds of Fortune 500 executives on how to improve their performance. Mr. Phillips has been invaluable in coaching our senior managers and helping us to create a high-performance environment.

SCOTT BLACKHAM, Director. Mr. Blackham has spent the past three years working with development stage companies with Pangea Equities, an angel investment firm. From 1996-98 Mr. Blackham worked for ING-Barings, where he specialized in using financial derivatives as risk management tools. He interfaced with large institutional clients, assisting them in managing their financial risk. He also created and priced new financial products which were customized to the needs of individual clients by using sophisticated computer modeling techniques. Prior to his work at ING-Barings, Mr. Blackham was an operations manager for Ryder Integrated Logistics where he had profit and loss responsibility for one of their largest on-site accounts. Mr. Blackham has a Bachelor of Science degree in Mechanical Engineering and an M.B.A. from Brigham Young University.

BOARD MEETINGS AND COMMITTEES

       The Board of Directors held a total of three meetings during the fiscal year ended March 31, 2000. The Audit Committee of the Board which consists of Directors Russ Riggins, Rayman D. Meservy and Richard F. Stout, convened one meeting with the accountants during the preceding fiscal year. The Audit Committee is primarily responsible for reviewing the services performed by our independent public accountants and evaluating accounting principles and our system of internal accounting controls. The Compensation Committee of the Board consists of Directors Lon D. Price, Richard F. Stout, Scott Blackham, as well as Greg Popp, our Chief Financial Officer. The Compensation Committee is primarily responsible for reviewing compensation of executive officers and overseeing the granting of stock options. No director attended fewer than 75% of all meetings of the Board of Directors during our 1999 fiscal year.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

       Effective May 1, 1991, the Securities and Exchange Commission adopted revised rules regarding reporting of beneficial ownership of securities by officers, directors and owners of more than 10% of any class of a company's equity securities. During fiscal 1999, the affected persons were in compliance.

EXECUTIVE COMPENSATION

       The following table sets forth, for each of the last three fiscal years, the compensation received by Lon D. Price, our President and Chief Executive Officer, and all other executive officers (collectively, the "Named Executive Officers") at March 31, 2000, whose salary and bonus for all services in all capacities exceeded $100,000 for the fiscal year ended March 31, 2000.

SUMMARY COMPENSATION TABLE

                                                                                 Long-Term Compensation
                                                                           ----------------------------------
                                            Annual Compensation                    Awards            Payouts
                                     ------------------------------------  ----------------------   ---------
                                                                 Other                 Securities
                                                                Annual     Restricted  Underlying   Long-term    All Other
      Name and                                               Compensation    Stock       Options/   Incentive   Compensation
 Principal Position       Period     Salary($)    Bonus($)        ($)      Awards($)     SARs(#)    Payout($)       ($)
 ------------------       ------     ---------   ---------   ------------  ---------   ----------   ---------   ------------
Lon D. Price,
 President and Chief
 Executive Officer(1)       1999     $    0           0            0            0            0           0           0

Richard F. Stout (2)        1999     $ 112,000        0            0            0            0           0           0

James K. Phillips (3)       1999     $  11,030        0            0            0            0           0           0

_________________________

(1) Mr. Price commenced employment with e-automate Corporation during April 2000. He received no compensation during the periods specified.
(2)      Mr. Stout resigned as President on December 31, 1999.
(3)      Mr. Phillips resigned as Chairman of the Board on June 19, 2000.


      The following table sets forth information concerning the exercise of options to acquire shares of our Common Stock by the officers named above during the fiscal year ended March 31, 2000, as well as the aggregate number and value of unexercised options held by these officers on March 31, 2000.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
     OPTION/SAR VALUES

                                                   Number of Securities Underlying       Value of Unexercised
                                                       Unexercised Options/SARs      In-the-Money Options/SARs at
                                                         At March 31, 2000(#)             At March 31, 2000($)
                                                     --------------------------     ------------------------------
                             Shares
                            Acquired
                          On Exercise    Value
    Name                        #      Realized ($)  Exercisable  Unexercisable     Exercisable      Unexercisable
------------              -----------  ------------  -----------  -------------     -----------      -------------
Lon D. Price                    -0-       -0-            -0-             -0-               -0-            -0-

Rick Stout                      -0-       -0-            -0-             -0-               -0-            -0-

James K. Phillips               -0-       -0-            -0-             -0-               -0-            -0-



COMPENSATION OF DIRECTORS.

       Richard F. Stout and James K. Phillips each received 12,000 shares of Common Stock, and Rayman D. Meservy received 24,000 shares of Common Stock, for their service on the Board of Directors. We have committed to provide Russ Riggins 24,000 shares of common stock per year of service vested on a monthly basis. The Board has appointed a Compensation Committee and has instructed the committee to prepare its recommendation for a monetary and stock option compensation plan.

EMPLOYMENT AGREEMENTS

       Currently, we have not entered into any employment agreements with any of our employees.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Delaware law authorizes, and our Bylaws provide for, indemnification of our directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons pursuant to those sources or otherwise, we do not currently have indemnification agreements with any of our officers or directors but may enter into such arrangements in the future. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STOCK OPTION PLAN

     We adopted an Incentive Stock Option Plan ("Plan") for our officers, employees, directors and consultants on January 5, 1999. This Plan authorized the granting of stock options to purchase an aggregate of not more than 1,000,000 shares of our Common Stock, of which options 982,690 shares have been granted through July 31, 2000. During our fiscal year ended March 31, 2000, we granted options for 306,266 shares.

     The Plan is administered by our Compensation Committee. In general, the Compensation Committee will select the persons to whom options will be granted and will determine, subject to the terms of the Plan, the number, exercise, conditions and other provisions of such options. Options granted under the Plan will become exercisable at such times as may be determined by the Compensation Committee.

     Options under the Plan may be either incentive stock options (ISOs) as such term is defined in the Internal Revenue Code of 1986, as amended, or non-qualified options. ISOs may only be granted to persons who are employees. Non-qualified options may be granted to any person, including, but not limited to, employees, independent agents, and consultants, who the Compensation Committee believes has contributed, or will contribute, to our success. The Compensation Committee determines the exercise price of options granted under the Plan, provided that, in the case of ISOs, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of voting power of our Common Stock) of the fair market value (as defined in the plan) of our Common Stock on the date of grant. The aggregate fair market value (determined at the time of option grant) of our shares with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

     The term of each option may not be more than ten years (five years in the case of ISOs granted to holders of 10% of the voting power of our Common Stock) from the date of grant. The Board of Directors has a right to amend, suspend or terminate the Plan at any time; provided, however, that unless ratified by our stockholders, no amendment or change in the Plan may be effective which would increase the total number of shares which may be issued under the Plan, materially increase the benefits accruing to persons granted under the Plan or materially modify the requirements regarding eligibility and participation in the Plan. No amendment, supervision or termination of the Plan may, without the consent of an employee to whom an option has previously been granted, affect the rights of that employee under an option.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of July 31, 2000, June 30, 2000, and March 31, 2000, we owed a balance of approximately $35,000, $40,000 and $50,000, respectively, to Richard F. Stout with respect to the redemption several years ago of certain of his original shares by us. Since June 30, 2000, we owed a balance of $55,000 to James K. Phillips for short term operating expenses. The balance due Mr. Phillips at June 30, 2000 was paid off, in its entirety on July 21, 2000.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists the number of shares of our Common Stock beneficially owned as of September 30, 2000, by each person known by us to be the beneficial owner of more the five percent (5%) of the Common Stock, by each of our directors, by our Chief Executive Officer, and by all of our officers and directors as a group. Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.

                                                              Number of       Percentage of
Title of Class      Name and Address of Beneficial Owner      Shares          Class Outstanding
--------------      ------------------------------------      -----------     -----------------
Common Stock        Lon D. Price                              291,666 (1)           5.0%
                    8866 South Willow Green
                    Sandy, UT 84093

                    Rayman D. Meservy                          45,120 (2)           0.8%
                    603 South 1050 East
                    Orem, UT 84097

                    Russ Riggins                               14,000 (3)           0.2%
                    1215 120th Avenue NE
                    Bellevue, WA  98005

                    Scott Blackham                            148,432 (4)           2.5%
                    1632 South 200 East
                    Orem, UT 84058

                    James K. Phillips                         662,680 (5)(6)       11.3%
                    652 South 1050 East
                    Orem, UT 84097

                    Richard F. Stout                          596,156              10.2%
                    5747 West 10770 North
                    Highland, UT 84003

                    Alan Fine *                               508,040 (6)(7)        8.7%
                    5031 West Old Oak Lane
                    Highland, UT 84003

                    Patricia Fish *                           431,240 (8)           7.4%
                    1115 East Mountain Road
                    Alpine, UT 84004

                    Lee E. Monson *                           623,580 (9)          10.7%
                    10519 Colorado Road
                    Atascadero, CA 93422

                    All Directors and Officers as a group   1,794,054              30.7%

* Individuals are neither an officer nor a director of the Company.

___________________________
(1) Includes 25,000 vested options; 133,333 Class C Warrants in the name of the Lon D. Price Family Trust; 133,333 shares of Common Stock in the name of the Lon D. Price Family Trust.
(2)   Mr. Meservy's son, Tom Meservy, and daughter-in -law, Sunday
      Meservy, are employees and each has our stock and stock options. Jason White, a son-in-law is also an employee.
(3)   14,000 shares have been earned but are not issued.  Mr.
      Riggins' shares will vest over a period of 12 months beginning January 1, 2000.
(4)   Mr. Blackham also owns 18,942 Series A Warrants and 18,942
      Series B Warrants.  Mr. Blackham is a brother-in-law of
      Merlin Fish, the sole owner of Pangea Equities, L.C., who own
      300,000 of our Series 2000-B Warrants ("Pangea"). Pangea also assisted us in arranging the purchase of the Series 2000-A Preferred Stock and the Series 2000-A Warrants by Aspen Capital Resources, LLC.
(5) Our indebtedness to James K. Phillips for rent, payroll and a personal line of credit aggregating $265,167 was converted to 437 shares of Series B Preferred Stock on June 19, 2000.
      Mr. Phillips is brother-in-law of Lee E. Monson.
(6)   In a Lock-up Agreement with us for Shares of Common
      Stock, dated June 19, 2000, James K. Phillips, Alan Fine, and
      Lee E. Monson each separately agreed that 95% of their respective shares of Common Stock would be locked-up, with 5% to be released for sale six months following the first day of trading ("Trading"). An additional 5% will be released 12 months from Trading. An additional 10% of Common Stock will be released 18 months from Trading. An additional 10% will be released 24 months from Trading. Their Common Stock positions will not be subject to the Lock-Up Agreement after 30 months from Trading.

(7) 503,840 shares of Common Stock are registered in the name of the Alan Fine Living Trust, u/a/d June 21, 2000. The 503,840 shares are subject to a Lock-up Agreement. (See note (6) above). Indebtedness of the Company to Mr. Fine was converted to 21 shares of Series B Convertible Preferred Stock on June 19, 2000, which shares are issued in the name of the Alan Fine
      Living Trust u/a/d June 21, 2000.
(8) Also includes shares owned by Mrs. Fish's children, Candace L. Fish and Kevin B. Fish, sho live in their household. Mrs. Fish is married to Merlin Fish, who is the sold owner of Pangea, which owns 300,000 Series 200-B Wattants.
(9) Mr. Monson's 589,380 shares of Common Stock are owned as follows: 524,980 shares by Mr. Monson; 9,400 shares by Heidi Monson, his wife; and 55,000 shares, separately owned, in varying amounts, by his five children. Indebtedness of the Company to Mr. Monson was converted to 171 shares of Series B Preferred Stock on June 19, 2000. Mr. Monson is a brother-in-law of James K. Phillips.



     The following table lists the number of Series B Preferred Stock beneficially owned as of July 31, 2000, by each person known by us to be the beneficial owner of more than five percent (5%) of the Common Stock, by each of our directors, by our Chief Executive Officer, and by all of our officers and directors as a group. Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.

                           Name and Address of     Amount and Nature      Percentage of
    Title of Class           Beneficial Owner      of Beneficial Owner   Class Outstanding
    --------------         -------------------     -------------------   -----------------
   Series B Convertible     James K. Phillips            437                 69.5%
   Preferred Shares


                            Alan Fine                     21                  3.3%



                            Lee E. Monson                171                 27.2%



                        SECURITYHOLDERS REGISTERING SHARES

     Of the shares of Common Stock, up to a total of 615,385 shares will be offered and sold by Aspen Capital Resources, LLC, the holder of the Series 2000-A Preferred Stock and of the Series 2000-A Warrants, and up to 125,800 shares will be offered and sold by the holders of Series B Preferred Stock. The remaining 1,000,000 shares of Common Stock are to be offered and sold by holders of shares issued on or before July 2, 1999. Additionally, holders of Series 2000-B Warrants are offering 325,000 of their Warrants for resale.

     The tables on the page that follows set forth, as of the date of this
Prospectus: (i) the name of each Selling Securityholder; (ii) certain beneficial ownership information with respect to the Selling Seurityholder;
(iii) the number of Shares that may be sold from time to time by each Selling Seurityholder pursuant to this Prospectus, and (iv) the amount (and, if one percent or more, the percentage) of Common Stock to be owned by each Selling Securityholder if all Shares are sold. Beneficial ownership is determined in accordance with securities rules and regulations and generally includes voting or investment power with respect to securities. Shares of Common Stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Securityholder's percentage ownership of outstanding Common Stock.

     The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 30, 2000, by the holder of Series 2000-A Preferred Stock (the "Selling Series 2000-A Preferred Stockholder"), assuming the Series 2000-A Preferred Stockholder elects to exercise its conversion rights to convert the Series 2000-A Convertible Preferred shares into shares of Common Stock at the minimum conversion price equal to $3.25 per share of Common Stock, the number of shares of Common Stock to be sold by each Selling Series 2000-A Preferred Shareholder, and the percentage of each Selling Series 2000-A Preferred Stockholder after the sale of Common Stock included in this Prospectus.

                                    Shares Beneficially                    Shares Beneficially
                                       Owned Prior to                            Owned
                                         Offering            Number of      After Offering(1)
                                  ----------------------   Shares Being    -------------------
      Stockholder                    Number    Percent(2)     Offered        Number    Percent
----------------------------      ------------  --------    ------------   ---------   --------
Aspen Capital Resources, LLC        615,385(3)     9.6%       615,385(3)       -0-          *

________________________
*     Less than 1%.
(1) Assuming the sale by the Selling Series 2000-A Preferred
    Stockholder of all of its shares of Common Stock offered hereunder by such Selling Series 2000-A Preferred Stockholder. There can be no assurance that any of the Shares of Common Stock offered hereby will be sold.
(2) The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 5,842,462, which is the number of shares of Common Stock actually outstanding on September 30, 2000, and (b) shares of Common Stock subject to conversion rights held by the person(s) with respect to which such percentage is calculated.
(3) Includes up to 615,385 shares of Common Stock representing the shares issuable by us upon the conversion of Series 2000-A Preferred Stock pursuant to a Securities Purchase Agreement between us and Aspen Capital Resources, LLC, whereby the Selling Series 2000-A Preferred Stockholder has purchased 2,000 shares of Series 2000-A Preferred Stock and up to a maximum of 400,000 Series 2000-A Warrants for $2,000,000 less offering expenses of $200,000 and may, but is not required to, purchase up to an additional 3,000 shares of Series 2000-A Preferred Stock and up to a maximum of 600,000 additional Warrants for $3,000,000. Upon conversion of all 2,000 preferred shares purchased to date, a maximum of 615,385 shares of Common Stock could be issuable to the Selling Series 2000-A Preferred Stockholder. The Securities Purchase Agreement requires the Company to register the Common Stock into which the Series 2000-A
    Preferred Stock is convertible, and our Common Stock to be traded publicly, not later than October 17, 2000. In the event we fail to meet these requirements, the holder(s) of the Series 2000-A Preferred Stock will be entitled to receive an additional number of shares of Common
    Stock equal to 7.0% of the total number of such shares into which the Series 2000-A Preferred Stock is convertible for each month or portion beyond that deadline. The actual number of shares of Common
    Stock that will be issued to the Selling Series 2000-A Preferred Stockholder in the event of conversion pursuant to the Securities
    Purchase Agreement will vary, and may vary materially from the aggregate of 615,385 shares registered under the Registration
    Statement.

     There can be no assurance that any of the shares of Common Stock will be issued to the Selling Series 2000-A Preferred Stockholder pursuant to the Securities Purchase Agreement and therefore that any of the Shares of Common Stock offered hereby by the Selling Series 2000-A Preferred Stockholder will be sold.

     The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 30, 2000, by the holders of Series B Preferred Stock (the "Selling Series B Preferred Stockholder"), assuming the Series B Preferred Stockholders elect to exercise their conversion rights to convert the Series B Convertible Preferred shares into shares of Common Stock at the minimum conversion price equal to $5.00 per share of Common Stock, the number of shares of Common Stock to be sold by each Selling Series B Preferred Shareholder, and the percentage of each Selling Series B Preferred Stockholder after the sale of Common Stock included in this Prospectus.

                                    Shares Beneficially                  Shares Beneficially
                                       Owned Prior to                       Owned After
                                           Offering           Number of     Offering(1)
                                   -----------------------   Shares Being  ---------------
       Stockholder                    Number    Percent(2)      Offered    Number  Percent
----------------------------       -----------  ----------    -----------  ------  -------
   James K. Phillips                  87,400(3)     1.5%        87,400(3)       -0-     *
   Lee E. Monson                      34,200          *         34,200          -0-     *
   Alan Fine                           4,200          *          4,200          -0-     *
                                     -------                   -------          ----
   Total                             125,800                   125,800          -0-

       ________________________
       *   Less than 1%.
       (1)   Assuming the sale by the Selling Series B
             Preferred Stockholders of all of their respective shares of Common Stock offered hereunder by such Selling Series B Preferred Stockholders. There can be no assurance that any of the Shares of Common Stock offered hereby will be sold.
       (2) The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 5,796,462, which is the number of shares of Common Stock actually outstanding on September 30, 2000, and (b) shares of Common Stock subject to conversion rights and warrants held by the person(s) with respect to which such percentage is calculated.
       (3) Includes up to 125,800 shares of Common Stock representing the shares issuable by the Company upon the conversion of Series B Preferred Stock pursuant to a Securities Purchase Agreement between the Company and the Selling Series 2000-B Preferred Stockholders, whereby the Selling Series B Preferred Stockholders have purchased 629 shares of Series B Preferred Stock in cancellation of indebtedness in the respective amounts of $436,837 for Mr. Phillips, $171,080 for Mr. Monson, and $21,066 for Mr. Fine. Upon conversion of all 629 such Series B Preferred Shares, a maximum of 125,800 shares of Common Stock could be issuable to the Selling Series B Preferred Stockholders. The actual number of shares of Common Stock that will be issued to the Selling Series B Preferred Stockholders in the event of conversion pursuant to their Securities Purchase Agreement will vary, and may vary materially from the aggregate of 125,800 shares registered under the Registration Statement.


     There can be no assurance that any of the shares of Common Stock will be issued to the Selling Series B Preferred Stockholders pursuant to their Securities Purchase Agreement and therefore that any of the Shares of Common Stock offered hereby by the Selling Series B Preferred Stockholders will be sold.

        The following table sets forth information regarding the beneficial ownership of our Series 2000-B Warrants as of September 30, 2000, by the holders of Series B Warrants (the "Selling Series 2000-B Warrantholder"), the number of such Warrants to be sold by said Selling Series 2000-B Warrantholder, and the percentage of said Selling Series 2000-B Warrantholder after the sale of the shares included in this Prospectus.

                                   Series 2000-B Warrants                 Series 2000-B Warrants
                                     Beneficially Owned                     Beneficially Owned
                                     Prior to Offering       Number of      After Offering(1)
                                  ----------------------   Shares Being    -------------------
      Warrantholder                  Number    Percent(2)     Offered        Number    Percent
----------------------------      ------------  --------    ------------   ---------   --------
Pangea Equities, L.C.              300,000 (3)    60.0%       125,000 (3)    175,000     35.0%
Jacob Fish                         200,000 (3)    40.0%       200,000 (3)          0       *

________________________

(1) The Series 2000-B Warrants, pursuant to the Warrant Purchase Agreement dated June 19, 2000, are exercisable at any time and from time to time on or after the date of issuance of the Warrants, on June 19, 2000. The Common stock underlying the Warrants have not been registered. There can be no assurance that any of the Shares of Common Stock offered hereby will be sold.
(2) The percentages set forth above have been computed assuming the number of Series 2000-B Warrants actually outstanding on September 30, 2000.
(3) On June 19, 2000, we sold 500,000 Series 2000-B Warrants to Pangea Equities, L.C. ("Pangea") pursuant to a Securities Purchase Agreement. The sole owner of Pangea is Merlin Fish, whose wife, Patricia Fish owns 365,462 shares of our Common Stock. On September 15, 2000, Pangea transferred 200,000 Series 2000-B Warrants to Jacob Fish, and adult son of Mr. and Mrs. Fish.

        There can be no assurance that any of the shares of Series 2000-B Warrants will be exercised issued to the Selling Warrantholder pursuant to its Securities Purchase Agreement and therefore that any of the Shares of Common Stock offered hereby the Selling Warrantholder will be sold.

     The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 30, 2000, by each of the holders of shares of Common Stock issued on or before July 2, 1999, (the "Selling Shareholders"), assuming each of the Selling Shareholders elects to sell his or her shares of Common Stock, at market price, the number of shares to be sold by each Selling Shareholder and the percentage of each Selling Shareholder after the sale of the shares included in this Prospectus.


                                   Shares Beneficially     Shares    Shares Beneficially
                                     Owned Prior to         Being         Owned after
                                         Offering         Offered(1)        Offering
                                   --------------------- -----------  -------------------
          Stockholder               Number      Percent     Number    Number      Percent
-------------------------------    --------------------- -----------  --------------------
Alfred C Adams & Kathie B Adams        15,000      *         15,000             0       *
William E Beifuss(9)                   41,666      *         25,000        16,666       *
Heath T Birchall & Lori F
  Birchall JT TEN (4)(9)                7,833      *          7,833             0       *
Lori F.  Cust. For Candace
  L. Fish (4)(5)(9)                    34,556      *         15,000        19,556       *
Lori F.  Cust. For Kevin B.
  Fish (4)(5)(9)                       31,222      *         15,000        16,222       *
Marshall S Blackham(9)                148,432   2.5%         59,750        88,682    1.5%
Keri F Burrows & Matthew
  Burrows JT TEN(9)                    22,980      *         15,000         7,980       *
Randy H Carlson                         1,000      *          1,000             0       *
Thomas G Chapman                        7,000      *          7,000             0       *
Jane H Clark                            7,000      *          7,000             0       *
American Pension Services
Cust. For Jennie Curtis(2)(3)           1,500      *          1,500             0       *
American Pension Services
  Cust. For Kent Curtis
  (2)(3)                                1,500      *          1,500             0       *
R Steve Disbrow                         1,500      *          1,500             0       *
Cindy L Dunkin                          5,000      *          5,000             0       *
Gregory M Fish (2)(9)                  43,180      *         10,500        32,680       *
Ryan A Fish(9)                         48,846      *         15,500        33,346       *
Marci L Fish(9)                        26,222      *         20,000         6,222       *
Patricia Fish (5)(9)                  365,462   6.2%        227,600       137,862    2.4%
Jacob C Fish(9)                        33,166      *         22,500        10,666       *
Tyler Fish                             10,000      *         10,000             0       *
Melvin G Fish                          10,000      *         10,000             0       *
American Pension Services               4,500      *          4,500             0       *
Cust. For Gregory Fish (2)
Kenneth Goggia                          5,000      *          5,000             0       *
Greenhead Capital LLC (7)              10,000      *         10,000             0       *
Don Hacking                            25,000      *         25,000             0       *
Hand & Hand (6)                        13,900      *         13,900             0       *
Jehu Hand (6)                         150,000   2.6%        150,000             0       *
Daniel Hemmert                          2,125      *          2,125             0       *
Hewlett Enterprises LLC (7)            10,000      *         10,000             0       *
Todd K Hewlett (7)(9)                  75,000   1.3%         75,000             0       *
Sandra A Hewlett                        5,000      *          5,000             0       *
American Pension Services              30,000      *          6,000        24,000       *
Cust. For Stefanie Hewlett
(2)(7)(9)
American Pension Services              16,000      *          6,000        10,000       *
Cust. For Todd Hewlett
(2)(7)(9)
Robert Higginson                        5,000      *          5,000             0       *
Rachel W Hirschi                       13,612      *         13,612             0       *
David N Johnson                         1,000      *          1,000             0       *
Kim LeGrande                            5,000      *          5,000             0       *
Robert Lundgreen                        3,000      *          3,000             0       *
Randall Lunt                            1,875      *          1,875             0       *
Societe Financiere du Suejet           40,000      *         40,000             0       *
S.A.(8)
Dru R Nielson & Laurel B               25,000      *         25,000             0       *
Nielson JT TEN
W Clark Peterson                        1,000      *          1,000             0       *
Brian T Peterson                        2,000      *          2,000             0       *
Red Bell LTD                           15,000      *         15,000             0       *
Richard K Robins                        2,000      *          2,000             0       *
Richard K Scott                         2,000      *          2,000             0       *
Monte F Shelley(9)                    121,500   2.1%          1,500       120,000    2.1%
David D & Julia F Thompson             22,380      *         14,400         7,980       *
JT TEN(9)
Joann Tolman                            2,000      *          2,000             0       *
Marcia Tyler                            1,000      *          1,000             0       *
Douglas A. & Valerie B                 20,000      *         20,000             0       *
Whitaker
John Wilding(9)                        22,000      *          2,000        20,000       *
Kevin J Williams                        2,000      *          2,000             0       *
Louis Wong                              2,000      *          2,000             0       *
Held by 112 shareholders               32,905      *         32,905             0       *
each of which beneficially
owns less than 1 percent of
the outstanding common
shares

Total                               1,556,029  25.7%      1,000,000       556,029    9.2%



(1)  Only includes shares that we originally issued prior to July 2, 1999.
(2) We have been advised that American Pension Services (APS) acts as administrator of self-directed IRAs and other fiduciary investments and has no control or discretion over the accounts administered by it.
(3) Kent Curtis and Jennie Curtis are husband and wife and live in the same household.
(4) Lori F. Birchall and Heath T. Birchall are husband and wife and Lori F. Birchall is custodian for Candace L. Fish and
     Kevin B. Fish
(5) Patricia B. Fish is the mother of, and lives in the same household as Candace L. Fish and Kevin B. Fish, whose shares are not included in this total of rs. Fish's shares.
(6)  Jehu Hand is the sole shareholder of Hand & Hand.
(7) Todd K. Hewlett and Stefanie Hewlett are husband and wife and Todd K. Hewlett is the General Manager of Greenhead
     Capital LLC, and Hewlett Enterprises LLC.
(8)  Societe Financiere du Seujet, S.A. is controlled by Ricardo
     Mortara.
(9)  Includes warrants to purchase common stock

There can be no assurance that any of the shares of Common Stock offered hereby by the Selling Shareholders will be sold.

                     DESCRIPTION OF SECURITIES

     The authorized capital stock of e-automate Corporation consists of 20,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, $.001 par value per share. We have created two classes of Preferred Stock, designated as Series 2000-A Preferred Stock and Series B Preferred Stock.

     COMMON STOCK.   The holders of Common Stock are entitled to
one vote for each share held of record on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from legally available funds. Upon liquidation or dissolution of e-automate Corporation, the holders of Common Stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders. The Common Stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion or redemption rights applicable to the shares of Common Stock. All the outstanding shares of Common Stock are fully paid and nonassessable.

     PREFERRED STOCK. The Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, up to 1,000,000 shares of Preferred Stock in one or more classes or series, and to fix or alter the designations, power and preferences, and relative participation, option or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock, and the number of shares constituting any such class or series and its designation and to increase or decrease the number of such class or series subsequent to the issuance of shares of such class or series, but not below the number of shares of such class or series then outstanding. The issuance of any series of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control and could adversely affect the rights of the holders of the Common Stock. As of the date of this Memorandum, e-automate has created and issued shares of two classes of preferred stock more fully discussed below.

     SERIES 2000-A PREFERRED STOCK. The Board of Directors has designated a total of 5,500 shares of Series 2000-A Preferred
Stock. The $1,000 stated value of each share of Series 2000-A Preferred Stock, together with accrued and unpaid dividends, is convertible into shares of Common Stock at a rate equal to 80% of the fair market value, which is, as provided in the Securities Purchase Agreement for such shares, $3.00 per share until said
Common Stock is quoted on the Nasdaq Stock Market System or reported on the NASD's OTC bulletin board during the 15 trading days preceding the date of conversion, subject to maximum and minimum conversion prices of $5.75 and $3.25 per share, respectively. Shares of our Common Stock are not now quoted or listed, nor are they otherwise traded. However, the Securities Purchase Agreement pursuant to which the holder of the Series
2000-A Preferred Stock and Series 2000-A Warrants acquired said shares and warrants obligates us to register the shares already purchased of Common Stock into which the Series 2000-A Preferred Stock are convertible or which underlie the Warrants and that the Common Stock trade publicly beginning no later than October 17, 2000. A penalty will be assessed for each month that these conditions are not met equal to 7.0% of the total Common Shares into which the Series 2000-A Preferred Stock is convertible. If, as and when the Common Stock is quoted on the Nasdaq Stock Market System or reported on the NASD's OTC Bulletin Board, fair market value will then be equal to the average of the three lowest closing bid prices for the Common Stock during the 15 trading days preceding the date of conversion, subject to maximum and minimum conversion prices of $5.75 and $3.25 per share, respectively.

     At any time after December 19, 2001, we may, at our sole option, redeem all of the then outstanding shares of Series
2000-A Preferred Stock at a price equal to 125% of stated value per share, plus accrued and unpaid dividends, if any. The holders of shares of Series 2000-A Preferred Stock are entitled to cumulative preferred dividends at the rate of 8.0% of the stated value per annum per share, payable in cash or Common Stock, at the election of the holder, on or before the end of each calendar quarter, commencing June 30, 2000. In an event of noncompliance as defined in the Certificate of Designation, the cumulative preferred dividend rate becomes 21% per annum.

     The Series 2000-A Preferred Stock has priority rights to dividends over the Common Stock, but will not participate in any dividends payable to the holders of shares of Common Stock. No dividends will be paid to holders of shares of Common Stock unless and until all dividends on shares of Preferred Stock have been paid in full for the same period. In the event of our liquidation, dissolution or winding-up, the holders of shares of Series 2000-A Preferred Stock are entitled to receive, prior and in preference to, any distribution of any of our assets or surplus funds to the holders of shares of Common Stock, Series B Preferred Stock or any other stock of e-automate ranking on liquidation junior or subordinate to the Series 2000-A Preferred Stock, an amount equal to the $1,000 stated value per share, plus accrued and unpaid dividends, if any. The holder of shares of Series 2000-A Preferred Stock have voting rights equal to the number of shares of our Common Stock into which said holder's shares of Series 2000-A Preferred Stock are convertible, except in those instances required by Delaware law.

     As of September 30, 2000, there were a total of 2,000 shares of Series 2000-A Preferred Stock issued and outstanding. It is anticipated that we will sell to the holder of Series 2000-A Preferred Stock, although said stockholder is not required to purchase, an additional total of 3,000 shares of Series 2000-A Preferred Stock for $1,000 per share, in phases at 30 day intervals through March 19, 2001. We have a total of 1,538,462 shares of our Common Stock reserved and set aside in the event that the holder of the now and subsequently issued shares of Series 2000-A Preferred Stock elects to convert those shares into shares of Common Stock. As of July 31, 2000, no shares of Series 2000-A Preferred Stock have been converted into shares of Common Stock.

     SERIES B PREFERRED STOCK. Our Board of Directors has designated a total of 1,000 shares of Series B Preferred Stock.
The $1,000 stated value of each share of Series B Preferred Stock, together with accrued and unpaid dividends, is convertible into shares of Common Stock at a price of $5.00 per share.

     The Series B Preferred Stock has priority rights to dividends over the Common Stock, but will not participate in any dividends payable to the holders of shares of Common Stock. No dividends will be paid to holders of shares of Common Stock unless and until all dividends on shares of Preferred Stock have been paid in full for the same period. In the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of Series B Preferred Stock are entitled to receive, prior and in preference to, any distribution of any of our assets or surplus funds to the holders of shares of Common Stock, or any other class of our stock ranking on liquidation junior or subordinate to the Series B Preferred Stock, an amount equal to the $1,000 stated value per share, plus accrued and unpaid dividends, if any. The holder of shares of Series B Preferred Stock have voting rights equal to the number of shares of our Common Stock into which said holder's shares of Series 2000-A Preferred Stock are convertible, except in those instances required by Delaware law.

     As of September 30, 2000, there were a total of 629 shares of Series B Preferred Stock issued and outstanding. A total of 125,800 shares of Common Stock has been set aside and reserved in the event that the holders of the issued shares of Series B Preferred Stock elect to convert those shares into shares of Common Stock. As of July 31, 2000, no shares of Series B Preferred Stock have been converted into shares of Common Stock.

     SERIES 2000-A WARRANTS. Each Series 2000-A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00 per share, or $4.00 per share if, during the first six months for which the Common Shares are quoted at less than $5.00 per share on the Nasdaq Stock Market System or reported on the NASD Bulletin Board. The Series 2000-A Warrants are not subject to early redemption by us. The Series 2000-A Warrants may be exercised upon surrender of the certificate(s) thereof on or prior to the expiration or the redemption date at the offices of Colonial Stock Transfer Company, 544 E. 400 S. Suite 100, Salt
Lake City, Utah 84111, our warrant agent (the "Warrant Agent") with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to our order) of the full exercise price for the number of Series 2000-A Warrants being exercised.

     The Warrants are exercisable from May 31, 2001, or earlier upon the occurrence of an event of default or a change in our control. Series 2000-A Warrants are exercisable through May 31, 2004, provided that at the time of exercise a current prospectus relating to the Common Stock is then in effect and the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Series 2000-A Warrants are not subject to early redemption by us.

     The Securities Purchase Agreement provides that the Warrantholder may exercise by paying for the underlying shares of Common Stock in cash or by means of a cashless exercise, whereby, if applicable, the requisite number of shares of Common Stock to be issued on such exercise would be reduced as if they had been sold and the excess proceeds applied to cover the exercise price of the remaining shares of Common Stock.

     The Series 2000-A Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events including issuances of Common Stock (or options or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under employee benefit plans (ii) the sale or exercise of outstanding Series 2000-A or Series 2000-B Warrants, or (iii) the conversion of shares of our Preferred Stock to Common Stock.

     The holder of Series 2000-A Warrants will not possess any right as one of our shareholders unless or until it exercises the Series 2000-A Warrants. It is anticipated that, through March 19, 2001, the Series 2000-A Warrantholder will purchase, although it is not required to, additional shares of Series 2000-A Preferred Stock, whereupon the Company will issue to the Series 2000-A Warrantholder additional Series 2000-A Warrants, which, together with such warrants it currently holds, could be adjusted to as many as 1,000,000 such warrants. Therefore, we have reserved a total of 1,000,000 shares of Common Stock in the event the holder of the now and subsequently issued and adjusted Series 2000-A Warrants elects to exercise the same and thereby to purchase Common Stock. As of September 30, 2000, no Series 2000-A Warrants have been exercised.

     SERIES 2000-B WARRANTS. Each Series 2000-B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00 per share, or $4.00 per share if, during the first six months for which the Common Shares are quoted at less than $5.00 per share on the Nasdaq Stock Market System or reported on the NASD Bulletin Board. The Warrants are exercisable from 90 days following the effective date of any future registration of the underlying shares of Common Stock through June 21, 2004, provided that at the time of exercise a current prospectus relating to the Common Stock is then in effect and the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Series 2000-B Warrants are not subject to early redemption by us. The Series 2000-B Warrants may be exercised upon surrender of the certificate(s) thereof on or prior to the expiration or the redemption date at the offices of Colonial Stock Transfer Company, 544 E. 400 S. Suite 100, Salt
Lake City, Utah 84111, our warrant agent (the "Warrant Agent") with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to our order) of the full exercise price for the number of Series 2000-B Warrants being exercised.

     The Warrant Certificate provides that the Series 2000-B Warrantholder may exercise by paying for the underlying shares of Common Stock in cash or by means of a cashless exercise, whereby, if applicable, the requisite number of shares of Common Stock to be issued on such exercise would be reduced as if they had been sold and the excess proceeds applied to cover the exercise price of the remaining shares of Common Stock.

     The Series 2000-B Warrant Certificate contains provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events including issuances of Common Stock (or options or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all our assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under employee benefit plans (ii) the sale or exercise of outstanding Series 2000-A or Series 2000-B Warrants, or (iii) the conversion of shares of our Preferred Stock to Common Stock.

     The holder of Series 2000-B Warrants will not possess any right as one of our shareholders unless or until it exercises the Series 2000-B Warrants. We have reserved 500,000 shares of one of our Common Stock in the event the holder of the Series 2000-B Warrants elects to exercise the same and thereby to purchase Common Stock. As of September 30, 2000, no Series 2000-B Warrants have been exercised.

     CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION. Our Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, its directors shall not be liable to us. The Certificate of Incorporation also contains provisions entitling the officers and directors to indemnification by the Company to the fullest extent permitted by the Delaware General Corporation Law.

     INDEMNIFICATION AGREEMENTS. We have not entered into Indemnification Agreements with any of our officers and directors, however, we may do so in the future. Such Indemnification Agreements would provide that the Company will indemnify its officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement arising out of threatened, pending or completed legal action against any officer or director to the fullest extent permitted by the Delaware General Corporate Law.

     TRANSFER AND WARRANT AGENT. Our transfer agent and registrar for our Common Stock and Series 2000-A Preferred
Stock is Colonial Stock Transfer Co., 544 East 400 South,
Suite 100, Salt Lake City, Utah 84111.

                        PLAN OF DISTRIBUTION

     Selling Securityholders may effect sales by selling their shares of Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase securities as principals and thereafter sell the Common Stock from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Selling Securityholders will pay all commissions, transfer taxes, and other expenses associated with the sale of Common Stock by them.

     The Selling Securityholders and broker-dealers, if any, acting in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the Series 2000-A Preferred Stockholders against certain liabilities under the Securities Act. From time to time this Prospectus will be supplemented and amended as required by the Securities Act of 1933, as amended. During any time when a supplement or amendment is so required, the Selling Securityholders are to cease sales until the Prospectus has been supplemented or amended. Pursuant to the registration rights granted to certain of the Selling Securityholders, we have agreed to update and maintain the effectiveness of this Prospectus. Certain of the Selling Securityholders also may be entitled to sell their Shares without the use of this Prospectus, provided that they comply with the requirements of Rule 144 promulgated under the Securities Act.

     We do not plan to solicit the holder of Series 2000-A
Preferred Stock regarding the conversion of its Series 2000-A
Preferred shares into shares of Common Stock.

                              EXPERTS

       Our consolidated balance sheets as of March 31, 2000 and 1999, and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the cumulative period from November 22, 1995 (date of inception) through March 31, 2000, have been included herein reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                           LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters in connection have been passed upon for us by Mackey Price & Williams, Salt Lake City, Utah. We granted Dwight B. Williams, a member of Mackey Price & Williams, our legal counsel, 6,667 shares of Common Stock in partial payment for legal services to us in 1999 and 2000, including services in connection with our private offering.


                       AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.
You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1 (800) SEC-0330 for further information on public reference rooms.

     This Prospectus does not contain all the information which is in the registration statement, as allowed by the rules and regulations of the SEC. We refer you to the registration statement and to the exhibits for further information offered in this prospectus. Copies of the registration statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee. They may be examined without charge at the SEC's Public Reference Room or through the SEC's website described above. Statements contained in this prospectus concerning the provisions of documents are not necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                   E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)

                        INDEX TO FINANCIAL STATEMENTS

                                                                          Page


   Report of Independent Certified Public Accountants . . . . . . . . . . . F-1

   Consolidated Balance Sheets - June 30, 2000 (Unaudited) and March 31,
    2000 and 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

   Consolidate Statements of Operations for the Three Months Ended June
    30, 2000 and 1999 (Unaudited), for the Years Ended March 31, 2000
    and 1999 and for the Cumulative Period from November 22, 1995
    (Date of Inception) through June 30, 2000 (Unaudited) . . . . . . . . . F-4

   Consolidated Statements of Operations for the Years Ended
     March 31, 2000 and 1999, and for the Cumulative Period From
     November 22, 1995 (Date of Inception) through March 31, 2000 . . . . . F-5

   Consolidated Statements of Stockholders' Equity (Deficit) for the
     Cumulative Period from November 22, 1995 (Date of Inception) through
     March 31, 1998, for the Years Ended March 31,  1999 and 2000 and for
     Three Months Ended June 30, 2000 (Unaudited) . . . . . . . . . . . . . F-6

   Consolidated Statements of Cash Flows for the Three Months Ended
     June 30, 2000 and 1999 (Unaudited), for the Years Ended March 31,
     2000 and 1999 and for the Cumulative Period from November 22, 1995
     (Date of Inception) through June 30, 2000 (Unaudited). . . . . . . . . F-8

   Consolidated Statements of Cash Flows for the Years Ended March 31,
     2000 and 1999, and for the Cumulative Period From November 22,
     1995 (Date of Inception) through March 31, 2000. . . . . . . . . . . . F-9

     Notes to the Financial Statements. . . . . . . . . . . . . . . . . . . F-10

     HANSEN, BARNETT & MAXWELL
     A Professional Corporation
    CERTIFIED PUBLIC ACCOUNTANTS

                                                  (801) 532-2200
  Member of AICPA Division of Firms              Fax (801) 532-7944
          Member of SECPS                     345 East Broadway, Suite 200
Member of Summit International Associates, Inc. Salt Lake City, Utah 84111-2693
                                                    www.hbmcpas.com


             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and the Shareholders e-automate Corporation

We have audited the accompanying consolidated balance sheets of e-automate Corporation and Subsidiaries (a development stage company) as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the cumulative period from November 22, 1995 (date of inception) through March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e-automate Corporation and Subsidiaries as of March 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended and for the cumulative period from November 22, 1995 (date of inception) through March 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage company engaged in developing business productivity improvement software for small businesses. As discussed in Note 1 to the financial statements, the Company's operating losses and negative operating cash flows for the years ended March 31, 2000 and 1999 and for the cumulative period from November 22, 1995 (date of inception) through March 31, 2000 raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                  HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
July 20, 2000

                   E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                         CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                                   March 31,
                                               June 30,     ---------------------
                                                  2000        2000          1999
                                              -----------   ---------    ---------
                                               (Unaudited)
Current Assets
  Cash . . . . . . . . . . . . . . . . . . .  $   283,211   $     219    $     386
  Investment in securities available-
   for-sale. . . . . . . . . . . . . . . . .            -       5,470            -
  Trade accounts receivable, no allowance for
    doubtful accounts. . . . . . . . . . . .       32,451      23,099            -
  Receivable from employees. . . . . . . . .       10,900           -            -
  Receivable from shareholders . . . . . . .      637,600           -            -
  Prepaid expenses . . . . . . . . . . . . .            -           -        4,700
                                              -----------   ---------    ---------
   Total Current Assets. . . . . . . . . . .      964,162      28,788        5,086
                                              -----------   ---------    ---------
Property and Equipment
  Furniture and fixtures . . . . . . . . . .      143,945      75,566        1,371
  Computer equipment . . . . . . . . . . . .      287,766     173,946       40,087
                                              -----------   ---------    ---------
   Total Property and Equipment. . . . . . .      431,711     249,512       41,458
  Less: Accumulated depreciation . . . . . .      (57,452)    (44,752)     (20,345)
                                             ------------   ---------    ---------
   Net Property and Equipment. . . . . . . .      374,259     204,760       21,113
                                              -----------   ----------   ---------
Other Assets
  Purchased software for internal use, net of
    accumulated amortization of $3,655 (unaudited)
    at June 30, 2000, $2,755 at March 31, 2000 and
    $625 at March 31, 1999 . . . . . . . . .       16,100      15,548        1,738
  Security deposits. . . . . . . . . . . . .        5,401       5,401        1,760
  Deferred redeemable preferred stock offering
     costs . . . . . . . . . . . . . . . . .      737,394           -            -
                                              -----------   ---------    ---------

    Total Other Assets . . . . . . . . . . .      758,895      20,949        3,498
                                              -----------    --------    ---------

Total Assets . . . . . . . . . . . . . . . .  $ 2,097,316    $254,497    $  29,697
                                              ===========    ========    =========


The accompanying notes are an integral part of these consolidated financial statements

                   E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                   CONSOLIDATED BALANCE SHEETS (CONTINUED)

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                       March 31,
                                                   June 30,      --------------------------
                                                      2000           2000          1999
                                                  ------------   ------------   -----------
                                                  (Unaudited)
Current Liabilities

  Cash overdraft . . . . . . . . . . . . . . . .  $          -   $    114,075   $     3,082
  Accounts payable . . . . . . . . . . . . . . .       159,020        278,454        53,624
  Accrued liabilities. . . . . . . . . . . . . .       169,509          1,258        16,835
  Deferred revenue . . . . . . . . . . . . . . .       145,548        158,138        96,303
  Notes payable - related party. . . . . . . . .       295,001        237,281       129,635
  Revolving credit note payable. . . . . . . . .             -        169,915       107,463
  Notes payable - current portion. . . . . . . .             -        168,000       225,875
  Obligation under capital leases - current
     portion . . . . . . . . . . . . . . . . . .        24,614         24,614             -
                                                  ------------   ------------   ------------
   Total Current Liabilities . . . . . . . . . .       793,692      1,151,735        632,817
Long-Term Liabilities
   Notes payable . . . . . . . . . . . . . . . .             -              -        183,000
   Obligation under capital leases . . . . . . .        40,239         46,045              -
                                                  ------------   ------------   -------------
   Total Long-Term Liabilities . . . . . . . . .        40,239         46,045        183,000
                                                  ------------   ------------   ------------
Redeemable Preferred Stock
 Series 2000-A Convertible preferred stock - $0.001
    par value; 5,500 shares authorized; 500 shares
    outstanding at June 30, 2000 (unaudited);
    liquidation preference $500,000 (unaudited). .     250,112              -              -
                                                  ------------   ------------   ------------
Stockholders' Equity (Deficit)
  Series B Convertible preferred stock - $0.001
    par value; 1,000,000 shares authorized ; 629
    shares outstanding at June 30, 2000 (unaudited)
    liquidation preference $629,000 (unaudited). .     628,983              -              -
  Undesignated preferred stock - $0.001 par value;
     994,500 shares authorized; no shares
     outstanding . . . . . . . . . . . . . . . .             -              -              -
  Common stock - $0.001 par value; 20,000,000
    shares authorized; shares outstanding: 5,746,462 at
    June 30, 2000 (unaudited), 5,296,205 at March 31,
    2000 and 2,797,181 at March 31, 1999 . . . .         5,746          5,296          2,797
  Additional paid-in-capital . . . . . . . . . .     6,076,076      3,784,079        467,578
  Unearned compensation. . . . . . . . . . . . .      (141,377)      (179,572)             -
  Deficit accumulated during the development stage  (5,556,155)    (4,553,086)    (1,256,495)
                                                  ------------   ------------   ------------
   Total Stockholders' Equity (Deficit)  . . . .     1,013,273       (943,283)      (786,120)
                                                  ------------   ------------   ------------
Total Liabilities and Stockholders' Equity
   (Deficit) . . . . . . . . . . . . . . . . . .  $  2,097,316   $    254,497   $     29,697
                                                  ============   ============   ============


The accompanying notes are an integral part of these consolidated financial statements.

                   E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              For the Period From
                                                              November 22, 1995
                                         For the Three Months (Date of Inception)
                                            Ended June 30,         Through
                                        -----------------------    June 30,
                                            2000        1999        2000
                                        -----------  ----------  -----------
Revenues
  Software licenses                     $   114,905  $   42,050  $   672,673
  Services                                   48,911       9,945      287,954
                                        -----------  ----------  -----------
     Total Revenues                         163,816      51,995      960,627

Cost of Revenues                            180,927      83,149      823,664
                                        -----------  ----------  -----------
Gross Profit (Loss)                         (17,111)    (31,154)     136,963
                                        -----------  ----------  -----------
Operating Expenses
  Research and development                  343,771     113,429    2,062,561
  Selling and marketing                     262,432      83,217    1,639,210
  General and administrative                345,486     457,477    1,707,601
                                        -----------  ----------  -----------
     Total Operating Expenses               951,689     654,123    5,407,372
                                        -----------  ----------  -----------
Loss From Operations                       (968,800)   (685,277)  (5,272,409)

Interest Expense                            (31,509)    (31,283)    (280,986)
                                        -----------  ----------  -----------
Net Loss                                 (1,000,309)   (716,560)  (5,553,395)

Preferred Dividends                          (2,760)         --       (2,760)
                                        -----------  ----------  ------------
Loss Applicable to Common Shares        $(1,003,069) $ (716,560) $(5,556,155)
                                        ===========  ==========  ===========
Basic and Diluted Loss Per
   Common Share                         $     (0.19) $    (0.23) $     (1.90)
                                        ===========  ==========  ===========
Weighted Average Number of Shares
   Used in Per Share Calculation          5,319,917   3,069,926    2,928,647
                                        ===========  ==========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                 E-AUTOMATE CORPORATION AND SUBSIDIARIES
                      (A Development Stage Company)
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                               (CONTINUED)

                                                             For the Period From
                                                              November 22, 1995
                                         For the Years Ended  (Date of Inception)
                                            Ended June 30,         Through
                                        -----------------------    June 30,
                                            2000        1999        2000
                                        -----------  ----------  -----------
Revenues
  Software licenses                     $   172,515  $  161,569  $   557,768
  Services                                   86,957      83,232      239,043
                                        -----------  ----------  -----------
     Total Revenues                         259,472     244,801      796,811

Cost of Revenues                            436,700      90,975      642,737
                                        -----------  ----------  -----------
Gross Profit (Loss)                        (177,228)    153,826      154,074
                                        -----------  ----------  -----------
Operating Expenses
  Research and development                1,039,642     156,615    1,718,790
  Selling and marketing                     953,843     216,070    1,376,778
  General and administrative              1,041,659     299,576    1,362,115
                                        -----------  ----------  -----------
     Total Operating Expenses             3,035,144     672,261    4,459,683
                                        -----------  ----------  -----------
Loss From Operations                     (3,212,372)   (518,435)  (4,303,609)

Interest Expense                            (84,219)    (99,842)    (249,477)
                                        -----------  ----------  -----------
Net Loss                                 (3,296,591)   (618,277)  (4,553,086)

Preferred Dividends                              --          --           --
                                        -----------  ----------  -----------
Loss Applicable to Common Shares        $(3,296,591) $ (618,277) $(4,553,086)
                                        ===========  ==========  ===========
Basic and Diluted Loss Per
  Common Share                          $     (0.73) $    (0.24) $     (1.64)
                                        ===========  ==========  ===========
Weighted Average Number of Shares
   Used in Per Share Calculation          4,491,393   2,570,511    2,778,624
                                        ===========  ==========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                         (A Development Stage Company)
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                           Deficit
                                                                                                         Accumulated      Total
                                                           Common Stock         Additional               During the   Stockholders'
                                                       ----------------------     Paid-In    Unearned     Development      Equity
                                                         Shares       Amount     Capital  Compensation      Stage        (Deficit)
                                                       ----------     -------    --------- ------------   ------------    --------
Balance - November 22, 1995
   (Date of Inception) . . . . . . . . . . . . . . . .          -     $     -    $       - $          -   $          -    $      -

 Issued for services, February 1996,
      $0.13 per share  . . . . . . . . . . . . . . . .  1,534,080       1,534      202,466            -              -     204,000
 Issued for assumption of debt, February 1996,
      $0.13 per share. . . . . . . . . . . . . . . . .    270,720         271       35,729            -              -      36,000
 Shares issued for services
      February 1996 - $0.13 per share  . . . . . . . .    200,429         201       26,452            -              -      26,653
      November 1996 - $0.13 per share  . . . . . . . .     39,619          40        5,228            -              -       5,268
      March 1997 - $0.13 per share . . . . . . . . . .      3,760           4          496            -              -         500
      April 1997 - $0.13 per share . . . . . . . . . .     75,200          75        9,925            -              -      10,000
      December 1997 - $0.13 per share  . . . . . . . .     51,281          51        6,768            -              -       6,819
      March 1998 - $0.13 per share . . . . . . . . . .     45,120          45        5,955            -              -       6,000
 Transfer of shares by principal shareholders
      to employees for  services
      75,200 shares - May 1997 . . . . . . . . . . . .          -           -       10,000            -              -      10,000
      150,400 shares - May 1997  . . . . . . . . . . .          -           -       20,000            -              -      20,000
      39,619 shares - August 1997  . . . . . . . . . .          -           -        5,269            -              -       5,269
      16,399 shares - December 1997. . . . . . . . . .          -           -        2,181            -              -       2,181
 Transfer of shares by principal shareholder
   in connection with debt financing
      56,400 shares - October 1997 . . . . . . . . . .          -           -        7,500            -              -       7,500
      18,800 shares - November 1997. . . . . . . . . .          -           -        2,500            -              -       2,500
 Issued in connection with debt financing
      January 1998 - $0.13 per share . . . . . . . . .     75,200          75        9,925            -              -      10,000
      February 1998 - $0.13 per share. . . . . . . . .     62,040          62        8,188            -              -       8,250
 Net loss for the cumulative period from
      November 22, 1995 (date of inception) through
      March 31, 1998 . . . . . . . . . . . . . . . . .          -           -            -            -       (638,218)   (638,218)
                                                       ---------- -----------    ---------       ------    -----------     -------
 Balance - March 31, 1998  . . . . . . . . . . . . . . 2,357,449       2,358       358,582            -       (638,218)   (277,278)

 Issued in connection with debt financing,
      April 1998, $0.13 per share  . . . . . . . . . .   119,380         119        15,756            -              -      15,875
 Shares issued for services
      April through August 1998 - $0.13 per share. . .    23,500          23         3,101            -              -       3,124
      November 1998 through February 1999 - $0.21 per
      share. . . . . . . . . . . . . . . . . . . . . .    79,900          80        16,496            -              -      16,576
 Issued in lieu of interest payments
      May 1998 - $0.13 per share . . . . . . . . . . .    45,120          45         5,955            -              -       6,000
      September 1998 - $0.21 per share . . . . . . . .    45,120          45         9,315            -              -       9,360
 Redeemed for cash, November 1998, $0.04 per share . .  (188,000)       (188)       (7,812)           -              -      (8,000)
 Redeemed for promissory note, December 1998, $0.21
     per share . . . . . . . . . . . . . . . . . . . .  (531,288)       (531)     (109,469)           -              -    (110,000)
 Issued to director, December 1998
      Cash - $0.21 per share . . . . . . . . . . . . .   479,320         479        99,521            -              -     100,000
      Services - $0.21 per share . . . . . . . . . . .   366,680         367        76,133            -              -      76,500
 Net loss for the year ended March  31, 1999 . . . . .         -           -             -            -      (618,277)    (618,277)
                                                       --------- -----------    ----------       ------    ----------   ----------

 Balance - March 31, 1999  . . . . . . . . . . . . . . 2,797,181 $     2,797    $  467,578       $    -    $(1,256,495)  $(786,120)
                                                       ========= ===========    ==========       ======   ============    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                         (A Development Stage Company)
       CONSOLIDATED STATEMENTS STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                                                                      Deficit
                                 Series B Convertible                                               Accumulated      Total
                                    Preferred Stock       Common Stock         Additional  Unearned   During the   Stockholders'
                                   -----------------   ----------------------    Paid-In  Compensa-  Development       Equity
                                    Shares    Amount     Shares        Amount    Capital     tion       Stage          Deficit
                                   -------   ---------  ---------     --------   -------- ---------  -----------    ------------

 Balance - March 31, 1999  . . . .       -   $       -  2,797,181     $  2,797  $ 467,578 $       -  $(1,256,495)   $   (786,120)
 Issued to director for services
   May 1999 - $3.00 per share  . .       -           -     82,720           83    248,077         -            -         248,160
   January - March 2000 - $3.00
     per share . . . . . . . . . .       -           -      6,000            6     17,994         -            -          18,000
 Issued on conversion of debentures,
   May 1999, $0.53 per share . . .       -           -    626,040          626    332,374         -            -         333,000
 Issued on conversion of related
   party notes payable, May 1999,
   $3.00 per share . . . . . . . .       -           -     45,000           45    134,955         -            -         135,000
 Issued for acquisition of Woodlake
   Village, July 2, 1999 . . . . .       -           -  1,000,000        1,000     (1,000)        -            -               -
 Compensation related to grant of
   stock options . . . . . . . . .       -           -          -            -    455,704  (455,704)           -               -
 Forfeiture of stock options . . .       -           -          -            -    (46,400)   46,400            -               -
 Amortization of unearned
   compensation  . . . . . . . . .       -           -          -            -          -   229,732            -         229,732
 Issued in connection with exercise of
   stock option, $0.005 per share,
   December 14, 1999 . . . . . . .       -           -     11,750           12         50         -            -              62
 Issued for cash
   June - November 1999 - $3.00 per
   share . . . . . . . . . . . . .       -           -    273,240          273    819,448         -            -         819,721
   January - March 2000 - $3.00 per
   share . . . . . . . . . . . . .       -           -    314,667          315    936,688         -            -         937,003
 Issued in exchange for securities
   available-for-sale, May -
   November 1999 - $3.00 per share       -           -    139,607          139    418,611         -            -         418,750
 Net loss for the year ended March
   31, 2000. . . . . . . . . . . .       -           -          -            -          -         -   (3,296,591)     (3,296,591)
                                   -------   --------- ----------     --------  --------- ---------  -----------    ------------

 Balance - March 31, 2000  . . . .       -           -  5,296,205        5,296  3,784,079  (179,572)  (4,553,086)       (943,283)

 Issued for cash, April - June 2000,
   $3.00 per share (unaudited) . .       -           -    203,539          203    610,416         -            -         610,619
 Issued in exchange for securities
   available-for-sale, May - June
   2000, $3.00 per share (unaudited)     -           -     23,185           23     68,922         -            -          68,945
 Issued for legal services, June 2000,
   $3.00 per share (unaudited) . . .     -           -      6,667            7     19,994         -            -          20,001
 Issued to director for services, April
   - June 2000, $3.00 per share
   (unaudited) . . . . . . . . . . .     -           -      6,000            6     17,994         -            -          18,000
 Issued for receivables from
   shareholders, June 2000 - $3.00
   per share (unaudited) . . . . . .     -           -    210,866          211    632,389         -            -         632,600
 Issuance of Series B preferred
   stock on conversion of debt, -
   June 2000 (unaudited) - $1,000
   per share . . . . . . . . . . . .   629     628,983          -            -          -         -            -         628,983
 Issuance of warrants in connection
   with Series A preferred stock
   June 19, 2000 (unaudited) . . .       -           -          -            -    117,955         -            -         117,955
 Issuance of Series 2000 - B
   Warrants, June 21, 2000 (unaudited)   -           -          -            -    824,327          -           -         824,327
 Amortization of unearned compensation
   (unaudited)                           -           -          -            -          -    38,195            -          38,195
 Preferred dividends related to
   Series A preferred stock
   (unaudited) . . . . . . . .           -           -          -            -          -         -       (1,222)         (1,222)
 Preferred dividends related to
   Series B preferred stock
   (unaudited) . . . . . . . . . . .     -           -          -            -          -         -       (1,538)         (1,538)
 Net loss for the three months
   ended June 30, 2000 (unaudited) .     -           -          -            -          -         -   (1,000,309)     (1,000,309)
                                   -------   --------- ----------     --------  ---------  --------  -----------    ------------

 Balance - June 30, 2000
   (Unaudited) . . . . . . . . . .     629   $ 628,983  5,746,462     $  5,746 $6,076,076 $(141,377) $(5,556,155)   $  1,013,273
                                  ========   =========  =========     ======== ========== =========  ===========    ============

The accompanying notes are an integral part of these consolidated financial statements.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Period From
                                                                     November 22, 1995
                                               For the Three Months  (Date of Inception)
                                                  Ended June 30,         Through
                                              -----------------------    June 30,
                                                  2000        1999        2000
                                              -----------  ----------  -----------
Cash Flows From Operating Activities
  Net loss                                    $(1,000,309) $ (716,560) $(5,553,395)
  Adjustments to reconcile net income to
     net cash used in operating activities:
     Depreciation and amortization                 13,600        8,001      61,107
     Common stock issued for legal expense         20,001           --      20,001
     Common stock issued for interest expense          --           --      15,360
     Preferred stock issued for interest
      expense                                       4,835           --       4,835
     Preferred stock issued for rent expense       13,500           --      13,500
     Stock-based compensation                      18,000      248,160     677,050
     Compensation from stock options granted       38,195           --     267,927
     Compensation paid with a note payable             --       58,969      58,969
     Debt discount amortized as interest               --        2,125      44,125
     Change in assets and liabilities:
       Trade accounts receivable                   (9,352)     (75,278)    (40,636)
       Prepaid expenses                                --           --          --
       Accounts payable                          (119,434)      64,260     159,020
       Accrued liabilities                        165,491       13,920     170,559
       Deferred revenue                           (12,590)     139,701     153,733
       Other assets                               (10,900)     (1,432)     (16,301)
                                              -----------  ----------  -----------
Net Cash Used In Operating Activities            (878,963)   (258,134)  (3,964,146)
                                              -----------  ----------  -----------
Cash Flows From Investing Activities
  Proceeds from sales of securities
     available-for-sale                            74,415          --      487,695
  Purchase of property and equipment             (183,651)         --     (354,392)
                                              -----------  ----------  -----------
Net Cash Provided by Investing Activities        (109,236)         --      133,303
                                              -----------  ----------  -----------
Cash Flows From Financing Activities
  Increase (decrease) in cash overdraft          (114,075)     (3,082)          --
  Proceeds from issuance of common stock          610,619      31,670    2,467,405
  Proceeds from issuance of redeemable
    preferred stock and warrants                  450,000          --      450,000
  Proceeds from issuance of notes payable              --     225,000      672,000
  Proceeds from notes payable -
   related parties                                445,000      40,000      883,997
  Principal payments on notes payable -
     related parties                             (114,547)    (17,937)    (497,066)
  Principal payments on obligation under
     capital leases                                (5,806)     (2,686)     (24,197)
  Payments to redeem common stock
     from employees                                    --          --       (8,000)
  Net change in revolving credit note payable          --      74,398       169,915
                                              -----------  ----------  ------------
Net Cash Provided By Financing Activities       1,271,191     347,363     4,114,054
                                              -----------  ----------  ------------
Net Increase (Decrease) In Cash                   282,992      89,229       283,211

Cash at Beginning of Period                           219         386            --
                                              -----------  ----------  ------------
Cash at End of Period                         $   283,211  $   89,615  $    283,211
                                              ===========  ==========  ============

The accompanying notes are an integral part of these consolidated financial statements.

                  E-AUTOMATE CORPORATION AND SUBSIDIARIES
                       (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For the Period From
                                                                     November 22, 1995
                                               For the Years Ended   (Date of Inception)
                                                  Ended June 30,         Through
                                              -----------------------    June 30,
                                                  2000        1999        2000
                                              -----------  ----------  -----------
Cash Flows From Operating Activities
  Net loss                                    $(3,296,591) $ (618,277) $(4,553,086)
  Adjustments to reconcile net income to
     net cash used in operating activities:
     Depreciation and amortization                 26,537      10,600       47,507
     Common stock issued for legal expense             --          --           --
     Common stock issued for interest expense          --      15,360       15,360
     Preferred stock issued for interest expense       --          --           --
     Stock issued for rent expense                     --          --           --
     Stock based compensation                     266,160      96,200      659,050
     Compensation from stock options granted      229,732          --      229,732
     Compensation as note payable                  58,969          --       58,969
     Debt discount amortized as interest            2,125      13,749       44,125
     Change in assets and liabilities:
       Trade accounts receivable                  (23,099)         --      (31,284)
       Prepaid expenses                             4,700       3,063           --
       Accounts payable                           224,830      53,624      278,454
       Accrued liabilities                        (11,767)     (9,883)       5,068
       Deferred revenue                            61,835      96,303      166,323
       Other assets                                (3,641)     (1,760)      (5,401)
                                              -----------  ----------  -----------
Net Cash Used in Operating Activities          (2,460,210)   (341,021)  (3,085,183)
                                              -----------  ----------  -----------
Cash Flows From Investing Activities
  Proceeds from sales of investments in
   securities available-for-sale                  413,280          --      413,280
  Purchase of property and equipment             (134,944)    (13,097)    (170,741)
                                              -----------  ----------  -----------
Net Cash Provided by Investing Activities         278,336     (13,097)     242,539
Cash Flows From Financing Activities
  Increase (decrease) in cash overdraft           110,993       3,082      114,075
  Proceeds from issuance of common stock        1,756,786     100,000    1,856,786
  Proceeds from issuance of redeemable
   preferred stock                                     --          --           --
  Proceeds from issuance of notes payable         225,000      93,000      672,000
  Proceeds from notes payable -
   related parties                                359,997      79,000      438,997
  Principal payments on notes payable -
    related parties                              (315,130)    (10,554)    (382,519)
  Principal payments on obligation under
     capital leases                               (18,391)         --      (18,391)
  Payments to redeem common stock
     from employees                                    --      (8,000)      (8,000)
  Net change in revolving credit payable           62,452      93,299      169,915
                                              -----------  ----------  -----------
Net Cash Provided By Financing Activities       2,181,707     349,827    2,842,863
                                              -----------  ----------  -----------
Net Increase (Decrease) in Cash                      (167)     (4,291)         219
Cash at Beginning of Period                           386       4,677           --
                                              -----------  ----------  -----------
Cash at End of Period                         $       219  $      3  $       219
                                              ===========  ==========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)



         NOTE 1- NATURE OF BUSINESS AND SUMMARY OF
         SIGNIFICANT ACCOUNTING POLICIES

         Nature of Operations - e-automate Corporation
         (e-automate, or the Company) is primarily engaged in developing and providing business productivity improvement software and services to small businesses. The Company uses the Internet and other innovative technologies to enable small businesses to more easily purchase and implement its software, to receive consulting services and to automate business activities. The founders began operation November 22, 1995 and incorporated their business in Utah on February 27,1996 as Aureus Corporation (Aureus).

         Reorganization - On July 2, 1999, Aureus entered into a reorganization agreement with Woodlake
         Village Associates, Inc. (Woodlake), a publicly held Delaware corporation incorporated June 11, 1992. Under the terms of the reorganization agreement, Aureus became a wholly-owned subsidiary of Woodlake and the shareholders of Aureus exchanged each of their shares of common stock for
         1.88 shares of Woodlake common stock. The agreement resulted in Woodlake issuing 3,505,941 shares of its common stock to the Aureus shareholders. Woodlake had no assets or liabilities on the date of the reorganization. The transaction has been accounted for as a recapitalization of the Company with a related
         1.88-for-1 stock split and the issuance of 1,000,000 shares of common stock to the Woodlake shareholders which were valued at nothing.
         Subsequent to the reorganization, Woodlake changed its name to Aureus Corporation, and then to e-automate Corporation.

         Basis of Presentation and Consolidation - The accompanying consolidated financial statements include the accounts and transactions of Aureus for all periods presented and the accounts and transactions of e-automate Corporation (formerly
         Woodlake) from July 2, 1999. Intercompany accounts and transactions have been eliminated in consolidation.

         Interim Financial Statements - The accompanying consolidated financial statements at June 30, 2000 and for the three months ended June 30, 2000 and 1999 are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and cash flows for the periods presented. The results of operations for the three-month period ended June 30, 2000 are not necessarily indicative of the operating results to be expected for the full year.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Business Condition - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. As shown in the accompanying financial statements, the Company has sustained losses of $3,296,591 and $618,277 for the years ended March 31, 2000 and 1999, respectively. In addition, operating activities have used cash of $2,460,210 and $341,021 for the years ended March 31, 2000 and 1999, respectively.
         These factors raise substantial doubt about the Company's ability to continue as a going concern.
         The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain profitable operations.
         Management's plans include obtaining additional equity financing and management believes that profitability and cash flows from operations will improve and will provide the necessary capital to fund operations due to the continued success of existing products and the introduction of new products. There is no assurance, however, that these efforts will result in profitable operations or in the Company's ability to meet obligations when due. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)


         Development Stage Enterprise - The Company is considered to be in the development stage. Since inception, the Company has spent most of its efforts raising capital and developing and marketing its business productivity improvement software; however, it has not yet had sales sufficient to sustain operations and has relied upon cash flows from financing activities
         (primarily debt and equity issuances) to sustain operations.

         Concentrations of Credit Risk Arising From Cash
         Deposits in Excess of Insured Limits - The Company maintains its cash balances in one financial institution located in Orem, Utah. The balances are insured by the Federal Deposit Insurance
         Corporation up to $100,000. At June 30, 2000, the
         Company's uninsured cash balance totaled $384,836.

         Financial Instruments - The amounts reported as cash, investment in securities available-for-sale, trade accounts receivable, cash overdraft, accounts payable, accrued liabilities and unearned revenue are considered to be reasonable approximations of their fair values due to their near-term maturities except that the amount reported as securities available-for-sale are based upon quoted market prices.

         Property and Equipment - Property and equipment are reported at cost. Minor repairs, enhancements, and maintenance costs are expensed when incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the years ended March 31, 2000 and 1999 was $24,407 and $10,290, respectively. Depreciation expense for the three months ended June 30, 2000 and 1999 was $12,700 and $7,550, respectively. Major categories of property and equipment and estimated useful lives are as follows:

                                                       Estimated
                                                      Useful Life
                                                       ---------
         Furniture and fixtures. . . . . . . . . .     3-7 years
         Computer equipment. . . . . . . . . . . .       5 years

         Intangible and Other Assets - The Company has recorded purchased software for internal use as an other asset. These licenses are amortized over a five-year period by the straight-line method.
         Amortization expense for the years ended March 31, 2000 and 1999 was $2,130 and $310. Amortization expense for the three months ended June 30, 2000 and 1999 was $900 and $451, respectively. The realizability of intangible and other long-lived assets is evaluated periodically when events or circumstances indicate a possible inability to recover the carrying amount. An impairment loss is recognized for the excess of the carrying amount over the fair value of the assets. Fair value is determined based on estimated expected net future cash flows or other valuation techniques available in the circumstances. The analyses necessarily involve significant management judgement to evaluate the capacity of an asset to perform within projections. Based upon these analyses, no impairment losses were recognized in the accompanying financial statements.

         Investments -Investment in marketable equity securities have been categorized as available-for-sale. Available-for-sale securities are stated at fair value. There were no unrealized gains or losses at March 31, 2000. Marketable equity securities with fair values of $418,750 were transferred to the Company from May to December of 1999 in exchange for 139,607 shares of common stock under the terms of a private placement offering. The Company immediately sold most of the securities received for gross proceeds of $413,280, resulting in no gain or loss being recognized from the sale of securities during the year ended March 31, 2000. At March 31, 2000, available-for-sale securities consisted of market options with a cost and a fair value of $5,470.
         During the three months ended June 30, 2000, the Company issued 23,185 common shares upon receipt of securities available-for-sale with a fair value of $68,945, or $3.00 per share. The securities were sold, together with securities on hand as of March 31, 2000, for total proceeds of $74,415.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)



         Software Revenue and Cost Recognition - Revenue from licenses of the e-automate system is recognized when delivery is complete, when no significant obligations remain unfulfilled by the Company under the terms of the license contract and when collection of any remaining receivable is probable. Payments collected prior to recognition are accounted for as a liability, "deferred revenue." Generally, licenses of the e-automate system provide for return of the software by the customer until implementation and data conversion are completed which is typically 30 or 60 days from the date of the license. Accordingly, an allowance for returns is provided and included in the deferred revenue liability until the return privilege expires. Costs related to software licenses are not material due to charging software research and development costs to expense as incurred. Revenue from implementation and data conversion are unbundled from software license revenue and are included in revenue from services.

         Revenue from services, including software implementation, data conversion, training and consulting, are recognized as the services are performed during the implementation phase and are non-refundable. Service revenues from post-contract customer support contracts and software upgrade contracts are recognized ratably over the period of the related contracts which are generally 12 months.

         Research and Development - Research and
         development costs include expenditures incurred in development of software products or enhancements to existing products. Research and development costs are charged to expense as incurred.

         Major Customers - During the year ended March 31,
         2000, revenue from a customer amounted to $39,764.
         During the year ended March 31, 1999, revenue from a second and a third customer were $88,460 and $26,531, respectively.

         Basic and Diluted Loss Per Share -Basic loss per common share is computed by dividing net loss by the number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per share. There were 1,274,419 and 227,474 potentially issuable common shares which were excluded from the calculation of diluted loss per common share for the years ended March 31, 2000 and 1999, respectively, and 2,060,396 and 367,967
         for the three months ended June 30, 2000 and 1999, respectively.

         Stock-Based Compensation - The Company accounts for compensation from stock options granted to employees based on the intrinsic value of the options on the dates granted.

         NOTE 2 - CASH FLOW INFORMATION

         Supplemental Cash Flow Information - During the year ended March 31, 2000 and 1999, the Company paid $97,609 and $54,262 for interest. During the three months ended June 30, 2000 and 1999 the Company paid $11,244 and $27,049 for interest, respectively.

         Noncash Investing and Financing Activities -
         During 1996 the Company received computer equipment valued at $8,024 from a founder, in exchange for related party notes payable. One of the founders of the Company paid the Company's revolving credit note payable in the amount of $36,000 for which the Company issued 270,720 common shares.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)


         On December 1, 1998 e-automate redeemed 531,288 shares of common stock for a $110,000 note payable- related party.

         During the year ended March 31, 2000, the Company issued
         139,607 common shares upon receipt of marketable securities with a fair value of $418,750. The Company issued
         626,040 common shares upon conversion of convertible debentures in the amount of $333,000.
         The Company entered into capital lease agreements for $89,000 of office and computer equipment. On
         May 30, 1999 the Company settled a short-term advance payable to a related party of $135,000 by issuing 45,000 shares of common stock.

         During the three months ended June 30, 2000, the Company issued 23,815 common shares upon receipt of marketable securities with a fair value of $68,945. The Company issued 629 shares of
         Preferred Series B stock upon conversion of $168,000 in notes payable, $272,733 in related party notes payable, $169,915 in a revolving credit note payable with a related party, and $18,335 in expenses. The Company issued 210,866 common shares for subscriptions receivable in the amount of $632,600.

         NOTE 3 - RELATED PARTY NOTES PAYABLE

         An officer and director advanced $334,997 to the Company during the year ended March 31, 2000 to meet current operating expenses and was repaid $252,234 resulting in a balance on March 31, 2000 of $165,178. During the quarter ended June 30, 2000, the same officer and director advanced the Company $245,000 to meet current operating expenses and was repaid $103,510. On June 19, 2000 the Company converted $251,667 of these notes payable into Preferred Series B stock. The remaining balance on the notes payable to this officer and director at June 30, 2000 was $55,001.
         In addition, another officer and director advanced $25,000 to the Company during the year ended March 31, 2000 from a personal line of credit for which the Company has committed to pay the note according to its terms. The interest rate is 9.75% and has a credit limit of $100,000 and a balance at March 31, 2000 of $22,103. During the three months ended June 30, 2000, $1,037 was paid on this loan. The remaining balance of $21,066 was converted into Preferred Series B shares on June 19, 2000.

         On May 8, 2000, an officer and director advanced
         $200,000 to the Company to meet current operating expenses. The loan bore interest at 8 percent.
         On July 5, 2000 the entire principal balance and all accrued interest was paid to the officer.

         During December 1998, the Company redeemed 531,288 common shares in exchange for a note payable to an officer in the amount of $110,000. During the year ended March 31, 1999, the Company issued $79,000 in related party notes payable for cash proceeds of $79,000, and the Company advanced to an officer $59,365, resulting in aggregate related party notes payable at March 31, 1999 of $129,645. During the year ended March 31, 2000 the Company made cash payments to the officer of $60,000 resulting in a balance at March 31, 2000 of $50,000. During the three months ended June 30, 2000, the Company made payments of $10,000, resulting in a balance of $40,000 at June 30, 2000.

         NOTE 4 - NOTES PAYABLE

         From October 1997 through April 1998, the Company issued notes payable in the amount of $168,000 together with 256,650 common shares and the transfer of 75,200 common shares by a principal shareholder to the for cash proceeds of $168,000. The proceeds were allocated to the common shares and to the notes based upon their relative fair values, with $44,125, or $0.13 per share, allocated to the common shares and the balance allocated to the notes. The resulting discount to the notes payable of $44,125 was charged to interest expense over the term of the notes, which was one year.

         During the two years ended March 31, 1998, the Company issued convertible debentures for cash in the amount of $243,000. During April and May 1999, the Company issued an additional $90,000 of convertible debentures for cash. The debentures provide for conversion of principal into shares of the Company's common stock at $0.53 per share. The conversion rate was granted when the fair value of the shares was $0.13 per share. On May 29, 1999, holders of $333,000 in convertible debentures exercised their right under the debenture agreements and converted their debentures into 626,040 common shares at $0.53 per share.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)



                                             June 30,  March 31, March 31,
                                               2000       2000     1999
                                             --------  --------- --------

Notes payable, bear interest at 22%,
  due at Various dates through March 31,
  2001, secured by the assets of the
  Company, converted into Preferred
  Series B shares. . . . . . . . . . . . .   $       - $ 168,000 $ 168,000

Convertible debentures, bear interest at
  10% and 18%, converted into shares of
  Common stock, net of discount. . . . . .           -         -   240,875
                                             --------- --------- ---------

Total Notes Payable. . . . . . . . . . . .           -   168,000   408,875

Less current portion . . . . . . . . . . .           -  (168,000) (225,875)
                                             --------- --------- ---------

  Long-Term Notes Payable  . . . . . . . .   $       - $       - $ 183,000
                                             ========= ========= =========


         NOTE 5 - OBLIGATION UNDER CAPITAL AND OPERATING
         LEASES

         The Company entered into various capital lease agreements for computer and office equipment.
         These leases are for periods from 36 to 60 months with minimum monthly payments ranging from $312 to $1,050. Equipment under capital leases as of March 31, 2000 was as follows:

         Equipment. . . . . . . . . . . . . . .          $ 121,111
         Less accumulated depreciation. . . . .            (13,089)
                                                         ---------
                                                         $ 108,022
                                                         =========

         On July 1, 1999 the Company entered into one-year agreements to lease four sections of office space for monthly payments of $1,939, $1,939, $1,350, and $744, respectively. A yearly escalation allowance of 3% is provided in the lease agreements. The Company has other operating leases with estimated monthly payments of $220. Rental expense for the year ended March 31, 2000 was $46,585. The future minimum lease payments for capital and operating leases are as follows:


         For the Year Ending                 Capital   Operating
               March 31,                      Leases    Leases
         ------------------                  --------  --------
          2001 . . . . . . . . . . . . .     $ 34,208  $ 16,801
          2002 . . . . . . . . . . . . .       33,585     1,630
          2003 . . . . . . . . . . . . .       11,378         -
          2004 . . . . . . . . . . . . .        7,909         -
          2005 . . . . . . . . . . . . .        2,221         -
                                             --------  --------

          Total minimum payments . . . .       89,301  $ 18,431
                                                       ========
          Less amount representing interest   (18,642)
                                              -------
          Present value of net minimum lease
            payments . .  . . . . . . . .      70,659

          Less current portion. . . . . .     (24,614)
                                              --------
          Long-term capital lease obligation  $ 46,045
                                              ========

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)

     NOTE 6 - REDEEMABLE PREFERRED STOCK

     Series A Convertible Preferred Stock -- On June 19, 2000, the Board of Directors designated 5,500 shares of preferred stock as Series 2000-A convertible preferred stock (the "Series A Convertible Stock") with a $0.001 par value per share and a stated value of $1,000 per share. The Series A Convertible Stock shareholder is entitled to the number of votes equal to the number of shares of common stock into which the Series A Convertible Stock is convertible. Cumulative dividends accrue on the Series A Convertible Stock at 8% per annum and are payable quarterly. The Series A Convertible Stock shareholder, at its option, may elect to receive payment of dividends in cash or in common stock. Dividends on the Series A Convertible Stock rank senior to dividends payable on all other series or classes of stock. The annual aggregate dividend requirement for Series A Convertible Stock issued to date is $120,000.

     Conversion and Redemption -- The Series A Convertible Stock is convertible into common stock at 80% of the average of the three lowest quoted closing bid prices during the 15 trading days preceding the conversion date, subject to a maximum conversion price of $5.75 per share and a minimum conversion price of $3.25 per share. On or after December 19, 2001, the Company can require conversion of the Series A Convertible Stock, upon a 30-day notice to the Series A Convertible Stock shareholder. As discussed below, the Series A Convertible Stock must be redeemed by the Company if the Company has an event of non-compliance. On liquidation, the holders of Series A Convertible Stock will be entitled to receive $1,250 per share plus any accrued but unpaid dividends ahead of any liquidation payments to the common shareholders.

     Securities Purchase Agreement -- On June 19, 2000, the Company executed a securities purchase agreement (the "Purchase
     Agreement") with Aspen Capital Resources, L.L.C. (the
     "Purchaser" or the "Series A Convertible Stock shareholder"), and issued 500 shares of Series A Convertible Stock for $500,000, less a 10% placement fee to the Purchaser, and issued warrants for the purchase of 100,000 shares of common stock as explained below. The Purchase Agreement provides for the issuance of 4,500 shares of Series A Convertible Stock, at the rate of 500 shares per month, with 900,000 warrants for $4,500,000. The subsequent closings are planned to be for $500,000 each, less a similar 10% placement fee. Receipt of the financing is solely at the discretion of the Purchaser and there is no obligation on the Purchaser to provide the future financing. During July and August 2000, the Company issued an additional 1,000 shares of Series A Convertible Stock and 200,000 warrants to the Purchaser in exchange for net proceeds of $900,000.

     Warrants -- The warrants are exercisable from May 31, 2001 at an initial price of $5.00 per share through May 31, 2004. If the fair market value of the shares is less than $5.00 per share at anytime during the first six months for which the Company's common stock is quoted, the exercise price will be $4.00 per share.

     In connection with this offering, additional warrants to purchase 500,000 shares of common stock at $5.00 per share were issued as a financing fee and for cash proceeds of $5,000 on June 19, 2000. The fair value of the warrants of $819,327 was determined based on the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.56%; expected dividend yield of 0%; estimated volatility of 125%; and expected life of two years. The fair value of the warrants was recorded as deferred offering costs and is being charged against the proceeds received from each issuance of Series A Convertible Stock. If the Purchaser notifies the Company of its discontinuation of the Series A Convertible Stock financing, the remaining deferred offering costs will be charged to operations.

     Allocation of Proceeds -- On June 19, 2000, the Company issued 500 shares of Series A Convertible Stock in exchange for net proceeds of $450,000. The placement fee to the Purchaser was netted against the proceeds. The net proceeds less amortization of deferred offering costs of $81,932 were allocated between the Series A Convertible Stock and the warrants based on the relative fair value of those instruments with $117,956 allocated to the warrants and $250,112 allocated to the Series A Convertible Stock.

     Redemption and Contingent Default -- Upon receiving written notification from the purchaser, the Company is required to redeem all of the outstanding shares of Series A Convertible
     Stock at $1,250 per share, plus accrued and unpaid dividends, through the date of redemption if (i) an event of noncompliance occurs as discussed below, or (ii) if, after the first date upon which the Company's common stock is quoted on the NASDAQ Stock Market System or reported on the National Association of Securities Dealers' ("NASD") OTC Bulletin
     Board, the average of the closing quoted bid prices for the Company's common stock for 22 consecutive trading days, is less than or equal to $3.25 per share. If the Company fails to make the redemption payment within five days, dividends will accrue on all outstanding Series A Convertible Stock at 21% per year until paid in full, the conversion price will be reduced by $1.00 per share and will not be subject to the minimum conversion price. Upon the occurrence of an event of default, the warrants issued to the Purchaser become immediately exercisable. If by October 17, 2000 e-automate fails to obtain the effectiveness of a registration statement, or if e-automate's common stock is not trading on a public market, e-automate will be rquired to issue common shares equal to 7% per month of that number of common shares the Series-A Convertible Stock would be convertible into.

     Under the Purchase Agreement, an event of noncompliance shall have occurred if (i) the Company fails to pay on any dividend payment date the full amount of dividends then accrued, (ii) the Company fails to make any redemption payment which it is required to make, (iii) any registration statement required to be filed by the Company and declared effective by the Securities and Exchange Commission pursuant to the Purchase Agreement shall not become effective by October 17, 2000 or shall cease to be effective, or (iv) after October 17, 2000 the common stock is suspended from trading on or the price for the common stock is not quoted or reported on the NASDAQ Stock Market System or the NASD OTC Bulletin Board, or (v) an other event of non-compliance as defined in the Certificate of Designation for the Series-A Convertible Preferred Stock.

     If a default occurs, the increase in the face value of the Series A preferred stock by 125% will be accounted for as a contingent preferred dividend in the amount of $374,888 for each 500 Series A preferred shares outstanding. In addition, the currently estimated contingent beneficial conversion feature will be recognized as an additional contingent preferred dividend in the amount of $250,112. The contingent preferred dividends will be recognized if a default occurs.

     Adjustment of the Conversion Price -- If, after June 19, 2000, the Company issues or sells any shares of common stock or grants any rights or options to purchase common stock or any stock or other securities convertible into or exchangeable for common stock or issues or sells any convertible securities, and the value per share for such common stock is less than the fair market value per share, the conversion price of the Series A Convertible Stock is reduced according to a formula defined in the Purchase Agreement.

         NOTE 7 - STOCKHOLDERS' EQUITY

         Series B Convertible Preferred Stock - In June
         2000, the Board of Directors designated 1,000 shares of preferred stock as Series B preferred stock with a $0.001 par value per share and a stated value of $1,000 per share (Series B convertible preferred stock). Each outstanding share of Series B convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which it is convertible. Cumulative dividends accrue on the Series B convertible preferred stock at 8% per annum and are payable quarterly. The holder of Series B convertible preferred stock, at its option, may elect to receive payment of dividends in cash or in common stock. Dividends on the Series B convertible preferred stock are preferential to dividends on all other series or classes of stock but are junior in preference and subordinate to dividends on the Series A convertible preferred stock.

         Each share of Series B convertible preferred stock is convertible into 200 common shares, or at $5.00 per share, upon its issuance. On or after December
         19, 2001, the Company can require conversion of the Series B convertible preferred stock, upon a 30-day notice to the holder.

         On liquidation, the Series B convertible preferred shareholders will be entitled to receive $1,000 per share plus any accrued but unpaid dividends.
         The liquidation preference of the Series B convertible preferred stock ranks junior to the Series A convertible preferred stock but retains priority as to all other series or classes of stock.

         On June 19, 2000, the Company issued 629 shares of
         Preferred Series B stock upon the conversion of $168,000 in notes payable, $442,648 in related party notes payable, and $18,335 in expense reimbursements.

         Common Stock - During February 1996, the Company issued 1,534,080 common shares for services valued at $204,000, or $0.13 per share, as determined to be fair value by the Company. Additionally, the Company issued 270,720 common shares, valued at $0.13 per share, to a founder of the Company in exchange for a $36,000 cash payment the founder made to pay the Company's revolving credit note payable to a bank.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)



         From February 1996 through August 1998 the Company issued shares of its common stock to employees and directors for services or as performance based bonuses. During this time the Company issued a total of 333,108 shares to employees for services valued at $44,296, or $0.13 per share, and 105,801 common shares to directors for services valued at $16,250, or $0.13 per share. In as much as the Company's common shares were and are not publicly traded, the Board of Directors determined the fair value of the Company's common shares to be $0.13 per share from inception through September 1998.

         During April and May, 1997 a principal shareholder of the Company contributed 356,818 common shares back to the Company and the Company reissued the shares from April to November 1997 to employees and to directors for services and in connection with debt financing. The shares were valued at $47,450 or $0.13 per share.

         During May 1998, 45,120 common shares, were issued for interest on notes. The common shares and the related interest expense were valued at $6,000, or $0.13 per share.

         During September 1998 the Company completed the development of their product and therefore considered the fair value of the Company to have increased to $0.21 per share. From September 1998 through February 1999 the Company issued 79,990 common shares to employees for services valued at $16,576, or $0.21 per share.

         During September 1998, 45,120 common shares were issued for interest on notes. The common shares and the related interest expense were valued at $9,360, or $0.21 per share.

         At the dates certain employees were hired, common stock was issued to the employee, as described above. At the dates of their employment those employees entered into agreements with the Company that upon the termination of their employment, the Company would redeem common shares which had been issued to the employees at the book value of the stock. At the time of the employees' termination, due to the negative book value, the employees and the Company agreed the stock would be redeemed at $0.04 per share. During November
         1998, the Company redeemed 188,000 common shares from terminated employees for $8,000, which was paid in cash. There were no unstated rights or privileges granted or received in connection with the redemption.

         On December 1, 1998, 531,288 common shares were redeemed from one of the Company's founders in exchange for a $110,000 promissory note, or $0.21 per share, which was considered the fair value on the date redeemed. The redemption was recorded at cost and there were no unstated rights or privileges granted or received in connection with the redemption.

         On December 17, 1998, 846,000 common shares were issued to a director in exchange for services and for $100,000 cash. The fair value of the common shares issued was $0.21 per share; accordingly, compensation for services valued at $76,500 was charged to operations and included in capital.

         On May 29, 1999, holders of $333,000 in
         convertible debentures exercised their right under the debenture agreements to convert their debentures into 626,040 common shares at $0.53 per share.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)


         Between May and November 1999, the Company issued
         273,240 shares of common stock, together with 136,620 Class A warrants and 136,620 Class B warrants under the terms of a private placement offering (the 1999 Offering) for cash proceeds of $819,721, or $3.00 per share. Each Class A warrant is convertible at $3.50 per share through August
         31, 2000, and each Class B warrant is convertible at $4.50 per share through February 28, 2001.

         As part of the 1999 Offering, the Company also issued 139,607 units in exchange for securities available-for-sale valued at $418,750. The units were issued at $3.00 per unit.

         In contemplation of the reorganization and the 1999 Offering an advance in the amount of $135,000 was received from an investor during May 1999 in order to meet short-term expenses. The advance was converted into 45,000 units under the 1999
         Offering, at $3.00 per share on July 11, 1999.

         On May 20, 1999, 82,720 common shares were issued to directors for services valued at $248,160, or $3.00 per share. The value of these shares was based upon the value e-automate received upon the issuance of common shares for cash in private placements during the weeks surrounding this issuance.

         On July 2, 1999, for accounting purposes, the Company was deemed to have issued 1,000,000 common shares, valued at $0, to the shareholders of Woodlake in connection with the reverse acquisition of Woodlake. No assets were received nor were any liabilities assumed in connection with this acquisition.

         During December 1999, the Company issued 11,750 shares upon exercise of stock options for cash proceeds in the amount of $62.

         During January 2000, the Company issued 80,000 shares of common stock, 40,000 Class A warrants and 40,000 Class B warrants to one party in a private placement for cash proceeds of $240,000.
         Each Class A warrant is convertible into common stock at $3.50 per share through August 31, 2000 and each Class B warrant is convertible into common stock at $4.50 per share through February
         28, 2001.

         From January through March 2000, the Company issued 314,667 investment units under the terms of a new private placement (the "2000 Placement") for cash proceeds of $937,003 or $2.92 per unit net of $7,000 in commissions. Each unit under the 2000
         Placement consists of one common share, and one
         Class C warrant. Each Class C warrant is convertible into one common share at $5.50 per share through August 31, 2001.

         From January through March 2000, the Company issued 6,000 shares to one of the Company's directors as part of an agreement to compensate the director for his services by issuing 24,000 common shares according to a 12-month vesting schedule, or 2,000 shares per month.

         From April to June 2000, the Company issued
         203,539 investment units, under the terms of the 2000 Placement, for cash proceeds of $610,619 or $3.00 per unit. Included as a part of the 2000
         Placement, 1,363 units were issued in exchange for securities available-for-sale with a value of $4,091, or $3.00 per unit. In fulfilment of subscription agreements under the 1999 Offering, 21,822 units were issued in exchange for securities available-for-sale with a value of $64,854, or $3.00 per unit.

         During June 2000, the Company issued 210,866 units, under the terms of the 2000 Placement, for subscriptions receivable in the amount of $632,600, or $3.00 per unit. All funds related to the subscription receivables were received during July 2000. The 2000 Placement was closed June 30,
         2000.

         During June 2000, 6,667 common shares were issued for legal services with a value of $20,001.
         The value of these shares was based upon the value the company received upon the issuance of common shares for cash in private placements during the weeks surrounding this issuance.

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)



         From April through June 2000, the Company issued
         6,000 shares to one of the Company's directors as part of an agreement to compensate the director for his services by issuing 24,000 shares according to a 12-month vesting schedule, or 2,000 shares per month.

         NOTE 8 - STOCK OPTIONS AND WARRANTS

         Stock Options - Between January 1998 and March 31,
         1999 the Company issued 227,480 non-qualified employee stock options with a weighted average exercise price of $0.53 per share, which expire
         10 years from the grant date.  The options vest
         25% after one year and then 6.25% per quarter of the employees' service. Since the exercise price was in excess of the fair value of the underlying shares on the grant date, no compensation was recognized in connection with these options.

         During 1999, the Company adopted the 1999 Employee
         Incentive Stock Option Plan ( the "1999 Plan").
         The 1999 Plan provides for issuance of up to 1,000,000 options vesting over four years with 25% vesting one year from the grant date and vesting thereafter at a rate of 6.25% per quarter year of service. The unexercised options expire ten years from the date of grant. During the year ended
         March 31, 2000, the Company granted options with a weighted-average exercise price of $1.59 per share, according to the terms of the 1999 Plan.
         Some of the option agreements designated exercise prices below the fair value of the underlying shares on the grant date and compensation in the amount of $455,704 will be recognized over the vesting period of the options. During the year ended March 31, 2000, the Company recognized
         $229,732 as compensation related to employee stock option grants. During the three months ended June
         30, 2000 the Company recognized $38,195 as amortization of unearned compensation relating to stock option grants.

         During the three months ended June 30, 2000 the Company granted 376,700 incentive stock options, all with an exercise price of $3.00 per share under terms of the 1999 Plan.

         A summary of the status of the Company's employee stock options as of June 30, 2000 and March 31, 2000 and 1999, and changes during the periods then ended are presented below:

                                            June 30, 2000               March 31, 2000     March 31, 1999
                                        ----------------------        -----------------   ------------------
                                                      Weighted                 Weighted             Weighted
                                                       Average                  Average             Average
                                                      Exercise                 Exercise             Exercise
                                         Shares         Price         Shares     Price     Shares     Price
                                        -------        -------        ------    -------   --------  --------

Outstanding at beginning
  of period. . . . . . . . . . .        502,790        $  1.15        227,474   $  0.53          -  $    -
Granted    . . . . . . . . . . .        376,700           3.00        306,266      1.59    227,474    0.53
Exercised. . . . . . . . . . . .              -              -        (11,750)     0.01          -       -
Cancelled. . . . . . . . . . . .        (36,800)          1.91        (19,200)     0.58          -       -
                                        -------                       -------             ---------
Outstanding at end of period . .        842,690           1.94        502,790      1.15     227,474   0.53
                                        =======                       =======             =========
Options exercisable at
 the end of the period. . . . .         135,577                        69,570                     -
                                        =======                       =======             ==========
Weighted-average fair value
 of options granted during
 the period . . . . . . . . . .         $  2.89                       $   2.11            $     0.02
                                        =======                       ========            ==========

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)


       The following table summarizes information about stock options outstanding at June 30, 2000:


                          Options Outstanding               Options Exercisable
                  ------------------------------------   --------------------------
                                  Weighted
                                  -Average    Weighted                     Weighted
      Range of       Number       Remaining   -Average      Number         -Average
      Exercise   Outstanding at  Contractual  Exercise   Exercisable at    Exercise
       Prices     June 30, 2000     Life        Price    June 30, 2000       Price
    ------------  -------------  ----------  -----------  -------------    ---------
    $0.01 - 0.99    312,084          8.64    $      0.48    110,577        $    0.43
    $1.00 - 2.99     56,400          9.02           1.00          -                -
    $3.00 - 3.49     91,756          9.25           3.00          -                -
    $3.50 - 5.00      5,750          9.31           4.80          -                -


The following table summarizes information about stock options outstanding at March 31, 2000:



                          Options Outstanding               Options Exercisable
                  ------------------------------------   --------------------------
                                  Weighted
                                  -Average    Weighted                     Weighted
      Range of       Number       Remaining   -Average      Number         -Average
      Exercise   Outstanding at  Contractual  Exercise   Exercisable at    Exercise
       Prices    March 31, 2000     Life        Price    March 31, 2000      Price
    ------------  -------------  ----------  -----------  -------------    ---------

   $0.01 - 0.99         312,084        8.64  $      0.48       110,577     $    0.43
   $1.00 - 2.99          56,400        9.02         1.00             -             -
   $3.00 - 3.49          91,756        9.72         3.00             -             -
   $3.50 - 5.00           5,750        9.31         4.80             -             -


      The Company measures compensation under stock-based options and plans using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations, for stock options granted to employees, and determines compensation cost granted to non-employees based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, (SFAS 123) Accounting for Stock-Based Compensation.
      Had compensation cost for the Company's stock options been determined based upon SFAS 123, net loss and loss per share would have increased to the pro forma amounts indicated below:

                                                 For the Three Months          For the Years Ended
                                                     Ended June 30,               Ended March 31,
                                               ---------------------------   ------------------------
                                                       2000           1999           2000        1999
                                               ------------      ---------   ------------   ---------
   Net loss:
      As reported. . . . . . . . . . . . . . . $ (1,003,069)     $(716,560)  $ (3,296,591)  $(618,277)
      Pro forma. . . . . . . . . . . . . . . .   (1,162,479)      (882,701)    (4,266,486)   (623,778)
   Basic and diluted loss per share:
      As reported. . . . . . . . . . . . . . . $      (0.20)     $   (0.23)  $      (0.73)  $   (0.24)
      Pro forma. . . . . . . . . . . . . . . .        (0.23)         (0.29)         (0.95)      (0.24)


      The fair value of each option and warrant granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999 and 2000: weighted-average risk-free interest rate of 5.75%; estimated life of 10 years; dividend yield of 0.0% and, expected volatility of 0.0%. Assumptions used for grants during the three months ended June 30, 2000 were:
       weighted-average risk-free interest rate of 6.0%; estimated life of 10 years; dividend yield of 0.0% and expected volatility of 125%.

      Stock Purchase Warrants - Under the terms of the 1999 private placement offering, the Company issued 239,835 Class A warrants and 239,835 Class B warrants in connection with the 479,669 shares of common stock issued under that offering. Additionally, the Company

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)


      issued 40,000 Class A warrants and 40,000 Class B warrants in conjunction with the 80,000 shares of common stock issued under a private placement offering. Each Class A warrant is convertible at $3.50 per share through August 31, 2000, and each Class B warrant is convertible at $4.50 per share through February 28, 2001. The Company issued 657,102 Class C warrants along with 657,102 shares of common stock under the terms of the 2000 private placement offering. Each Class C warrant is convertible into one common share at $5.50 per share through August 31, 2001.

      NOTE 9 - INCOME TAXES

      Prior to its reorganization with Woodlake, the Company, with the consent of its shareholders, had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company was not allowed a net operating loss carryforward or carryback as a deduction. Instead, the shareholders included their proportionate share of the Company's net operating loss in their individual income tax returns. Therefore, no benefit or asset for federal or state income taxes was included in these financial statements for the period from November 22, 1995 (Date of Inception) through March 31, 1999 or through June 30, 1999, the date the S election was terminated. There were no temporary differences on June 30, 1999 and therefore no deferred tax asset or liability was established upon termination of S Corporation election. The following presents the components of the net deferred tax asset at March 31, 2000:

      Difference in fair value and tax basis of
        contributed securities . . . . . . . . . . . . .    $   (2,040)
                                                            ----------
           Total Deferred Tax Liability. . . . . . . . .        (2,040)
                                                            ----------
      Deferred revenue . . . . . . . . . . . . . . . . .        64,706
      Operating loss carry forwards. . . . . . . . . . .       738,680
                                                            ----------
           Total Deferred Tax Assets . . . . . . . . . .       803,386
                                                            ----------
       Valuation allowance for deferred tax assets . . .      (801,346)
                                                            ----------
           Net Deferred Tax Asset. . . . . . . . . . . .    $        -
                                                            ==========

      The valuation allowance for deferred tax assets increased by $957,539 and $0 during the years ended March 31, 2000 and June 30, 1999. A deferred tax liability and an equal reduction in the valuation allowance of $156,194 were recognized from June to December 1999 in connection with marketable securities that were received in exchange for 139,583 shares of common stock in a tax-free transfer.

      The Company has U.S. Federal net operating loss carry forwards of $1,980,375 at March 31, 2000, which expire, if unused, in year 2015. There was no provision for or benefit from income taxes during the years ended March 31, 2000 and 1999. The following is a reconciliation of the income tax benefit computed at the federal statutory tax rate with the provision for income taxes for the years ended March 31, 2000 and 1999:

                                                           2000       1999
                                                    -----------  ---------
Income tax benefit at statutory rate (34%) . . . . .$(1,133,616) $(197,439)
Loss incurred while taxed as an S Corporation. . . .    256,398    197,439
Non deductible expenses. . . . . . . . . . . . . . .     29,706          -
Change in valuation allowance. . . . . . . . . . . .    957,539          -
State benefit, net of federal tax. . . . . . . . . .   (110,027)         -
                                                    -----------  ---------
Benefit from Income Taxes. . . . . . . . . . . . . .$         -  $       -
                                                    ===========  =========

                    E-AUTOMATE CORPORATION AND SUBSIDIARIES
                        (A Development Stage Company)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Information with Respect to June 30, 2000 and for the Three Months Ended
                       June 30, 2000 and 1999 is Unaudited)


      NOTE 10 - COMMITMENTS

      During December 1999 the shareholders elected a new director and the Company agreed to compensate the director for his services by issuing 24,000 common shares according to a 12-month vesting schedule, or 2,000 shares per month.

      NOTE 11 - SUBSEQUENT EVENTS

      Issuance of Series A Convertible Preferred Stock - On July 19, 2000, the Company received cash proceeds of $450,000 net of $50,000 offering costs, in exchange for the issuance of 500 shares of Series A convertible preferred stock and 100,000 warrants. The net proceeds received after the additional amortization of deferred redeemable preferred stock offering costs in the amount of $81,932, were allocated between the Series A convertible preferred stock and the detached warrants issued based on the relative fair value of those instruments with $117,956 being allocated to the warrants and $250,112 to the Series A preferred stock.

      Acquisition of Software License -On July 14, 2000, the
      Company acquired a license to bundle a data mining tool with its core software product, and acquired the source code to the same data mining tool. To acquire these assets, the Company issued 50,000 shares of common stock, valued at $150,000, or $3.00 per share, to the owners of ActiveViews Acquisition Corporation which held as its sole asset the user license and agreed to start up a new joint venture subsidiary called Active Views, Inc. (AVI) For a 75% voting interest (an initial 100% of the outstanding common shares) in AVI, the Company has committed to fund $1,200,000 of the operations of AVI by issuing a $1,200,000 demand note payable to AVI. The developers of the data mining tool contributed the related source code for 2.5 million convertible preferred shares of AVI, representing a 25% voting interest in the joint venture subsidiary. The source code and the minority interest are valued at its historical cost of zero.

      The Company will account for the acquisition as the purchase of software for sale or lease in the amount of $150,000 and will amortize the software over a three-year period on a straight-line basis.

      Acqusition of Fastrak - On September 13, 2000, e-automate acquired certain assets, including software rights and source code, as well as the customer base and support contracts of the Fastrak business segment of Core Software, Inc. in exchange for cash in the amount of $200,000 and 40,000 shares of common stock valued at $120,000 or $3.00 per share. (Unaudited).

No dealer, salesman or any other person has
been authorized to give information or to make
any representations other than those contained
in this Prospectus, and, if given or made, such
information or representations must not be relied      4,164,262 Shares of
upon as having been authorized by the Company or           Common Stock
the Underwriter. This Prospectus does not                325,000 Warrants
constitute an offer to sell or a solicitation of
any offer to buy any of the securities offered
hereby by anyone in any jurisdiction in which          e-automate Corporation
such offer or solicitation is not authorized           ----------------------
or in which the person making such offer or                  PROSPECTUS
solicitation is not qualified to do so or to           ----------------------
anyone to whom it is unlawful to make such offer
or solicitation. Neither the delivery of this
Prospectus nor any sale made hereunder shall,               October 16, 2000
under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

          -----------------
          TABLE OF CONTENTS
                                                   Page
Prospectus Summary
Risk Factors
Forward Looking Statements
Use of Proceeds
Capitalization
Selected Financial Data
Management's Discussion and Analysis
Description of Our Legal Proceedings
Business
Management
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial
   Owners and Management
Securityholders Registering Shares
Description of Securities
Plan of Distribution
Experts
Legal Matters
Available Information
Index of Financial Statements                        F-1

                              PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal.
 A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

       In accordance with the Delaware Law, the Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

       The Company may not indemnify an individual unless authorized and a determination is made in the specific case that indemnification of the individual is permissible in the circumstances because his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company may not advance expenses to an individual to whom the Company may ultimately be responsible for indemnification unless authorized in the specific case after the individual furnishes the following to the Company:
(1)a written affirmation of his or her good faith belief that his or her conduct was in good faith, that he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful and (2) the individual furnishes to the Company a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct referenced in part (1) of this sentence. In addition to the individual furnishing the aforementioned written affirmation and undertaking, in order for the Company to advance expenses, a determination must also be made that the facts then- known to those making the determination would not preclude indemnification.

       All determinations relative to indemnification must be made as follows: (1) by the Board of Directors of the Company by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum requirement; or (2) if a quorum cannot be obtained as contemplated in part (1) of this sentence, by a majority vote of a committee of the Board of Directors designated by the Board of Directors of the Company, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee; or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in part (1) or part (2) of this sentence (however, if a quorum of the Board of Directors cannot be obtained under part (1) of this sentence and a committee cannot be designated under part (2) of this sentence, then a special legal counsel shall be selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate); or (4) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discount (all amounts except the Securities and Exchange Commission filing fee and the NASD fee are estimated):

Filing fee - Securities and Exchange Commission            $  5,801
NASD fee                                                          0
Printing and engraving expenses                               5,000
Legal fees and disbursements                                 60,000
Accounting fees and disbursements                            45,000
Blue Sky fees and expenses (including legal fees)            15,000
Miscellaneous                                                     0
Total expenses                                             --------
                                                           $130,801

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

The following information is furnished with regard to all issuances of unregistered shares of the Company's securities during the past three years. Each of the following transactions was exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) of the Securities Act and, where indicated, by either Rule 504 or 505 of Regulation D promulgated under the Securities Act.

None of the following transactions involved a distribution or public offering. All shares and per share information presented below have been adjusted to give retroactive effect to a forward stock split, which was approved in July, 1999.

COMMON STOCK

A.   During the period January 1997 through August 1998, the
Company issued a total of 78,960 shares of Common Stock to three employees for services rendered valued at $10,500.

B.   During the period January 1997 through August 1998, the
Company issued 122,200 shares of Common Stock to three directors for services rendered valued at $16,250.

C. During the period of May through August 1997, the Company issued 265,219 shares of Common Stock to four employees for services rendered valued at $35,269.

D.   During the period April and May 1997 the Company issued
75,200 shares of Common Stock to an existing shareholder, for $10,000 interest on indebtedness.

E.   During the period from October 1997 through April 1998, the
Company issued 256,620 shares of Common Stock to an existing shareholder for $34,125 cash.

F. In May 1998, the Company issued 45,120 shares of Common Stock to a director for $6,000 interest on indebtedness.

G.   During the period September 1998 through February 1999, the
Company issued 79,990 shares of Common Stock to two employees for services rendered.

H.  In September 1998, the Company issued 45,120 shares of Common
Stock to a director for interest on notes and related expenses in the amount of $9,360.

I.  On December 17, 1998, the Company issued 846,000 shares of
Common Stock to a director for services rendered and an existing investor for $100,000 cash.

J.  On May 20, 1999, the Company issued 82,720 shares of Common
Stock to three directors for services rendered valued at $248,160.

K.  On May 29, 1999, the Company issued 626,040 shares of Common
Stock to a total of 11 holders of convertible debentures of their loans for $333,000.

L. During the period May through December of 1999, the Company issued 434,669 shares of Common Stock at a price of $3.00 per share to 26 private placement investors for $819,721, 417,104 in marketable equity securities, and $66,500 in restricted equity securities. The 434,669 shares of Common Stock were issued with 217,334 Class A Warrants, exercisable at $3.50 per share, and 217,335 Class B Warrants, exercisable at $4.50 per share.
No commissions were paid in connection with this Offering.

M. During May 1999, the Company received a $135,000 cash advance from five private placement investors to satisfy short-term
expenses.   On July 11, 1999, that advance was converted into
45,000 shares of Common Stock and 22,500 Class A and 22,500 Class B
Warrants.

N.  In December 1999, the Company issued 11,750 shares of Common
Stock to a director upon the exercise of stock options for $62 cash.

O. In January 2000, the Company issued 80,000 shares of Common Stock and 40,000 each Class A and Class B Warrants for $240,000 cash to a private investor.

P. During the period January through July of 2000, the Company issued 649,072 shares of Common Stock, with a like number of Class C Warrants convertible into one share of Common Stock at the price of $5.50 per share, to 40 private placement investors for $1,947,222 cash.

Q.  In June 2000, the Company issued 1,363 shares of Common
Stock to an existing shareholder for which the Company received marketable securities valued at $4,091.

R. From April through June 2000, the Company issued 6,667 shares of Common Stock and a like number of Class C Warrants to a consultant for services rendered.

S.   In  June 2000, the Company issued 6,000 shares of Common
Stock to a director for services rendered.

SERIES 2000-A CONVERTIBLE PREFERRED STOCK

On June 19, 2000, the Company issued 500 shares of Series 2000-A Preferred Stock and 100,000 Series 2000-A Warrants to a private investor for $500,000 cash, less a placement discount to the purchaser of $50,000. Contemporaneously, the Company issued 500,000 Series 2000-B Warrants with a value of 824,327 for proceeds of $5,000 in the form of a receivable from shareholders finder's fees for the Series 2000-A stock purchase agreement.

On July 19, 2000, the Company issued an additional 500 shares of Series 2000-A Preferred Stock and 100,000 Series 2000-A Warrants to the same private investor for $500,000 cash, less a placement discount to the purchaser $50,000.

SERIES B PREFERRED STOCK

On June 19, 2000, the Company sold 629 shares of Series B
Preferred Stock to three existing shareholders, one of which is also a director, in exchange for outstanding indebtedness in a total amount of $628,983.


ITEM 27.  EXHIBITS

    (a) Exhibits

       The following Exhibits are filed herewith pursuant to Rule
601 of Regulation S-B or are incorporated by reference to previous filings.

Exhibit No.            Document Description

    2. Plan of acquisition, reorganization, arrangement, liquidation, or succession.

    2.1    Agreement and Plan of Reorganization dated July 2,
           1999, among Registrant, Woodlake Village Associates, Inc. and Aureus Acquisition Corporation. (3)

    2.2    Series A Preferred Stock Purchase Agreement, dated
           July 14, 2000, by and between ActiveViews, Inc. a Delaware corporation and the Series A Investors, Eric Meyers and Aaron Meyers. (6)
    2.3    Reorganization Agreement, dated July 14, 2000, between
           and among e-automate Corporation, a Delaware corporation, ActiveViews Acquisition Corporation, a Utah corporation, Eric Meyers, an individual, and Aaron Meyers, an individual,
           e-automate, AAC, Aaron Meyers and Eric Meyers collectively referred to as the "Parties" and Aaron Meyers and Eric Meyers collectively referred to as the "Shareholders." (6)
    2.4    Joint Formation Agreement, dated July 14, 2000,
           between and among e-automate Corporation, a Delaware corporation, and Eric Meyers, an individual, and Aaron Meyers, an individual.(6)
    2.5    e-automate Stock Purchase Agreement, by and between
           ActiveViews, Inc. a Delaware corporation and e-automate Corporation, a Delaware corporation. (6)
    3.     Certificate of Incorporation and Bylaws.
    3.1    Certificate of Incorporation (1)
    3.2    Bylaws(1)
    3.3    Amendment to Certificate of Incorporation changing
           name to Aureus Corporation. (3)
    3.4    Amendment to Certificate of Incorporation changing
           name to e-automate Corporation. (4)
    3.5    Articles of Incorporation of ActiveViews Acquisition
           Corporation, dated August 1, 2000. (6)
    3.6    Bylaws of ActiveViews Acquisition Corporation. (6)
    4.     Instruments Defining Rights of Security Holders.
    4.1    Certificate of Designation creating Series 2000-A
           Preferred Stock, dated as of June 19, 2000. (5)
    4.2    Warrant Certificate for Series 2000-A Warrants,
           dated as of June 19, 2000. (5)
    4.3    Certificate of Designation creating Series B Preferred
           Stock, dated as of June 19, 2000. (5)
    4.4    Warrant Certificate for Series 2000-B Warrants,
           dated as of June 19, 2000. (5)
    5.     Opinion of Mackey Price & Williams.
   10.     Material Contracts.
   10.1    1992 Stock Option Plan(1)
   10.2    Stock Option Agreement with Jehu Hand (1)
   10.3    Stock Option Agreement with Eric Anderson (1)
   10.4    Stock Option Agreement with Jehu Hand (2)
   10.5    1999 Stock Incentive Plan (5)
   10.6    Stock Purchase Agreement with Richard Stout, James K.
            Phillips and Alan Fine, dated as of June 19, 2000. (5)
   10.7    Loan Agreement with Inside Out Development, LLC. (5)
   10.8    Securities Purchase Agreement with James K.
            Phillips, dated as of June 19, 2000. (5)
   10.9    Securities Purchase Agreement with Alan Fine, dated
            as of June 19, 2000. (5)
   10.10   Securities Purchase Agreement with Lee Monson, dated
            as of June 19, 2000. (5)
   10.11   Purchase Agreement between Registrant and Aspen
            Capital Resources, LLC, dated as of June 19, 2000. (5)
   10.12   Asset Purchase and Sale Agreement, dated as of September
           13, 2000. (7)
   23.     Consents of experts and counsel.
   23.4    Consent of Mackey Price & Williams
   23.5    Consent of Hansen, Barnett & Maxwell
   27.     Financial Data Schedule
_____________________________
(1) Incorporated by reference to the same numbered exhibits as filed with the Company's registration statement on Form 10-SB, File No. 0-24380.
(2)   Incorporated by reference to the Company's 1996
      Annual Report on Form 10-KSB.
(3) Incorporated by reference to the same numbered exhibits as filed with the Company's Form 8-K, filed
      July 29, 1999.
(4) Incorporated by reference to the Company's quarterly report on Form 10-QSB, filed December 2, 1999.
(5)   Incorporated by reference to the Company's
      Annual Report on Form 10-KSB/A, for March 31, 2000, as amended, filed August 18, 2000.
(6) Incorporated by reference to the Company's quarterly report on Form 10-QSB, filed August 14, 2000.
(7)   Incorporated by reference to the Company's Form 8-K, filed
      September 13, 2000.

(b)  Reports on Form 8-K
     Report on Form 8-K, as filed on November 17, 1999.
     Report on Form 8-K/A, as filed on July 7, 2000.

ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes (a) subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section; (b) to provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser; (c) if any public offering by the Underwriters is to be made on terms differing from those set forth on the cover page of the Prospectus, to file a post-effective amendment setting forth the terms of such offering; and (d) to deregister, by means of a post-effective amendment, any securities covered by this Registration Statement that remain unsold at the termination of this offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant also undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

    The undersigned Registrant further undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement, and (iii) include any additional or changed material information on the plan of distribution.

                             SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Salt Lake City, State of Utah, on October 16, 2000.


               e-automate Corporation


               By: /s/ Lon D. Price
                  -------------------------
                  Lon D. Price, President
                    and Chief Executive Officer


                         POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lon D. Price as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

      Signature               Title                        Date



/s/ Lon D. Price            President, Chief            October 16, 2000
----------------------        Executive Officer and
Lon D. Price                  Director


/s/ Greg Popp               Chief Financial Officer     October 16, 2000
-----------------------
Greg Popp


/s/ Russ Riggins            Chairman of the Board       October 16, 2000
-----------------------      of Directors
Russ Riggins


/s/ Richard F. Stout        Director                    October 16, 2000
-----------------------
Richard F. Stout


/s/ Rayman D. Meservy       Director                    October 16, 2000
-----------------------
Rayman D. Meservy


/s/ James K. Phillips       Director                    October 16, 2000
-----------------------
James K. Phillips


/s/ Scott Blackham          Director                    October 16, 2000
----------------------
Scott Blackham